UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

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Leidos Holdings, Inc.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LEIDOS 2017

Notice of Annual Meeting

of Stockholders and

Proxy Statement

Friday, May 12, 2017 at 9:00 a.m., ET

Leidos Holdings, Inc.

700 N. Frederick Avenue

Gaithersburg, Maryland 20879

Notice of Annual Meeting of Stockholders

Friday, May 12, 2017 9:00 a.m., ET	Leidos Holdings, Inc. 700 N. Frederick Avenue Gaithersburg, Maryland 20879

Items of Business:

1.	To elect twelve directors;

2.	To approve, by an advisory vote, executive compensation;

3.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation;

4.	To approve the Amended and Restated 2006 Employee Stock Purchase Plan;

5.	To approve the 2017 Omnibus Incentive Plan;

6.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2017; and

7.	To transact such other business as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.

Record Date: March 13, 2017

Audio Webcast:	The meeting will also be audio webcast simultaneously to the public through a link on the Investor Relations section of our website at www.leidos.com.

Annual Report:	The Leidos 2016 Annual Report on Form 10-K and the Leidos Proxy Statement are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT!

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

VIA THE INTERNET Go to www.proxyvote.com or scan the QR code on your proxy and voting instruction card with a smart phone.	BY MAIL Sign, date and return your proxy card in the enclosed envelope.

BY TELEPHONE Call 1-800-690-6903.	IN PERSON Attend the Annual Meeting in Gaithersburg, MD.

By Order of the Board of Directors

Daniel J. Antal Corporate Secretary March 31, 2017

Summary Information

This summary highlights information contained elsewhere in this proxy statement. It does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Time and Date:	9:00 a.m. (ET) on May 12, 2017
Place:	Leidos Holdings, Inc. 700 N. Frederick Avenue Gaithersburg, Maryland 20879
Record Date:	March 13, 2017
Voting:	Stockholders as of the record date are entitled to vote.
Attendance:	All stockholders and their duly appointed proxies may attend the meeting.

Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page
Election of twelve directors	FOR EACH NOMINEE	5
Advisory vote on executive compensation	FOR	22
Advisory vote on the frequency of vote on executive compensation	FOR EVERY YEAR	55
Approve the amended and restated 2006 Employee Stock Purchase Plan	FOR	56
Approve the 2017 Omnibus Incentive Plan	FOR	61
Ratification of independent registered public accounting firm	FOR	69

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation
Gregory R. Dahlberg	65	2016	Former Senior Vice President, Washington Operations, Lockheed Martin Corporation; 26th Under Secretary of the Army
David G. Fubini	63	2013	Director Emeritus of McKinsey & Company, Inc.; Senior Lecturer, Harvard Business School
Miriam E. John	68	2007	Former Vice President of Sandia National Laboratories; Member, Defense Science Board
John P. Jumper	72	2007	Former Chief Executive Officer and Chair of the Board; Retired U.S. Airforce General; Former Chief of Staff of the U.S. Air Force and member of the Joint Chiefs of Staff
Harry M.J. Kraemer, Jr.	62	1997	Executive Partner, Madison Dearborn Partners, LLC; Professor, Kellogg School of Management at Northwestern University
Roger A. Krone	60	2014	Chief Executive Officer and Chair of the Board
Gary S. May	52	2015	Dean of the College of Engineering, Georgia Institute of Technology
Surya N. Mohapatra	67	2016	Former Chairman, President and Chief Executive Officer, Quest Diagnostic Incorporated
Lawrence C. Nussdorf	70	2010	Chairman and Chief Executive Officer, Clark Enterprises, Inc.
Robert S. Shapard	61	2013	Chairman and Chief Executive Officer, Oncor Electric Delivery Company LLC
Susan M. Stalnecker	64	2016	Former Vice President, Corporate Productivity and Hospitality, E.I. du Pont de Nemours & Co.
Noel B. Williams	62	2013	Former President of HCA Information Technology & Services, Inc.

Summary Information

Corporate Governance Highlights		Ethics And Corporate Responsibility Highlights
Board Independence

The Leidos Board of Directors has long recognized the importance of creating and maintaining a strong ethical culture and being a good corporate citizen. We are committed to using our time and resources to support people, enrich communities and protect the environment. Leidos maintains an industry-leading ethics and compliance program with comprehensive policies, procedures, training and communications. Since founding the Employee Ethics Council in 1984, our leadership team has placed a premium on behavior and values and our employees proudly reflect these standards through their work and interactions.

Every year, we review progress and impact in areas important to our growth and sustainability, with an emphasis on strengthening our workforce, hiring veterans, reducing our carbon footprint, enhancing our already strong ethics programs and increasing our outreach in the communities where we live and work. We are focused on:

▶    Community: Our strong nonprofit relationships and philanthropic outreach programs are creating more sustainable communities.

▶    Environment: Our environmental services, coupled with our internal stewardship and GHG emission reduction efforts, are creating a healthier world.

▶    Ethics and Compliance: Our strong employee ethical conduct is a cornerstone of our culture and how we operate as a company.

▶    People: Our development and training programs are creating a strong workforce focused on solving the worlds most daunting challenges.

▶    Suppliers and Small Business: Our thousands of suppliers and small businesses are crucial to our success as well as economic growth and prosperity.

For more information, visit

https://www.leidos.com/about/corporate-responsibility

▶ Independent Directors	10 of 12
▶ Lead Director	Lawrence C. Nussdorf
▶ Mandatory Retirement Age	75
Director Elections
▶ Annual Board Elections
▶ Directors Elected by a Majority of Votes Cast
Board Meetings in Last Fiscal Year
▶ Full Board Meetings	11
▶ Independent Director Only Sessions	7
Board Committee Meetings in Last Fiscal Year
▶ Audit	6
▶ Classified Business Oversight	2
▶ Ethics & Corporate Responsibility	4
▶ Finance	5
▶ Human Resources & Compensation	6
▶ Nominating & Corporate Governance	3
Evaluating and Improving Board Performance
▶ Annual Board Self-Evaluation Required
▶ Annual Review of Independence of Board
▶ Committee Self Evaluations Required
▶ Board Orientation/Education Programs
Aligning Director and Stockholder Interests
▶ Director and Executive Stock Ownership Guidelines
▶ Annual Equity Grant to Non-Employee Directors
Governance Policies and Practices
(available at www.leidos.com)
▶ Corporate Governance Guidelines
▶ Code of Business Conduct of the Board of Directors
▶ Code of Conduct for Employees
▶ Charters for Board Committees
▶ Chair of the Board Position Description
▶ Independent Lead Director Position Description

Compensation Philosophy

We seek to closely align the interests of our executives with the interests of our stockholders. Our compensation programs are designed to:

▶    pay for performance by tying a substantial majority of an executive’s compensation to the achievement of specific performance measures;

▶    provide the same types of benefits for executives as other employees, with no special or supplemental pension, health or death benefits for executives;

▶    target total direct compensation at approximately the median among companies with which we compete for executive talent;

▶    enable us to recover, or “clawback,” incentive compensation if there is any material restatement of our financial results or if an executive is involved in misconduct;

▶    require our executives to own a significant amount of our stock;

▶    avoid incentives that encourage unnecessary or excessive risk-taking; and

▶    compete effectively for talented executives who will contribute to our long-term success.

LEIDOS HOLDINGS, INC.

Proxy Statement

LEIDOS HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 12, 2017

PROXY STATEMENT

This proxy statement is being furnished to the stockholders of Leidos Holdings, Inc., a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held at the company’s office at 700 N. Frederick Avenue, Gaithersburg, Maryland 20879, on Friday, May 12, 2017, at 9:00 a.m. ET. and at any and all adjournments, postponements or continuations of the meeting. This proxy statement and the proxy and voting instruction card are first being sent or made available to our stockholders on or about March 31, 2017.

Information About Voting Rights and Solicitation of Proxies

Who is entitled to vote at the annual meeting?

Only stockholders of record of our common stock as of the close of business on our record date of March 13, 2017 are entitled to notice of, and to vote at, the annual meeting. As of March 13, 2017, there were 150,489,840 shares of common stock outstanding.

We have no other class of capital stock outstanding. A list of stockholders entitled to vote at the meeting will be available for inspection at 11951 Freedom Drive, Reston, Virginia for at least 10 days prior to the meeting and will also be available for inspection at the meeting.

Do I need an admission ticket to attend the annual meeting?

Yes. If you attend the meeting, you will be asked to present an admission ticket or proof of ownership and valid photo identification. Your admission ticket is:

▶	Attached to your proxy and voting instruction card if you received your proxy materials in the mail;
▶	Can be printed from the online voting site; or

▶	A letter or a recent account statement showing your ownership of our common stock as of the record date, if you hold shares through a bank or a broker.

What constitutes a quorum?

The presence, either in person or by proxy, of the holders of a majority of the total voting power of the shares of common stock outstanding as of March 13, 2017 is necessary to constitute a quorum and to conduct business at the annual meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining the presence of a quorum.

What is a broker “non-vote”?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. In tabulating the voting results for a particular proposal, broker “non-votes” are not considered entitled to vote on that proposal. Broker “non-votes” will not have an effect on the outcome of any matter being voted on at the meeting, assuming a quorum is present.

2017 Proxy Statement    |    1

Information About Voting Rights and Solicitation of Proxies

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy or provide voting instructions to your broker so your vote can be counted.

How many votes am I entitled to?

Each holder of common stock will be entitled to one vote per share, in person or by proxy, for each share of stock held in such stockholder’s name as of March 13, 2017,

on any matter submitted to a vote of stockholders at the annual meeting unless a stockholder elects to cumulate votes for the election of directors as described below.

Is cumulative voting permitted for the election of directors?

In the election of directors, you may cumulate your vote. This means that you may allocate among the director nominees, as you see fit, the total number of votes equal to the director positions to be filled multiplied by the number of shares you hold. You may not cumulate your votes against a nominee and cumulative voting applies only to the election of directors.

If you are a stockholder of record and choose to cumulate your votes, you will need to notify our

Corporate Secretary in writing prior to the Annual Meeting or, if you vote in person at the annual meeting, notify the chair of the meeting prior to the commencement of voting at the annual meeting. You may not submit your proxy or voting instructions over the Internet or by telephone if you wish to distribute your votes unevenly among two or more nominees. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.

How do I vote my shares?

Shares of common stock represented by a properly executed and timely proxy will, unless it has previously been revoked, be voted in accordance with its instructions. In the absence of specific instructions, the shares represented by a properly executed and timely proxy will be voted in accordance with the Board’s recommendations as follows:

▶	FOR all of the company’s nominees to the Board;

▶	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers;

▶	FOR the approval of an annual advisory vote on executive compensation;

▶	FOR the approval of the Amended and Restated 2006 Employee Stock Purchase Plan;

▶	FOR the approval of the 2017 Omnibus Incentive Plan; and

▶	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2017.

No other business is expected to come before the annual meeting; however, should any other matter properly come before the annual meeting, the proxy holders intend to vote such shares in accordance with their best judgment on such matter.

There are four different ways to vote your shares:

By Internet: Go to www.proxyvote.com or scan the QR code on your proxy and voting instruction card with a smart phone.

By Telephone: Call 1-800-690-6903.

By Mail: If you received your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.

In Person: Attend the meeting at the company’s office at 700 N. Frederick Avenue, Gaithersburg, Maryland 20879, and vote in person if you are a stockholder of record or if you have obtained a valid proxy from the stockholder of record.

Submitting a proxy will not prevent you from attending the annual meeting and voting in person. Any proxy may be revoked at any time prior to exercise by delivering a written revocation or a new proxy bearing a later date to our mailing agent, Broadridge, as described below or by attending the annual meeting and voting in person. The mailing address of our mailing agent is Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Attendance at the annual meeting will not, however, in and of itself, revoke a proxy.

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Information About Voting Rights and Solicitation of Proxies

What are the voting deadlines?

For shares not held in the Leidos, Inc. Retirement Plan (the “Leidos Retirement Plan”), the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. ET on May 11, 2017. For shares held in the

Leidos Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. ET on May 9, 2017.

How are the shares held by the Leidos Retirement Plan voted?

Each participant in the Leidos Retirement Plan has the right to instruct Vanguard Fiduciary Trust Company, as trustee of the Leidos Retirement Plan (the “Trustee”), on a confidential basis, how to vote his or her proportionate interests in all shares of common stock held in the Leidos Retirement Plan. The Trustee will vote all shares held in the Leidos Retirement Plan for which no voting instructions are received in the same proportion as the shares for which voting instructions have been received.

The Trustee’s duties with respect to voting the common stock in the Leidos Retirement Plan are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require, in certain limited circumstances, that the Trustee override the votes of participants with respect to the common stock held by the Trustee and to determine, in the Trustee’s best judgment, how to vote the shares.

How are the shares held by the Stock Plans voted?

Under the terms of our Stock Compensation Plan, Management Stock Compensation Plan and Key Executive Stock Deferral Plan, Vanguard Fiduciary Trust Company, as trustee of these stock plans, has the power to vote the shares of common stock held in these stock plans. Vanguard will vote all such shares in the same proportion that our other stockholders collectively vote their shares of common stock. If you are a participant in these stock plans, you do not have the right to instruct Vanguard on how to vote your proportionate interests in the shares of common stock held in these stock plans.

What is the difference between a “stockholder of record” and a “beneficial” holder?

These terms describe how your shares are held. If your shares are registered directly with Computershare, our transfer agent, then you are a “stockholder of record” of these shares. If your shares are held in an account at a broker, bank, trust or other similar organization, then you are a “beneficial” holder of these shares. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization holding the shares.

Who is soliciting these proxies?

We are soliciting these proxies and the cost of the solicitation will be borne by us, including the charges and expenses of persons holding shares in their name as nominee incurred in connection with forwarding proxy materials to the beneficial owners of such shares. In addition to the use of the mail, proxies may be solicited by our officers, directors and employees in person, by telephone or by email.

Such individuals will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

2017 Proxy Statement    |    3

Information About Voting Rights and Solicitation of Proxies

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy and voting instruction cards. We do not use householding for any other stockholder mailings.

If you are a registered stockholder residing at an address with other registered stockholders and wish to receive a separate copy of the proxy statement or annual report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our mailing agent, Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures. We will promptly deliver a separate copy of the proxy statement or annual report to you upon request.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy statement or annual report and you wish to receive a single copy of each of these documents for your household, please contact our mailing agent, Broadridge, at the telephone number or address indicated above.

Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at the annual meeting and publish final results in a Current

Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

Internet Availability of Proxy Materials

As permitted by the rules of the SEC, we are using the Internet as a means of furnishing proxy materials to our stockholders. We believe this method will make the proxy distribution process more efficient, lower costs and help in conserving natural resources.

On or about March 31, 2017, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy and voting instruction card to be able to vote through the Internet or by telephone. Other stockholders, in accordance with their prior requests, and employees with regular access to email have received email notification of how to access our proxy materials and vote via the Internet or by telephone or have been mailed paper copies of our proxy materials and a proxy and voting instruction card.

The proxy statement and annual report are available at www.proxyvote.com.

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Proposal 1 — Election of Directors

At the annual meeting, twelve directors are to be elected to serve for one-year terms to hold such position until their successors are elected and qualified unless any such director resigns or is removed prior to the end of such term. All nominees have been nominated by the Board of Directors (the “Board”) based on the recommendation of the Nominating and Corporate Governance Committee. To the best knowledge of the Board, all of the nominees are able and willing to serve. Each nominee has consented to be named in this proxy statement and to serve if elected.

Majority Voting Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected. Abstentions are not counted as votes cast. As provided in our bylaws, a “contested election” is one in which the number of nominees exceeds the number of directors to be elected. The election of directors at the 2016 annual meeting is an uncontested election.

If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider the offer of resignation and recommend to the Board the action to be taken. The Board will promptly disclose its decision as to whether to accept or reject the tendered resignation in a press release, Current Report on Form 8-K or some other public announcement.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed in the proxy. In the absence of specific instructions, the shares represented by properly executed, timely received and unrevoked proxies will be voted “for” each nominee. If any of the nominees listed below becomes unable to stand for election at the annual meeting, the proxy holders intend to vote for any person designated by the Board to replace the nominee unable to serve.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR each nominee.

Nominees for Election to the Board of Directors

Set forth below is a brief biography of each nominee for election as a director and a brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that the nominee should serve as a director of our company. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to stockholders a group of nominees with complementary skills and a diverse mix of backgrounds, perspectives and expertise beneficial to the broad business diversity of our company. Our board membership criteria and director nomination process are described in the “Corporate Governance” section of this proxy statement.

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Proposal 1 — Election of Directors

GREGORY R. DAHLBERG Director Since 2016 Age: 65 Leidos Committees: Ethics & Corporate Responsibility Classified Business Oversight

Mr. Dahlberg previously held several senior executive positions at Lockheed Martin, including Senior Vice President for Washington Operations from 2009 to 2015. Prior to his years at Lockheed Martin, Mr. Dahlberg served as Minority Staff Director of the House Appropriations Defense Subcommittee with jurisdiction over funding for all Department of Defense and intelligence agency programs. Mr. Dahlberg was confirmed by the Senate as the 26th Under Secretary of the Army in 2000 and also served as Acting Secretary of the Army in 2001.

Mr. Dahlberg’s extensive background in government and the defense industry provides our Board with experience that is directly relevant to our business as a government contractor.

DAVID G. FUBINI Director Since 2013 Age: 63 Leidos Committees: Finance Human Resources & Compensation	Former Directorships During Past 5 Years: Compuware Corporation

Mr. Fubini is a Senior Lecturer at Harvard Business School and a Director Emeritus at McKinsey & Company. Previously, he was a Senior Director of McKinsey where he worked for over 33 years. He was McKinsey’s Managing Director of the Boston Office, the past leader of the North American Organization Practice and the founder and leader of the Firm’s Worldwide Merger Integration Practice.

Mr. Fubini’s expertise in architecting and executing organizational transformations, his extensive involvement in a wide array of corporate transactions and his executive management experience at McKinsey offer valuable insights to our Board.

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Proposal 1 — Election of Directors

MIRIAM E. JOHN Director Since 2007 Age: 68 Leidos Committees: Classified Business Oversight Human Resources & Compensation (Chair) Nominating & Corporate Governance

Dr. John retired from Sandia National Laboratories, a science and engineering laboratory, after serving since 1982 in a number of managerial and technical roles, most recently of which was as Vice President of Sandia’s California Division. Dr. John is a member of the Department of Defense’s Defense Science Board and Vice Chairman of its Threat Reduction Advisory Committee. She was elected to the AAAS Committee on Science and Public Policy and is the immediate past chair of the National Research Council’s Naval Studies Board. She also serves on the boards of a number of federally funded national security laboratories, including MIT Lincoln Lab. She is a Senior Fellow and immediate past Chair of the California Council on Science and Technology. She has also been elected a National Associate of the National Academies and is the recipient of the Navy’s Superior Public Service Award.

Dr. John is a highly respected scientist, speaker and consultant on both technical and leadership topics and brings to our Board her diverse experience managing multi-disciplinary science and engineering organizations supporting national security, energy and defense. Our Board believes that Dr. John’s scientific background and leadership experience enable her to provide critical perspectives on technical, national security and organizational issues important to our business.

JOHN P. JUMPER Director Since 2007 Age: 72 Leidos Committees: Classified Business Oversight (Chair) Ethics & Corporate Responsibility

Current Public Directorships

NACCO Industries, Inc

Hyster-Yale Materials Handling, Inc.

Former Directorships During Past 5 Years

Jacobs Engineering Group, Inc.

WESCO Aircraft Holdings, Inc.

Tech Team Global, Inc.

Goodrich Corp.

Somanetics Corp.

Mr. Jumper served as our Chief Executive Officer from March 2012 until July 2014 and Chair of the Board from June 2012 to March 2015, after having served as an independent director since 2007. Considered an expert on matters concerning the aerospace and defense sectors, Mr. Jumper served as a senior advisor for private equity firms including the Carlyle Group and the Four Star Group. Before joining the private sector in 2005, General Jumper served 39 years in the United States Air Force, retiring as the Air Force Chief of Staff, the Air Force’s highest ranking officer, and as a member of the Joint Chiefs of Staff. In that capacity he was a direct advisor to the Secretary of Defense, National Security Council, and the President.

Mr. Jumper’s proven leadership ability and management skills, demonstrated by his previous service as the highest-ranking officer in the U.S. Air Force and his expertise in defense and intelligence matters are valuable to our Board. His experience gives him a unique understanding of the needs of our largest customers.

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Proposal 1 — Election of Directors

HARRY M.J. KRAEMER, JR. Director Since 1997 Age: 62 Leidos Committees: Audit (Chair) Finance	Current Public Directorships Dentsply Sirona VWR International Former Directorships During Past 5 Years Catamaran Corporation

Mr. Kraemer has been an executive partner of Madison Dearborn Partners, LLC, a private equity investment firm, since April 2005, and has served as a professor at the Kellogg School of Management at Northwestern University since January 2005. Mr. Kraemer previously served as the Chairman of Baxter International, Inc., a healthcare products, systems and services company, from 2000 until 2004, as Chief Executive Officer of Baxter from 1999 until 2004, and as President of Baxter from 1997 until 2004. Mr. Kraemer also served as the Senior Vice President and Chief Financial Officer of Baxter from 1993 to 1997.

Mr. Kraemer brings comprehensive executive management experience to our Board as a former Chairman, Chief Executive Officer and Chief Financial Officer of a major global corporation. His investment and health expertise, background in commercial and international business, qualification as an “audit committee financial expert” as defined by SEC rules, and thought leadership as a distinguished educator at a leading business school provide valuable contributions to our Board.

ROGER A. KRONE Chair of the Board Director Since 2014 Age: 60 Leidos Committees: Classified Business Oversight Ethics & Corporate Responsibility	Current Public Directorships BorgWarner Inc.

Roger A. Krone has served as our Chief Executive Officer since July 2014 and as the Chair of the Board since March 2015. Prior to his appointment as our Chief Executive Officer, Mr. Krone served as President of Network and Space Systems for The Boeing Company since 2006. Mr. Krone previously held various senior program management and finance positions at Boeing, McDonnell Douglas Corp. and General Dynamics, including Vice President and General Manager of Boeing’s Army Systems division, Vice President of strategic programs at Boeing, Vice President and Treasurer of McDonnell Douglas and positions in program management, engineering and finance at General Dynamics. Mr. Krone earned a Bachelor’s degree in Aerospace Engineering from Georgia Institute of Technology, a Master’s Degree in Aerospace Engineering from the University of Texas at Arlington and a Master of Business Administration from Harvard Graduate School of Business.

Mr. Krone’s in-depth knowledge of our industry gained by decades of experience in a variety of roles at leading companies provide valuable insights and leadership for our Board. In addition, our Board believes that the Chief Executive Officer should serve on the Board to help communicate the Board’s priorities to management and management’s perspective to the Board.

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Proposal 1 — Election of Directors

GARY S. MAY Director Since 2015 Age: 52 Leidos Committees: Ethics & Corporate Responsibility Human Resources & Compensation

Dr. May has served as the Dean of the College of Engineering at the Georgia Institute of Technology since June 2011. Prior to this, Dr. May served as the Chair of the School of Electrical and Computer Engineering from 2005 to 2011 and was the executive assistant to Georgia Tech President G. Wayne Clough from 2002 to 2005. May was a National Science Foundation and an AT&T Bell Laboratories graduate fellow and has worked as a member of the technical staff at AT&T Bell Laboratories. He is a member of the National Advisory Board of the National Society of Black Engineers. In February 2017, Dr. May was appointed as Chancellor of the University of California, Davis to begin in August 2017.

Dr. May is a distinguished researcher in the field of computer-aided manufacturing of integrated circuits (IC). He has authored over 200 articles and technical presentations in the area of IC computer-aided manufacturing and has been honored with numerous awards and distinctions for his work. As an accomplished engineer with leadership experience at a prominent academic institution and expertise in areas relevant to our business, Dr. May provides special insight and perspectives that the Board views as important to us as a leading science and technology company.

SURYA N. MOHAPATRA Director Since 2016 Age: 67 Leidos Committees: Nominating & Corporate Governance Human Resources & Compensation	Current Public Directorships Xylem Inc.

Dr. Mohapatra has held senior leadership positions in the health care industry for more than 30 years, most recently as the Chairman, President and Chief Executive Officer of Quest Diagnostics Incorporated, a leading provider of diagnostic testing, information and services where he had been a senior executive since 1999. Dr. Mohapatra is a past Board member of the ITT Corporation and is currently a member of the board of Xylem Inc., a leading global water technology and transport company. He is also a Trustee of The Rockefeller University and an Executive in Residence at the Columbia Business School.

Our Board believes that Dr. Mohapatra’s extensive executive leadership experience in the health care industry and service on other major public company boards provides valuable perspectives to our Board.

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Proposal 1 — Election of Directors

LAWRENCE C. NUSSDORF Lead Director Director Since 2010 Age: 70 Leidos Committees: Audit Finance Nominating & Corporate Governance (Chair)	Former Directorships During Past 5 Years Pepco Holdings, Inc. Capital Source, Inc.

Mr. Nussdorf is Chairman and Chief Executive Officer Clark Enterprises, Inc., a privately held company with extensive interests in real estate, private equity and traditional investments. He previously served as President and Chief Operating Officer of Clark Enterprises from 1998 to 2015 and as Vice President and Treasurer of Clark Construction Group, LLC from 1977 through 2015.

Trained as an attorney and CPA, Mr. Nussdorf has been at the forefront of strategic and long-term planning and has vast experience managing operations and finance for multiple businesses. Our Board believes that this experience, as well as Mr. Nussdorf’s public company board leadership experience, adds valuable perspectives to our Board. He is an “audit committee financial expert” as defined in SEC rules.

ROBERT S. SHAPARD Director Since 2013 Age: 61 Leidos Committees: Audit Finance (Chair)

Mr. Shapard has served as Chairman and Chief Executive Officer of Oncor Electric Delivery Company LLC since April 2007. He previously served as a strategic advisor to Oncor, helping to implement and execute growth and development strategies. Between March and October 2005, he served as Chief Financial Officer of Tenet Healthcare Corporation, one of the largest for-profit hospital groups in the United States, and was Executive Vice President and Chief Financial Officer of Exelon Corporation, a large electricity generator and utility operator, from 2002 to February 2005. Before joining Exelon, he was Executive Vice President and Chief Financial Officer of Ultramar Diamond Shamrock, a North American refining and marketing company, since 2000. Previously, from 1998 to 2000, Mr. Shapard was CEO and managing director of TXU Australia Pty. Ltd., a subsidiary of the former TXU Corp., which owned and operated electric generation, wholesale trading, retail, and electric and gas regulated utility businesses.

As an experienced executive in the energy industry, Mr. Shapard brings to our Board a unique perspective on issues that are important to our business. In addition, his previous experience as a Chief Financial Officer provides expertise critical to his role as Chair of our Board’s Finance Committee and as a member of the Audit Committee. He is an “audit committee financial expert” as defined by SEC rules.

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Proposal 1 — Election of Directors

SUSAN M. STALNECKER Director Since 2016 Age: 64 Leidos Committees Audit Finance

Ms. Stalnecker was employed by E.I. du Pont de Nemours & Co. from 1977 to 2016, serving in numerous senior roles during her tenure, including 10 years as Vice President and Treasurer and most recently as Vice President, Corporate Productivity and Hospitality. Ms. Stalnecker previously served on the board of directors of PPL Corporation, a public holding company of PPL Electric Utilities Corporation from December 2001 to January 2009, and on the board of trustees of Duke University from 2003 to 2015. She currently serves on the board of directors and audit committee at Duke University Health System, Inc.

Ms. Stalnecker brings to our Board diverse business experience, including financial acumen important to our Board’s Finance and Audit Committees. She is an “audit committee financial expert” as defined by SEC rules.

NOEL B. WILLIAMS Director Since 2013 Age: 62 Leidos Committees Ethics & Corporate Responsibility (Chair) Human Resources & Compensation

Ms. Williams is the retired President of HCA Information Technology & Services, Inc., a wholly owned subsidiary of Nashville-based HCA (Hospital Corporation of America). Ms. Williams has over 35 years of experience in healthcare IT. She spent 30 years in HCA’s Information Service Department in a variety of positions. Ms. Williams has previously served on the boards of Franklin Road Academy, the United Way of Middle Tennessee, The Nashville Alliance for Public Education, the National Alliance for Health Information Technology (NAHIT), The HCA Foundation and the American Hospital Association Working Group for Health IT Standards. Ms. Williams is an Emeritus member of the Vanderbilt University School of Engineering Committee of Visitors and a member of the Leadership Nashville class of 2010. She also served as an adjunct professor in the Owen School of Management of Vanderbilt University for several years.

Ms. Williams brings to our Board extensive leadership experience in healthcare information technology and provides insights and perspectives that our Board views as important to us as a provider of information technology services and solutions.

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Corporate Governance

Corporate Governance Guidelines

Our Board recognizes the importance of strong corporate governance as a means of addressing the various needs of our stockholders, employees, customers and other stakeholders. As a result, our Board has adopted Corporate Governance Guidelines which, together with our certificate of incorporation, bylaws, committee charters and other key governance practices and policies, provide the framework for our corporate governance. Our Corporate Governance Guidelines cover a wide range of subjects, including criteria for determining the independence and qualification of our directors. These guidelines are available on our website at www.leidos.com by clicking on the link entitled “Corporate Governance.” The Board recognizes that observing good corporate governance practices is an ongoing responsibility. The Nominating and Corporate Governance Committee regularly reviews corporate governance developments and recommends revisions to these Corporate Governance Guidelines and other corporate governance documents as necessary to promote our and our stockholders’ best interests and to help ensure that we comply with all applicable laws, regulations and stock exchange requirements.

Codes of Conduct

All of our employees, including our executive officers, are required to comply with our Code of Conduct, which describes our standards for protecting company and customer assets, fostering a safe and healthy work environment, dealing fairly with customers and others, conducting international business properly, reporting misconduct and protecting employees from retaliation. This code forms the foundation of our corporate policies and procedures designed to promote ethical behavior in all aspects of our business.

Our directors also are required to comply with our Code of Business Conduct of the Board of Directors intended to describe areas of ethical risk, provide guidance to directors and help foster a culture of honesty and accountability. This code addresses areas of professional conduct relating to service on our Board, including conflicts of interest, protection of confidential information, fair dealing and compliance with all applicable laws and regulations.

These documents are available on our website at www.leidos.com by clicking on the links entitled “Investors” followed by “Corporate Governance.”

Director Independence

The Board annually determines the independence of each of our directors and nominees in accordance with the Corporate Governance Guidelines. These guidelines provide that “independent” directors are those who are independent of management and free from any relationship that, in the judgment of the Board, would interfere with their exercise of independent judgment. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization with which we have a relationship). The Board has established independence standards set forth in the Corporate Governance Guidelines that include all elements of independence required by the listing standards of the New York Stock Exchange, or NYSE.

All members of the Audit, Human Resources and Compensation and Nominating and Corporate Governance Committees must be independent directors as defined by the Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate independence requirement pursuant to the Securities Exchange Act of 1934 which requires that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation or be an affiliated person of ours or any of our subsidiaries.

Each year, our directors are obligated to complete a questionnaire which requires them to disclose any transactions with us in which the director or any member of his or her immediate family might have a direct or potential conflict of interest. Based on its review of an analysis of the responses, the Board determined that all directors are independent under its guidelines and free from any relationship that would interfere with the exercise of their independent judgment, except for John P. Jumper and Roger A. Krone because of their roles as our former and current Chief Executive Officer, respectively, and their receipt of compensation from us for serving in that role.

Criteria for Board Membership

To fulfill its responsibility to identify and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the Board to determine the qualifications and areas of

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expertise needed to further enhance the composition of the Board. In evaluating potential nominees, the Committee and the Board consider each individual in the context of the Board as a whole, with the objective of recommending to stockholders a slate of individual director nominees that can best continue the success of our business and advance stockholders’ interests. In evaluating the suitability of individual nominees, the Nominating and Corporate Governance Committee and the Board consider many factors, including:

▶	expertise and involvement in areas relevant to our business such as defense, intelligence, science, finance, government or commercial and international business;

▶	interpersonal skills, substantial personal accomplishments and diversity as to gender, age, ethnic background and experience;

▶	commitment to business ethics, professional reputation, independence and understanding of the responsibilities of a director and the governance processes of a public company;

▶	demonstrated leadership, with the ability to exercise sound judgment informed by diversity of experience and perspectives; and

▶	benefits from the continuing service of qualified incumbent directors in promoting stability and continuity, contributing to the Board’s ability to work together as a collective body and giving the company the benefit of experience and insight that its directors have accumulated during their tenure.

The Nominating and Corporate Governance Committee reviews the director selection process annually and the Committee and the Board assess its effectiveness through an annual written evaluation process. In addition, the Nominating and Corporate Governance Committee has been directed by the Board to observe the following principles contained in our Corporate Governance Guidelines:

▶	a majority of directors must meet the independence criteria established by the Board;

▶	based upon the desired number of 7 to 14 directors, no more than three directors may be an employee of ours;

▶	only a full-time employee who serves as either the Chief Executive Officer or one of his or her direct reports will be considered as a candidate for an employee director position; and

▶	no director nominee may be a consultant to us.

The Board expects a high level of commitment from its members and will review a candidate’s other commitments and service on other boards to ensure that the candidate has sufficient time to devote to us. In addition, non-employee directors may not serve on the boards of directors of more than four other publicly-traded companies. Moreover, directors are expected to act ethically at all times and adhere to our Code of Business Conduct of the Board.

Board Leadership Structure

The Board is currently led by Roger A. Krone as Chair and Lawrence C. Nussdorf as independent Lead Director. Our Board believes that it is in the best interests of stockholders for the Board to have the flexibility to determine the most qualified and appropriate individual to serve as Chair of the Board, whether that person is an independent director or the Chief Executive Officer. The Board selects the Chair annually and may decide to separate or combine the roles of Chair of the Board and Chief Executive Officer, if appropriate, any time in the future. In cases where the Board determines it is in the best interests of our stockholders to combine the positions of Chair and Chief Executive Officer, the Nominating and Corporate Governance Committee nominates an independent director to serve as “Lead Director,” who then must be approved by a majority of the independent directors.

The Lead Director has specifically delineated duties, which include:

▶	reviewing and approving meeting agendas and the annual schedule of meetings;

▶	providing input to the Chair on the quantity, quality and timeliness of information provided to the Board;

▶	calling and chairing all meetings of the independent directors and apprising the Chair of the issues considered, as appropriate;

▶	presiding, in the Chair’s absence, at Board meetings and the annual meeting of stockholders;

▶	helping the Chair facilitate full and candid Board discussions, ensuring all directors express their views on key Board matters and assisting the Board in achieving a consensus;

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Corporate Governance

▶	being authorized to attend all committee meetings, as appropriate;

▶	serving as the liaison between the independent directors and the Chair and Chief Executive Officer;

▶	being available for consultation and direct communication with significant stockholders and other interested parties, if requested;

▶	collaborating with the Human Resources and Compensation Committee on the annual performance evaluation of the Chief Executive Officer;

▶	collaborating with the Nominating and Corporate Governance Committee on the performance and structure of the Board and its committees, including the performance of individual directors;

▶	on behalf of the independent directors, retaining such counsel or other advisors as they deem appropriate in the conduct of their duties and responsibilities; and

▶	performing such other duties as the Board may determine from time to time.

Our Board is committed to strong corporate governance and believes that Board independence and oversight of management are effectively maintained through the Board’s current composition, committee structure and the position of Lead Director. Currently, 10 of our 12 directors are “independent” as defined by the NYSE rules and our Corporate Governance Guidelines. The Board’s Audit, Finance, Human Resources and Compensation and Nominating and Corporate Governance Committees are each comprised entirely of independent directors.

The Board’s Role in Risk Oversight

As part of its oversight function, the Board and its committees monitor risk as part of their regular deliberations throughout the year. When granting authority to management, approving strategies, making decisions and receiving management reports, the Board considers, among other things, the risks facing the company. The Board also oversees risk in particular areas through its committee structure. The Audit Committee evaluates the company’s guidelines and policies regarding risk assessment and risk management, including risks related to internal control over financial reporting, the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Human Resources and Compensation Committee evaluates risks potentially arising from the company’s human resources and compensation policies and practices. The Finance Committee oversees financial, capital investment and insurance risks. The Ethics and Corporate Responsibility Committee oversees risks associated with unethical conduct and political, social, environmental and reputational risks. The Classified Business Oversight Committee oversees risk review activities applicable to the company’s classified business activities and receives reports from management on particular classified projects involving significant performance, financial or reputational risks. The company also utilizes an internal Enterprise Risk Management Committee, comprised of the Chief Executive Officer and senior management that, among other things, establishes the overall corporate risk strategy and ensures that policies, systems, processes and training are established to identify and address appropriate risk matters within the company. This committee reports periodically to the Audit Committee and annually to the full Board on its activities and findings, highlighting the key risks we face and management’s actions for managing those risks.

Board of Directors Meetings

During the 12-month period from January 2, 2016 to December 30, 2016 (“Fiscal 2016”), the Board held 11 meetings of the entire Board. The independent directors met seven times during the year, either in executive session of regular board meetings or in separate meetings. Mr. Nussdorf, the independent Lead Director, presides at all executive sessions of our independent directors as provided by our Corporate Governance Guidelines. During Fiscal 2016, no director attended fewer than 75% of the aggregate of the meetings of the Board and committees of the Board on which they served. In addition, all directors, then serving as a director attended the 2016 annual meeting of stockholders. It is our policy to encourage all directors to attend our annual meeting.

Board Committees

The Board has the following principal standing committees: Audit, Classified Business Oversight, Ethics and Corporate Responsibility, Finance, Human Resources and Compensation, and Nominating and Corporate Governance. The charters of these committees are available in print to any stockholder who requests them and are also available on our website at www.leidos.com by clicking on the links entitled “Investor Relations,” “Corporate Governance” and then “Board Committees.”

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Listed below are the members of each of the six standing committees as of the date of this proxy statement:

	Audit	Classified Business Oversight	Ethics & Corporate Responsibility	Finance	Human Resources & Compensation	Nominating & Corporate Governance
Gregory R. Dahlberg
David G. Fubini
Miriam E. John
John P. Jumper
Harry M.J. Kraemer, Jr.
Roger A. Krone
Gary S. May
Surya N. Mohapatra
Lawrence C. Nussdorf
Robert S. Shapard
Susan M. Stalnecker
Noel B. Williams
Committee Chair Audit Committee Financial Expert

Committee Responsibilities

Following are descriptions of the primary areas of responsibility for each of the six standing committees:

Audit Committee	Number of Meetings in Last Fiscal Year: 6

▶	Appoints and evaluates independent auditor and approves fees;

▶	Pre-approves audit and permitted non-audit services;

▶	Reviews any audit problems;

▶	Reviews adequacy of internal controls over financial reporting and disclosure controls and procedures;

▶	Reviews and updates the internal audit plan;

▶	Reviews any significant risks and exposures and steps taken to minimize risks;

▶	Reviews quarterly and annual financial statements prior to public release;

▶	Reviews critical accounting policies or changes in accounting policies; and

▶	Reviews periodically legal matters that may impact the financial statements.

Classified Business Oversight Committee	Number of Meetings in Last Fiscal Year: 2

▶	Reviews policies, processes, procedures, training and risk review activities applicable to our classified business activities;

▶	Reviews reports from management on particular classified projects involving significant performance, financial or reputational risks; and

▶	Reviews other classified business issues that the Board or management would like the Committee to review.

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Corporate Governance

Ethics & Corporate Responsibility Committee	Number of Meetings in Last Fiscal Year: 4

▶	Oversees ethical responsibilities of employees and consultants under our policies and procedures;

▶	Reviews policies and procedures addressing the resolution of conflicts;

▶	Reviews procedures for the receipt, retention and treatment of complaints regarding violations of our policies related to ethical conduct and legal compliance;

▶	Monitors the effectiveness of our ethics, compliance and training programs and related administrative policies; and

▶	Reviews policies and practices in the areas of corporate responsibility including such political, social and environmental issues that may affect our business operations, performance, public image or reputation.

Finance Committee	Number of Meetings in Last Fiscal Year: 5

▶	Reviews and makes any necessary recommendations to the Board and management concerning:

–	capital structure, issuance of equity and debt securities and the incurrence of indebtedness;

–	payment of dividends and stock repurchases;

–	financial projections and guidance;

–	general financial planning, cash flow and working capital management, capital budgeting and expenditures;

–	tax planning and compliance;

–	mergers, acquisitions and strategic transactions; and

–	investor relations programs and policies.

Human Resources & Compensation Committee	Number of Meetings in Last Fiscal Year: 6

▶	Determines CEO compensation and approves compensation of our other executive officers;

▶	Exercises all rights, authority and functions under our stock, retirement and other compensation;

▶	Approves non-employee director compensation;

▶	Reviews and approves and annual report on executive compensation for inclusion in our proxy statement;

▶	Reviews compensation risk; and

▶	Periodically reviews our human resources strategy, policies and programs.

Role of Independent Consultant

The Human Resources and Compensation Committee has retained Frederic W. Cook & Co., as its independent compensation consultant to assist the Committee in evaluating executive compensation programs and in setting executive officer compensation. The consultant only serves the Committee in an advisory role and does not decide or approve any compensation actions. The consultant reports directly to the Committee and does not perform any services for management. The consultant’s duties include the following:

▶	reviewing our total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness;

▶	reviewing our overall executive compensation program and advising the Committee on evolving best practices;

▶	providing independent analyses and recommendations to the Committee on executive officers’ compensation and new programs that management submits to the Committee for approval; and

▶	reviewing the Compensation Discussion and Analysis for our Proxy Statement.

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The consultant interacts directly with members of management only on matters under the Committee’s oversight and with the knowledge and permission of the Committee. The Committee has assessed the independence of Frederic W. Cook & Co. pursuant to SEC rules and concluded that the firm’s work for the Committee does not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation

None of the members of our Human Resources and Compensation Committee has, at any time, been an officer or employee of ours. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Human Resources and Compensation Committee.

Nominating & Corporate Governance Committee	Number of Meetings in Last Fiscal Year: 3

▶	Evaluates, identifies and recommends director nominees;

▶	Reviews the composition and procedures of the Board;

▶	Makes recommendations regarding the size, composition and charters of the Board’s committees;

▶	Reviews and develops long-range plans for CEO and management succession;

▶	Develops a set of corporate governance principles;

▶	Recommends an independent director to serve as non-executive Chair of the Board or as Lead Director; and

▶	Develops and oversees an annual self-evaluation process of the Board and its committees.

Director Nominations Process

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, the criteria for board membership described in this proxy statement beginning on page 12 and our current and future needs.

To the extent that vacancies on the Board are anticipated or otherwise arise, the Committee prepares a target candidate profile and develops an initial list of director candidates identified by the current members of the Board, business contacts, community leaders and members of management. The Committee may also retain a professional search firm to assist it in developing a list of qualified candidates. The Nominating and Corporate Governance Committee would also consider any stockholder recommendations for director nominees that are properly received. The Committee then screens and evaluates the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and Board membership criteria and provides the Board with its recommendations. The Board then considers the recommendations and votes on whether to nominate the director candidate for election by the stockholders at the annual meeting or to appoint the director candidate to fill a vacancy on the Board.

Stockholder Nominations

Any stockholder may nominate a person for election as a director by complying with the procedures set forth in our bylaws.

Under Section 3.03 of our bylaws, in order for a stockholder to nominate a person for election as a director without inclusion in our Proxy Statement, such stockholder must give timely notice to our Corporate Secretary prior to the meeting at which directors are to be elected. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such annual meeting, whichever occurs later.

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Corporate Governance

On April 12, 2016, our board adopted a proxy access bylaw. Under Section 3.03(c) of our bylaws, a stockholder or group of stockholders (up to 20) who have owned at least three percent of common stock for at least three years to submit director nominees, limited to the greater of (a) two or (b) 20% of the board, for inclusion in our proxy statement if the nominating stockholder(s) satisfies the requirements specified in the bylaws. To be timely, the notice must be delivered to the Corporate Secretary not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the date that the proxy statement for the annual meeting was sent to stockholders. In the event, however, that the annual meeting is not scheduled to be held within a period that begins 30 days before the first anniversary date of the preceding year’s annual meeting of stockholders and ends 30 days after the first anniversary date of the preceding year’s annual meeting of stockholders, then the notice of nomination must be provided by the later of the close of business on the date that is 180 days prior to the annual meeting or the tenth day following the date such annual meeting is first publicly announced or disclosed.

In each case, such stockholder’s notice must include certain information as provided in our bylaws about the nominee, the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the nominee, the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. In addition, the notice must contain certain information about the stockholder proposing to nominate that person. We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director. A stockholder’s notice must be updated, if necessary so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Mandatory Retirement Policy

The Board has adopted a mandatory retirement age of 75 for non-employee directors and 65 for employee directors. It is the general policy of the Nominating and Corporate Governance Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the applicable retirement age.

Director Compensation

The Board uses a combination of cash and stock-based incentives to attract and retain qualified candidates to serve as directors. In determining director compensation, the Board considers the significant amount of time required of our directors in fulfilling their duties, as well as the skill and expertise of our directors. The Human Resources and Compensation Committee periodically reviews director compensation with the assistance of independent compensation consultants and recommends to the Board the form and amount of compensation to be provided.

The following is a summary of the compensation that we provide to our non-employee directors:

Cash Compensation

Our directors receive a cash retainer for their service on the Board. For Fiscal 2016 our directors were paid an annual retainer of $50,000, except that our new directors, Mr. Dahlberg, Dr. Mohapatra, and Ms. Stalnecker, joined the board in August 2016 and so were each paid a pro-rata portion of the annual retainer in the amount of $12,500. The Chairs of the Audit Committee and the Human Resources and Compensation Committee were paid an additional retainer of $20,000 and $15,000 respectively. The chair of each other committee of the Board was paid an additional annual retainer of $10,000. The independent Lead Director also receives an additional annual retainer of $25,000. In addition to the cash retainers, non-employee directors also received $2,000 for each meeting of the Board and committee they attended. We also reimburse our directors for expenses incurred while attending meetings or otherwise performing services as a director.

Equity Compensation

Directors receive annual equity awards under our equity incentive plan. For Fiscal 2016, each of our directors received equity awards valued at approximately $150,000, of which two-thirds was in the form of restricted stock units and one-third

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Corporate Governance

was in the form of stock options. These equity awards vest on the earlier of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. If a director retires due to our mandatory retirement policy, the director’s equity awards continue to vest as scheduled and options remain exercisable for the remainder of the option term.

Deferral Plans

The directors are eligible to defer all or any portion of their cash retainers or fees or certain equity compensation into our Keystaff Deferral Plan or Key Executive Stock Deferral Plan, or both. These plans are described in further detail under the caption “Executive Compensation—Nonqualified Deferred Compensation” below.

Stock Ownership Guidelines and Policies

The Board believes that its members should acquire and hold shares of our stock in an amount that is meaningful and appropriate. To encourage directors to have a material investment in our stock, the Board has adopted stock ownership guidelines that call for directors to hold shares of our stock with a value of at least five times the amount of the annual cash retainer within three years of joining the Board. All of our directors met this requirement in Fiscal 2016. In addition to these ownership guidelines, our directors are also subject to policies that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations or may create an appearance of impropriety. Our policy requires directors to obtain preclearance from our General Counsel for all transactions in our securities.

The following table sets forth information regarding the compensation paid to our directors for service in Fiscal 2016.

Name(1)	Fees earned or paid in cash ($) (3)	Stock awards ($) (4)	Option awards ($) (5)	Total ($)
Gregory R. Dahlberg	24,500	100,004	50,372	174,876
David G. Fubini	84,000	100,004	50,372	234,376
John J. Hamre(2)	68,250	—	—	68,250
Miriam E. John	109,000	100,004	50,372	259,376
John P. Jumper	87,750	100,004	50,372	238,126
Harry M.J. Kraemer, Jr.	112,000	100,004	50,372	262,376
Gary S. May	90,000	100,004	50,372	240,376
Surya N. Mohapatra	24,500	100,004	50,372	174,876
Lawrence C. Nussdorf	135,500	100,004	50,372	285,876
Robert S. Shapard	104,500	100,004	50,372	254,876
Susan M. Stalnecker	26,500	100,004	50,372	176,876
Noel B. Williams	104,500	100,004	50,372	254,876

(1)	Roger A. Krone, our Chief Executive Officer, is not included in this table because he did not receive additional compensation for his services as a director.

(2)	John J. Hamre retired from the board in August 2016.

(3)	Amounts in this column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director for annual retainer fees, committee and/or chair fees and meeting fees. The directors are eligible to defer such cash fees into our Keystaff Deferral Plan and Key Executive Stock Deferral Plan. Dr. John and Mr. Kraemer elected to defer all of their fees earned in Fiscal 2016 into our Keystaff Deferral Plan.

(4)	Amounts in this column reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, see Note 14 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K as filed with the SEC on February 24, 2017. For Fiscal 2016, each of our non-employee directors received restricted stock units with a grant date fair value of approximately $100,000.

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Corporate Governance

At the end of Fiscal 2016, the following non-employee directors held the following number of unvested stock units, including unvested stock units in our Key Executive Stock Deferral Plan:

Name	Unvested stock units (#)
Gregory R. Dahlberg	2,519
David G. Fubini	2,519
John J. Hamre	—
Miriam E. John	2,519
John P. Jumper*	31,886	*
Harry M.J. Kraemer, Jr.	2,519
Gary S. May	2,519
Surya N. Mohapatra	2,519
Lawrence C. Nussdorf	2,519
Robert S. Shapard	2,519
Susan M. Stalnecker	2,519
Noel B. Williams	2,519

* Some of the unvested stock units held by Mr. Jumper were earned in his capacity as our Chief Executive Officer.

(5)	Amounts in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Option awards granted to directors in Fiscal 2016 vest on the earlier of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant.

During Fiscal 2016, our non-employee directors were each issued options to purchase shares of our common stock, with a grant date fair value of approximately $50,000. At the end of fiscal 2016, our non-employee directors held vested and unvested options to purchase the following number of shares of our common stock:

Name	Aggregate shares subject to outstanding options (#)
Gregory R. Dahlberg	5,193
David G. Fubini	37,545
John J. Hamre	—
Miriam E. John	51,528
John P. Jumper*	396,140	*
Harry M.J. Kraemer, Jr.	51,528
Gary S. May	19,346
Surya N. Mohapatra	5,193
Lawrence C. Nussdorf	51,528
Robert S. Shapard	37,545
Susan M. Stalnecker	5,193
Noel B. Williams	37,545

* Some of the stock options held by Mr. Jumper were earned in his capacity as our Chief Executive Officer.

Related Party Transactions

The Board has adopted written policies and procedures for the review and approval of transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of five percent or more of our outstanding capital stock and members of their immediate families. The Board has delegated to the Ethics and Corporate Responsibility Committee the authority to review and approve the material terms of any proposed related party transaction. If a proposed related party transaction involves a non-employee director or nominee for election

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Corporate Governance

as a director and may be material to a consideration of that person’s independence, the matter is also considered by the Chair of the Board and the Chair of the Nominating and Corporate Governance Committee.

In determining whether to approve or ratify a related party transaction, the Ethics and Corporate Responsibility Committee considers, among other factors it deems appropriate, the potential benefits to us, the impact on a director’s or nominee’s independence or an executive officer’s relationship with or service to us, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. In deciding to approve a transaction, the Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related party. Any transactions involving the compensation of executive officers, however, are to be reviewed and approved by the Human Resources and Compensation Committee. If a related party transaction will be ongoing, the Ethics and Corporate Responsibility Committee may establish guidelines to be followed in our ongoing dealings with the related party. Thereafter, the Ethics and Corporate Responsibility Committee will review and assess ongoing relationships with the related party on at least an annual basis to determine whether they are in compliance with the Committee’s guidelines and that the related party transaction remains appropriate.

We engage in transactions and have relationships with many entities, including educational and professional organizations, in the ordinary course of our business. Some of our directors, executive officers or their immediate family members may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these firms on customary terms. There were no transactions during fiscal 2016 in which any related party had a direct or indirect material interest.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with any of the independent directors, including Committee Chairs and the Lead Director, by using the following address:

Leidos Holdings, Inc.

Office of the Corporate Secretary

11951 Freedom Drive

Reston, Virginia 20190

Each communication should specify the intended recipient(s). The Office of the Corporate Secretary will initially process the communications, summarize lengthy or repetitive communications and forward them to the applicable member(s) of the Board as appropriate. Communications may also be referred to other departments within the Company for action and resolution. The Company will refrain from forwarding to the Board any communication that it determines to be primarily commercial in nature, mass mailings, resumes or job inquiries, any communication that relates to an improper or irrelevant topic, or that requests general information about the Company.

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Proposal 2 – Advisory Vote on Executive Compensation

We are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We urge stockholders to read our Compensation Discussion and Analysis (“CD&A”), which describes in detail how we seek to closely align the interests of our named executive officers with the interests of our stockholders. As described in the CD&A, our compensation programs are designed to:

▶	pay for performance by tying a substantial majority of an executive’s compensation to the achievement of financial and other performance measures that the Board believes promote the creation of long-term stockholder value and position the company for long-term success;

▶	provide the same types of benefits for executives as other employees, with no special or supplemental pension, health or death benefits for executives;

▶	target total direct compensation at approximately the median among companies with which we compete for executive talent;

▶	enable us to recover, or “clawback,” incentive compensation if there is any material restatement of our financial results or if an executive is involved in misconduct;

▶	require our executives to own a significant amount of our stock;

▶	avoid incentives that encourage unnecessary or excessive risk-taking; and

▶	compete effectively for talented executives who will contribute to our long-term success.

The Human Resources and Compensation Committee of the Board believes that these programs and policies are effective in implementing our pay for performance philosophy and achieving its goals. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you, as a stockholder, the opportunity to advise whether or not you approve of our executive compensation program and policies by voting on the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion & Analysis, compensation tables and any related material.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in the CD&A and Executive Compensation sections of this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our Board or the Human Resources and Compensation Committee of the Board. Our Board values the opinions of our stockholders. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Human Resources and Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Vote Required

The affirmative vote of a majority of the shares present or represented either in person or by proxy and entitled to vote is required to approve this proposal. Broker non-votes are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote. This advisory vote on executive compensation is non-binding on the Board.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

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Compensation Discussion & Analysis

This Compensation Discussion and Analysis and the tables and narrative that follow provide important information about our executive compensation programs for the prior fiscal year. In this proxy statement, the term “named executive officers” refers to the following executive officers during Fiscal 2016:

▶	Roger A. Krone—Chief Executive Officer

▶	James C. Reagan—Executive Vice President and Chief Financial Officer

▶	Timothy J. Reardon—President, Intelligence & Homeland Security Group

▶	Michael E. Leiter—Former President, Defense Group

▶	Vincent A. Maffeo—Executive Vice President and General Counsel

▶	Sarah K. Allen—Former Executive Vice President and Chief Human Resources Officer

For purposes of this CD&A, the narrative as well as the tables, charts and other graphics below focus on the “active” named executive officers as of the end of the fiscal year. The tabular disclosures (e.g. the Summary Compensation Table) following this CD&A provide data on all of our named executive officers—current and former.

In this CD&A, the “Committee” refers to the Human Resources and Compensation Committee of the Board of Directors, which is responsible for overseeing the compensation programs for all of our executives.

On August 16, 2016, we combined with Lockheed Martin’s realigned Information Systems & Global Solutions business (“IS&GS”) in a Reverse Morris Trust transaction (the “Transaction”). Timothy J. Reardon, previously a leader in the IS&GS business, became the President of what is now our new Defense & Intelligence Group. In connection with the Transaction, we entered into an Employee Matters Agreement (the “EMA”) with Lockheed Martin with respect to employees transferred to us pursuant to the Transaction, including Mr. Reardon. The EMA covers the terms of employment, benefit plan transition and coverage, and other compensation matters for a limited period of time. We will refer to the EMA and its specific terms where relevant to Mr. Reardon’s compensation in this CD&A and the following tables.

Executive Summary

Compensation Programs and Our Pay for Performance Philosophy

Our executive compensation programs are designed to align the interests of senior management with stockholders by tying a significant portion of their potential compensation to the achievement of financial performance goals. Our programs are executed according to our pay for performance philosophy, by establishing and paying against performance targets that measure revenue, adjusted operating income, total backlog and days working capital—as well as total stockholder return.

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Compensation Discussion & Analysis

We designed our annual incentive program to primarily measure quantitative or objective performance, with 80% of results measured against pre-established financial targets for adjusted operating income, total backlog, and days working capital, and the remaining 20% based on personal performance goals. While financial performance is the most significant factor, other factors—such as leadership behaviors based on ethics, integrity, and collaboration—also impacted the payout for our annual cash incentive program. We believe these factors contribute to a top-tier workplace environment, improve our efficiency and effectiveness, help us to win key business opportunities, and ultimately drive long-term value for stockholders. A substantial majority of total target compensation is awarded to our active named executive officers in the form of variable, performance-based incentive compensation, with only a small portion of the total potential compensation provided in the form of “fixed” compensation in the form of base salary, as shown below for our most recent fiscal year:

The pay mix charts above are solely based on target compensation. Target compensation consists of the annual rate of base salary and short-term and long-term incentive targets approved by the Committee, or in the case of Mr. Reardon, assumed by us pursuant to the EMA. The pay mix for the “Other Active Named Executive Officers” in the chart above does not include the special retention equity award granted to Mr. Reardon after the Transaction, or the one-time cash project-completion bonuses awarded to Messrs. Reagan and Leiter in September 2016 for successful completion of the Transaction. More information about the different elements that comprise our variable incentive compensation programs, the performance measures that we use to motivate our executives and the compensation mix for each of our active named executive officers is provided in the following pages.

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Compensation Discussion & Analysis

Business Performance

Our financial performance for Fiscal 2016 was improved from the prior year. Despite industry challenges, we experienced organic revenue growth of 5% and improved income from continuing operations, reflecting strong execution across our businesses. During Fiscal 2016, with respect to the goals under our cash incentive awards, we achieved 113.7% of our adjusted operating income target, 97.5% of our backlog target, and 118.0% of our days working capital target at the enterprise level:

Business Performance: Enterprise

Target vs. Actual

Compensation Decision Highlights

Overall, our performance during Fiscal 2016 was better than anticipated and our results, on average, exceeded incentive targets approved by the Committee based on our annual operating plan. We believe that our above-target performance for this period—which resulted in the payment of overall compensation at or above target for each of our active named executive officers—demonstrates the alignment of pay and performance in our executive compensation programs. Pay for performance alignment is also reflected in these specific decisions described in this CD&A, including:

▶	For our annual cash incentive program, active named executive officers with the exception of Mr. Reardon, received, on average, cash payouts at or above target, based on the above-target financial results described above which accounted for 80% of their payout. 20% of their annual cash incentive payouts are based on the executive’s personal performance.

▶	All of our Fiscal 2016 long-term incentives were performance based, with our named executive officers (except for Mr. Reardon) receiving 50% of their long-term incentives in the form of three-year performance share awards, 30% in performance restricted stock units (PRSUs), and 20% in the form of stock options.

▶	For the performance share awards granted in April 2014 to Mr. Maffeo and in July 2014 to Mr. Krone, the third and final tranche, covering Fiscal 2016, earned 113.7% of the target share amount based on the achievement of adjusted operating income enterprise goals above the target level. Those performance share awards covered a three-year period, with a separate adjusted operating income goals set for each year as discussed below under “Long-Term Incentive Awards.”

▶	Beginning with our 2015 performance share awards, we added relative total shareholder return as a metric (weighted 50%) in addition to adjusted operating income (weighted 50%), with both metrics measuring cumulative results over the three-year performance period, not annual results.

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Compensation Discussion & Analysis

Compensation Governance

Other aspects of our compensation program are intended to further align our executives’ interest with stockholders. Below is a list of our current compensation practices to help support this alignment:

Checklist of Compensation Practices

What We Do		What We Don’t Do
☑	Vast majority of pay is performance-based and not guaranteed	☒	No special or supplemental pension, health or death benefits for executives

☑	Mitigate undue risk in compensation programs by performing annual risk assessments	☒	No excise tax gross-ups

☑	Condition acceleration of equity on “double-trigger” change in control provisions in award agreements	☒	No contracts with multi-year guaranteed salary increases or non-performance bonus arrangements

☑	Prohibit pledging, hedging and short sales of company stock by executive officers and directors	☒	No executive perks

☑	Provide change in control severance protection in line with best practices	☒	No discounting, reloading, or re-pricing stock options without stockholder approval

☑	Clawback policy to recover both cash and equity incentives in case of a financial restatement or misconduct

☑	Require executives to hold company shares equal to 5 times their base salary

Stockholder Advisory Vote

At our last annual stockholders’ meeting in August 2016, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 91% of stockholder votes cast in favor of our say-on-pay resolution. As we evaluated our compensation practices during Fiscal 2016, we considered the support our stockholders expressed for our pay for performance compensation philosophy and that influenced our decision not to make any significant changes to our executive compensation programs this year. We continued to emphasize short- and long-term incentive compensation, targeted at competitive market median levels with a substantial majority of total compensation based on the achievement of financial performance goals designed to deliver value for our stockholders.

At our 2011 annual meeting of stockholders, our stockholders expressed a preference for an annual advisory vote on executive compensation, in accordance with our Board’s recommendation. Accordingly, we held an advisory stockholder vote on the compensation of our named executive officers each subsequent year. This year, our Board again recommends that our stockholders support an annual advisory vote on executive compensation.

Elements and Objectives of Our Compensation Program

The following principal elements of compensation are provided under our executive compensation program to our named executive officers:

Base Salary. Consistent with our philosophy of tying pay to performance, our executives receive a minority portion of their overall compensation in the form of base salary. In order to effectively attract and retain talented executives, we provide a fixed base salary to our executive officers that is competitive with peer company data based on their respective levels of responsibility, expertise, skills, knowledge and experience.

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Compensation Discussion & Analysis

Variable Incentive Compensation. We use a combination of cash and equity incentive awards to drive and reward performance in key areas over different time-frames. Our annual cash incentive awards were designed to measure performance against predetermined goals established for the fiscal year in order to encourage and to reward contributions to our annual financial, operating and strategic objectives. We provided long-term equity incentive awards to our executive officers to motivate them to stay with us and build stockholder value through their future performance. Because these equity awards are intended to help motivate our executive officers to stay with us and to continue to build future stockholder value, we do not generally consider an executive officer’s current stock or option holdings in making additional awards. The following chart summarizes the relevant performance measures and time frames supporting our variable incentive compensation elements for the Fiscal Year 2016 ended December 30, 2016:

Pay Element	Description and Purpose	Time Period	Metrics
Base Pay	▶ Fixed cash compensation recognizing individual performance, time in role, scope of responsibility, leadership skills and experience.	1 Year	▶ Pay aligned to experience and job scope, targeted to median of applicable market data

▶ Reviewed annually and adjusted when appropriate.

Short-Term	▶ Variable compensation based on performance against annually established targets and individual performance; payable in cash.	1 Year	▶ Financial (80%) Adjusted Operating Income (40%) Total Backlog (25%) Days Working Capital (15%)

	▶ Designed to reward executives for annual performance on key operational and financial measures, as well as individual performance.		▶ Personal (20%) Personal Achievements Adjustment factor of 0% to 125% applied based on evaluation of leadership values such as ethics and integrity

Long-Term

Performance Shares	▶ Distributed in the form of shares of Leidos common stock based on the achievement of financial results.	3 Years	▶ Adjusted Operating Income (50%) Total Stockholders Return (50%)

Performance Restricted Stock Units (PRSUs)	▶ Designed to drive sustainable performance that delivers long-term value directly tied to stockholder interest; distributed in the form of shares of Leidos common stock.	4 Years	▶ One-year Revenue Goal (100%) must be met for Units to be eligible for vesting

Stock Options	▶ Rewards longer-term stock price appreciation.	7 Years	▶ Stock Price (100%)

Other Benefits. We provide our executive officers with benefits generally available to our other employees, such as participation in our health, benefit and retirement programs. Our executive officers are also entitled to certain benefits (described in the section entitled “Potential Change in Control and Severance Benefits”) if their employment is terminated following a change in control.

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Compensation Discussion & Analysis

Considerations in Determining Direct Compensation

In determining the amounts of direct compensation (base salary, annual and long-term incentives) to be awarded to our executive officers, we considered the company’s overall performance, the performance of operating units under the executive officer’s management, individual performance as measured against performance goals and criteria, and competitive market data for our compensation peer group. The Committee reviews and approves the amounts of direct compensation to be provided to our executive officers for each fiscal year. Executive officers do not propose their own compensation.

At the beginning of each fiscal year, the Committee reviews and approves:

▶	the amount of base salary and target incentive opportunities to be provided for the upcoming year;

▶	the payout range for the cash incentive awards that may be earned for the year and the performance goals and criteria upon which the amounts of the awards will be determined;

▶	the payout range for performance share awards that may be earned for the performance period beginning in that fiscal year and the performance goals and criteria upon which the amounts of the awards for the relevant performance period will be determined; and

▶	the mix and amount of equity incentive awards (including performance share awards, performance restricted stock units and stock options) to be granted to our executive officers.

In approving payout ranges for our incentive programs, we determine the levels of performance that must be achieved in order to receive a minimum, target and maximum payout amount. Upon completion of each fiscal year, the Committee approves the payment, if any, of cash incentive awards and the number of performance shares, if any, that are earned based upon the achievement of the predetermined performance goals and criteria for the performance cycle just completed.

Company and Operational Sector Performance

Our overall performance (or a combination of company enterprise and business group performance for executive officers with operational responsibilities) determines 80% of the amount of any cash incentive awards and 100% of any performance shares and PRSUs earned during the prior fiscal year. Amounts are principally determined based upon the company’s or group’s achievement of financial and operating objectives set at the beginning of the fiscal year, but the Committee retains the discretion to reduce the payouts when appropriate.

Individual Performance

Individual performance is a factor in setting base salaries, and individual contributions to the achievement of our enterprise goals determine 20% of the amount of any cash incentive awards to be paid upon completion of the fiscal year for all of our named executive officers except for Mr. Reardon. Pursuant to the EMA, we agreed to provide Mr. Reardon with the same annual cash incentive opportunities provided to him prior to the Transaction for Fiscal 2016. Therefore, Mr. Reardon’s short-term incentive goals were established by Lockheed Martin under their Management Incentive Compensation Plan (the “MICP”), with 70% based on Lockheed Martin Enterprise results and 30% based on his personal performance. In determining base salaries, the Committee reviews a performance assessment for each of our executive officers, as well as compensation recommendations provided by the Chief Executive Officer for the other named executive officers.

The Committee also considers market data and information provided by its independent compensation consultant. In addition, in determining annual incentive amounts, the Committee considers whether the executive officer has achieved predetermined personal goals applicable to his or her organization, and the way in which those personal goals were achieved, as demonstrated through leadership behaviors.

Personal performance goals and leadership behaviors relate to ethics and integrity, maintaining a top-tier workplace environment, collaboration, customer satisfaction and retention, business development in strategic areas and other financial and operating goals as appropriate. The payout of the portion of the incentive payment related to the personal performance goals is multiplied by a factor that reflects the Committee’s assessment of the executive officer’s leadership

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Compensation Discussion & Analysis

behaviors and ranges from 0% to 125%. An executive who meets our expectations for these leadership behaviors would receive 100%, with a threshold of 50% if the individual meets only the minimum leadership expectations. Performance below threshold with respect to leadership behaviors would result in no payout (0%) related to the portion of the cash incentive based on personal performance.

Assessing Chief Executive Officer Performance

In determining compensation for our Chief Executive Officer, the Committee meets in executive session and evaluates his performance based on his achievement of performance objectives that were established and agreed upon at the beginning of the fiscal year. For Fiscal 2016, a significant consideration in the evaluation of our Chief Executive Officer’s performance was his leadership through the successful closing of our Transaction with Lockheed Martin. Formal input is received from the independent directors and senior management. The Committee also considers the Chief Executive Officer’s general leadership contributions towards the company’s performance, including financial and operating results, development and achievement of strategic objectives, progress in building capability among the senior management team and corporate governance leadership, as well as market data and information provided by the Committee’s independent compensation consultant. The Committee determines the Chief Executive Officer’s compensation and then reviews his evaluation and compensation with the Board’s independent directors. The Lead Director and the Chair of the Committee then present the Committee’s evaluation and compensation determination to the Chief Executive Officer.

Comparable Market Compensation

The Committee compares the amount of direct compensation that we provide to our executive officers to that provided by companies with whom we compete for executive talent in similar roles and with similar responsibilities. To assist with this effort, the Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. ( “FW Cook”), conducts an annual review and benchmarking analysis of each element of target total direct compensation (including salary and cash and equity incentives) provided to our executive officers. In December 2015, FW Cook compared the target compensation provided to members of senior management against that provided by other publicly traded engineering, information technology, consulting and defense companies, which we refer to as our “compensation peer group” as well as third-party survey data for general industry and the technology industry.

Peer group companies are chosen for having a similar industry focus as ours and for competing with us for talent as well as business and stockholder investment. Furthermore, the compensation peer group is initially structured so that no company within the group has annual revenues smaller than 40% or greater than 250% of ours, or a market capitalization smaller than 20% or greater than 500% of ours.

Our compensation peer group is periodically reviewed and updated to ensure the companies in our peer group are strong business and talent competitors and are comparable in size. In September 2015, the Committee consulted with FW Cook and reviewed the compensation peer group to be used for setting Fiscal 2016 target compensation. The Committee removed Exelis and URS from the peer group since each had been acquired by non-peer companies during the prior year and added Motorola Solutions and Teradata Corporation. At the time the peer group for Fiscal 2016 was approved, the company was at the 45th percentile in terms of revenue and the 22nd percentile in terms of market capitalization.

Our Fiscal 2016 Compensation Peer Group

▶ AECOM Technology	▶ Harris	▶ Rockwell Collins

▶ CACI International	▶ Jacobs Engineering	▶ SAIC

▶ Cerner	▶ L-3 Communications	▶ Teradata

▶ CGI Group	▶ Man Tech International	▶ Tetra Tech

▶ Chicago Bridge & Iron	▶ Motorola Solutions

▶ Computer Sciences	▶ Orbital ATK

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Compensation Discussion & Analysis

The Committee considers this market data and analysis when evaluating appropriate levels of target total direct compensation. To be competitive in the market for our executive-level talent, we generally will:

▶	target overall compensation for our executive officers at the market median, although the actual cash paid and equity incentive awards earned will vary based on actual financial and individual performance and may therefore generate compensation that is higher or lower than the market median; and

▶	award higher levels of compensation, when appropriate, in recognition of the importance or uniqueness of the role of an executive officer or to address retention concerns.

Compensation Mix

The chart below depicts each principal element of targeted compensation as a percentage of total direct compensation for each of our active named executive officers for Fiscal 2016. Total direct compensation is comprised of the approved annual rate of base salary and the target annual cash incentive for Fiscal 2016. It also reflects the grant date fair value of long-term equity grants consisting of stock options, PRSUs, and performance shares for all named executive officers except for Mr. Reardon, who received his long-term incentive solely in the form of restricted stock units from Lockheed Martin in January 2016. Those restricted stock units were converted to awards to be paid in shares of Leidos common stock upon vesting. The compensation mix for the active named executive officers in the chart below does not include the special retention equity award granted to Mr. Reardon by us after the Transaction, or the one-time cash project-completion bonuses awarded to Messrs. Reagan and Leiter for successful completion of the Transaction.

As indicated above, base salary, which is the only component of “fixed” compensation for our named executive officers, represents a significantly smaller portion of total direct compensation than “variable” or performance-based compensation—representing a range between 14% (for our Chief Executive Officer) and 30%. The allocation of a meaningful portion of compensation to annual cash incentive awards—with target levels ranging from 18% to 23% of total direct compensation—demonstrates our belief that a substantial portion of total direct compensation should reflect the actual achievement of predetermined company and individual goals. The allocation of a majority of compensation to long-term incentives or equity, represented by a mix of performance shares, PRSUs, and stock options—ranging from 47% to 67% of target total direct compensation—reflects our philosophy that a substantial portion of total compensation should be delivered in the form of equity awards. We do this because we believe that a combination of equity award types, with the ultimate value delivered dependent on attaining pre-established goals or increases in stock price, aligns the interests of our executives with those of our shareholders.

The various amounts of compensation provided to our named executive officers for Fiscal 2016 are included in the tables in this Proxy Statement under the caption “Executive Compensation.”

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Compensation Discussion & Analysis

Compensation Decisions for Fiscal 2016

Base Salary

The Committee reviews executive officers’ base salaries annually or at the time of promotion or a substantial change in responsibilities based on the criteria described above.

In approving the base salaries for our named executive officers and other executive officers for Fiscal 2016, the Committee considered its independent consultant’s analysis of pay levels for comparable positions in the compensation peer group based on proxy and survey data. Such analysis indicated that base salaries for our executive officers were, on average, at approximately competitive median levels. Individual base salary amounts also reflect the Committee’s judgment with respect to each executive officer’s level of responsibility, individual performance, experience and other factors, including internal equity considerations, the individual’s historical compensation and any retention concerns.

At the beginning of Fiscal 2016, the Committee approved increases in the base salaries for two of our five active named executive officers in order to bring them closer to the market median. Mr. Krone received a 5% increase and Mr. Reagan received a 3% increase at that time.

Annual Cash Incentive Awards for Fiscal 2016

We provided cash incentive awards to executives for performance during Fiscal 2016 based on the achievement of pre-established financial and personal performance goals and other relevant factors. In the first quarter of Fiscal 2016, the Committee approved the threshold, target and maximum bonus amounts for each of our active named executive officers at the time, as well as the performance goals, relative weightings and criteria upon which awards would be determined. Following the end of the one-year performance period, the Committee approved the payment of cash incentive awards based upon performance achieved against the pre-established goals and other factors.

Performance Measures and Weightings. Our annual cash incentive plan for Fiscal 2016 was designed to incentivize and reward both company financial performance and individual contributions to enterprise goals. The intended purpose and relative weightings of the performance goals are shown below:

Financial Goals. Because our financial results are considered the most important factors in setting pay and are objectively measurable, we weight these metrics most heavily and they generally represent 80% of any potential payout. To the extent that performance for a financial metric is less than 80% of target (threshold performance) no bonus amount would be paid with respect to that metric. Potential payout for financial goals ranges from 60% at threshold performance (paid only when at least 80% of the objective is achieved) to 150% at maximum performance (paid when 125% or more of the objective is achieved), interpolated on a straight-line basis. In addition, failure to achieve threshold performance of at least 70% of our annual adjusted operating income goal for the fiscal year would result in no payout for the annual cash incentive.

Adjusted Operating Income measures growth and core operating performance and is strongly correlated with potential stockholder value. AOI is operating income adjusted for non-recurring or discrete items that do not reflect core operating performance, such as restructuring costs and non-cash accounting changes for impairments of goodwill and intangible assets. If we fail to achieve at least 70% of our adjusted operating income goal, there is no payout to executives for any of the 80% portion of the bonus pool represented by financial goals. Total Backlog measures our success at winning contracts –– both contracts for which funding has been appropriated (less revenues previously recognized) and contracts where we can estimate the amount of future revenues. Days Working Capital measures how efficiently we use our working capital. It is determined by dividing total working capital at quarter-end by average daily sales during the quarter. Goals and payouts are based on the average of the quarter-end days working capital. Personal Goals encourage ethical behavior, collaboration, a focus on our customers, and motivate behaviors that contribute to financial performance over time.

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Compensation Discussion & Analysis

Personal Goals. We believe that individual contributions towards other enterprise goals are responsible for the achievement of our financial goals over time. Such non-formulaic goals represent 20% of any potential payout to encourage individual efforts in an array of areas that we believe will ultimately lead to improved financial performance for the company. The payout range for the personal performance goals is also 60% at threshold and 150% at maximum. In addition, we believe that the way in which our executive officers achieve their results should be measured against desired leadership behaviors. Therefore, we determined that the payout for the portion of the incentive payment related to personal performance goals (20%) would be multiplied by a factor ranging from 0% to 125%, reflecting an assessment of the executive officer’s leadership behaviors, with the expectation that an executive meeting expectations for those behaviors would receive a target, or 100%, factor.

Financial Performance Targets and Achievement Levels. The Committee established the performance targets for our annual cash incentive program at the beginning of the fiscal year, prior to our acquisition of the IS&GS business, which was completed in August 2016. Accordingly, amounts for Mr. Krone, Mr. Reagan, Mr. Leiter and Mr. Maffeo were determined with consideration to our consolidated financial information excluding of the financial results of the IS&GS business. As we mentioned above, Mr. Reardon’s short-term incentive goals were established by Lockheed Martin under their Management Incentive Compensation Plan (the “MICP”), with 70% based on Lockheed Martin Enterprise results and 30% based on his personal performance. The enterprise results were approved by Lockheed Martin’s board of directors on January 26, 2017.

For our active executive officers (other than Mr. Reardon) the targeted enterprise financial performance and actual performance for Fiscal 2016 were:

	Target	Actual	Achievement Level
Adjusted Operating Income(1)	$366 million	$416 million	113.7%
Total Backlog	$10,183 million	$9,932 million	97.5%
Average Days Working Capital(2)	37 days	30 days	118.0%

(1)	Adjusted Operating Income is not a measure of financial performance under generally accepted accounting principles (“GAAP”) in the United States. We believe that Adjusted Operating Income provides useful information to management and stockholders as it provides another measure of the company’s profitability after adjusting for the impact of discrete events. A reconciliation of Adjusted Operating Income to the most comparable GAAP measure is set forth below:

(in millions)
GAAP Operating Income	$ 303
Asset impairment charges (Corp)	$ 4
Amortization	$ 5
Acquisition and Integration Costs	$ 90
Restructuring Expenses	$ 14
Adjusted Operating Income	$ 416

(2)	Average Days Working Capital measures the efficiency of our use of capital. A score below target is a positive result.

Determination of Annual Cash Incentive Awards. Target payout amounts for our active named executive officers (other than Mr. Reardon) for Fiscal 2016 ranged between 70% and 130% of their base salary rate.

In evaluating the financial performance for Fiscal 2016, the Committee reviewed actual performance results against targeted performance levels. In analyzing personal performance results, the Committee reviewed each individual’s level of achievement and also considered input from the Chief Executive Officer—or the independent directors with respect to the Chief Executive Officer’s compensation. Any circumstance considered relevant by Committee members—or in the case of named executive officers other than the CEO, by the CEO—can be a factor in the determination, including the degree of success and the difficulty of achieving personal performance goals and his or her leadership behavior.

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Compensation Discussion & Analysis

Following the end of the fiscal year, based on the Committee’s review of the financial results, personal performance, and other relevant factors, the Committee determined the amount of compensation payable under our annual cash incentive programs for each of our active named executive officers.

The chart below provides the threshold, target and maximum cash incentive amounts established for each active named executive officer by the Committee, as well as their actual payout amounts. As stated above, Mr. Reardon’s bonus was determined under the EMA, based on the design established by his former employer, Lockheed Martin. For our other named executive officers, because we surpassed the adjusted operating income goal threshold of 70% of target by achieving 113.7%, the Committee certified the payout of awards under the annual incentive plan. Information on all of the annual cash incentive payouts for Fiscal 2016 is provided below:

	Threshold ($)	Target ($)	Maximum ($)	Actual ($)
Roger A. Krone	702,000	1,300,000	2,047,500	1,638,000
James C. Reagan	274,590	508,500	800,888	625,964
Michael E. Leiter	226,800	420,000	661,500	420,000
Vincent A. Maffeo	243,045	450,084	708,882	534,250
Timothy J. Reardon	164,500	329,000	658,000	570,200

Long-Term Incentive Awards

Equity awards are granted primarily to motivate future performance and for retention purposes. For Fiscal 2016, each active named executive officer, except for Mr. Reardon, received a mix of equity awards comprised of performance shares, stock options, and performance restricted stock units. Mr. Reardon received a grant consisting only of restricted stock units or “RSUs” in January 2016 from his then-employer, Lockheed Martin, which units were then converted pursuant to the EMA into RSUs issued by Leidos. The grant amounts for the named executive officers, excluding Mr. Reardon, were determined based on market data and consideration of each executive officer’s level of experience, position and responsibilities. The chart below shows the percentage of total direct compensation represented by each type of equity award using the grant date fair value for Mr. Krone, Mr. Reagan, Mr. Leiter and Mr. Maffeo in March 2016:

Performance Share Awards. For all of our active named executive officers except for Mr. Reardon, 50% of the targeted total value of equity awards granted was in the form of three-year performance share awards. Shares will be issued under those awards at the end of the three-year period ending on December 27, 2019 only to the extent that the company achieves specific financial performance goals as measured over such three-year period.

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Compensation Discussion & Analysis

Consistent with our prior fiscal year’s awards, for Fiscal 2016, the Committee set two goals for the performance shares: 50% of the shares granted will vest based on the achievement of adjusted operating income goals, and 50% of the shares granted will vest based on the achievement of relative total stockholder return goals. Performance will be measured on a cumulative basis over the total performance period rather than annually for each year of the performance period.

We use adjusted operating income as a financial goal because it directly aligns with our growth strategy and we believe it is strongly correlated with potential stockholder value. We use total stockholder return because we believe that this metric is also closely aligned with and a clear measurement of growth in stockholder value.

The target number of shares for the Fiscal 2016 performance shares was determined by dividing the target value approved by the Committee by $45.76, the closing sales price of our common stock on the NYSE on March 3, 2016, the trading day before the grant date of March 4, 2016. The following table sets forth the target number of shares and corresponding target value for performance share awards granted for Fiscal 2016, with the three-year performance period ending on December 28, 2019. Details about payout at threshold and maximum performance can be found in the table following this CD&A entitled “Grants of Plan-Based Awards.”

	Target Value ($)	Target Shares (#)
Roger A. Krone	2,350,000	51,355
James C. Reagan	600,000	13,112
Michael E. Leiter	450,000	9,834
Vincent A. Maffeo	450,000	9,834
Timothy J. Reardon	N/A	N/A

In the first quarter of Fiscal 2016, we also set the goals for the shares allocated to the third and final year of the fiscal 2015 performance share awards. These performance shares awards, granted in April 2014 to Mr. Maffeo, and in July 2014 to Mr. Krone, vest based on a single metric—adjusted operating income—with the Committee setting a one-year goal at the beginning of each respective year.

Level of Performance	Adjusted Operating Income ($)
No payout	Less than 183 million
Threshold (50% payout)	183 million
Target (100% payout)	366 million
Maximum (150% payout)	549 million

Payouts for performance between the threshold and maximum levels are calculated on a straight-line basis.

Determination of Performance Shares Earned for Fiscal 2016. The Committee determined that 113.7% of the target shares allocated to this performance period (one-third of the target grant amount) were earned based on the achievement of annual adjusted operating income of $416 million. As of December 30, 2016 (the end of our prior fiscal year), the service-vesting requirements were met and therefore all shares determined to be earned over the last three fiscal years, including the third and final tranche described above, will be distributed. The following chart shows the adjusted operating income targets and actual results for each year during the three-year performance period:

Period	Target ($)	Actual ($)	Achievement Level (%)
12 months ended January 30, 2015	398M	356M	89.4
11 months ended January 1, 2016(1)	320M	357M	111.5
12 months ended December 30, 2016	366M	416M	113.7

(1)	Reflects an 11-month transition period due a change in our fiscal year.

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PRSUs/Restricted Stock Units. Equity awards that vest contingent upon the achievement of pre-established financial goals help to ensure that a significant portion of an executive’s total annual compensation is aligned with our performance and stockholder interests. Certain of our active named executive officers were granted PRSUs that vest 25% each year on the anniversary of grant date, but are forfeited if we fail to achieve a pre-established performance goal for the first year. The performance goal for Fiscal 2016 was $3.8 billion in revenue on a pre-merger basis. The Committee certified such goal was met and therefore the PRSUs will be eligible to vest over four years. Mr. Reardon was granted restricted stock units or RSUs in lieu of PRSUs. His RSUs will vest 100% in January 2019 on the third anniversary of original grant date.

Stock Options. Stock options are an effective means of linking rewards to the creation of stockholder value over a longer term. We believe that stock options motivate our executives to build stockholder value because they may realize value only if our stock appreciates over the option term. The options vest 25% each year on the anniversary of grant date and expire on the seventh anniversary of grant date. The number of option shares granted on March 4, 2016 was determined by dividing the target value of options approved by the Committee by $9.01, the Black-Scholes-Merton option value determined as of February 17, 2016.

Other Benefits

In addition to the elements of direct compensation described above, we also provide our executive officers with the following benefits:

Health and Welfare Benefits

Our executive officers are entitled to participate in all health and welfare plans that we generally offer to all of our eligible employees, which provide medical, dental, health, group term life insurance and disability benefits. We believe that these health and welfare benefits are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent.

Retirement Benefits

Our executive officers are entitled to participate in the same defined contribution retirement plan that is generally available to all of our eligible employees. We make matching contributions to eligible participants’ retirement plan accounts based on a percentage of their “eligible compensation” under applicable rules. We believe that this retirement program permits our executives to save for their retirement in a tax-effective manner.

Deferred Compensation Plans

To provide other tax-deferred means to save for retirement, we maintain certain deferred compensation plans that allow our named executive officers and other eligible participants to elect to defer all or a portion of any cash or certain equity incentive awards granted to them under our cash incentive or stock plans. We make no contributions to named executive officers’ accounts under these plans. In addition, we maintain a deferred compensation plan that allows our named executive officers and other eligible participants to elect to defer a portion of their eligible salary. The majority of current vested deferred balances under the plans will be paid upon retirement or termination. Beginning on January 1, 2016, all participants in these plans were able to defer to “in-service” accounts, which pay out in the year specified by the participant, including years prior to termination. These plans are described in more detail under “Nonqualified Deferred Compensation.”

Perquisites and Personal Benefits

We generally do not provide perquisites and personal benefits to our executive officers that are not otherwise available to other employees.

Other Policies and Considerations

Assessment of Risks in our Compensation Programs

During Fiscal 2016, the Committee directed management to undertake a risk assessment of our compensation programs and asked FW Cook, the Committee’s independent compensation consultant, to review the assessment. In conducting the

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assessment, we reviewed our pay practices and incentive programs to identify any potential risks inherent in our compensation programs. We also reviewed the risks facing the company and evaluated whether our compensation practices and programs could be expected to increase or help mitigate these risks. The finding of the assessment, with which the Committee concurred, was that our compensation programs are effectively designed to help mitigate excessive risk-taking that could harm our value or reward poor judgment by our executives or other employees. The factors considered in reaching this conclusion include:

▶	short-term incentive measures are balanced among different financial measures, with targets that are intended to be achievable upon realistic levels of performance;

▶	significant weighting towards long-term incentive compensation promotes long-term decision making and discourages short-term risk taking;

▶	maximum payouts are capped at levels that do not reward excessive risk-taking;

▶	goals are based on company and sector performance measures, which mitigates excessive risk-taking within any particular business unit;

▶	leadership behaviors, such as ethics and integrity, are specifically addressed in our short-term incentive programs;

▶	our compensation recoupment policy allows us to recover compensation based on financial results that are subsequently restated or if fraud or intentional misconduct is involved; and

▶	our stock ownership guidelines encourage a long-term perspective.

Equity Award Grant Practices

The Committee is responsible for the administration of the equity incentive programs for our 2006 Equity Incentive Plan in which our named executive officers participate. The Committee set the equity award Fiscal 2016 grant dates for new and existing employees, including executive officers, in December 2015. These grant dates were selected to occur after the dates we anticipate releasing our annual and quarterly financial results. We generally grant equity incentive awards to our executive officers and all other eligible employees on an annual basis shortly after we announce our financial results for the recently completed fiscal year. In addition to these annual grants, the Committee set four quarterly dates on which any additional equity incentive awards could be made to eligible executive officers or other employees in connection with a new hire, for retention purposes or otherwise.

The Committee approves all equity awards made to our directors and executive officers. The exercise price of any option grant is determined by reference to the fair market value of the shares on the grant date, which our 2006 Equity Incentive Plan defines as the closing sales price of our common stock on the NYSE on the previous trading day.

Stock Ownership Guidelines and Policies

We encourage our employees to own our stock so that they are motivated to maximize our long-term performance and stock value. Under our established stock ownership guidelines, our named executive officers are required to accumulate and maintain stock holdings in an amount of our stock with a value at least equal to five times their base salary. Because they must hold all shares acquired under our equity incentive programs until they meet this ownership requirement, which we expect will take several years, we do not have specific time-based holding periods following the exercise of stock options or vesting of other equity awards. In addition to these ownership guidelines, we have also established policies for our executive officers that prohibit certain short-term or speculative transactions in our securities. We believe that these prohibited transactions carry a greater risk of liability for insider trading violations and create an appearance of impropriety. For example, with respect to our securities, our executive officers are not permitted to engage in any short sales or any trading in puts, calls or other derivatives on an exchange or other organized market. They are also prohibited from holding company securities in a margin account or pledging securities as collateral for a loan. In addition, our executive officers are required to obtain pre-clearance from our General Counsel for all transactions in our securities.

Compensation Recoupment Policy

Under our compensation recoupment policy, the Committee may require members of senior management to return incentive compensation if there is a material restatement of the financial results upon which the incentive compensation

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was originally based. Our recoupment policy includes both cash and equity forms of incentive compensation. If the Committee determines that recovery is appropriate, the company will seek repayment of the difference between the incentive compensation paid and the incentive compensation that would have been paid, if any, based on the restated financial results.

The policy also provides for recovery of incentive compensation from any employee involved in fraud or intentional misconduct, whether or not it results in a restatement of our financial results. In such a situation, the Committee would exercise its business judgment to determine what action it believes is appropriate under the circumstances.

We may seek to recover the applicable amount of compensation from incentive compensation paid or awarded after the adoption of the policy, from future payments of incentive compensation, cancellation of outstanding equity awards and reduction in or cancellation of future equity awards. In cases of fraud or misconduct, we may also seek recovery from incentive compensation paid or awarded prior to the adoption of the policy.

Post-Employment Benefits

We do not maintain a defined benefit or other supplemental retirement plan that would entitle our executive officers to receive company-funded payments if they leave the company.

Upon certain terminations of employment, including death, disability, retirement or a change in control, our named executive officers may be eligible for continued vesting of equity awards on the normal schedule or accelerated vesting in full or on a pro-rata basis, depending on the nature of event and the type of award. The purpose of these provisions is to protect previously earned or granted awards by making them available following the specified event. Because these termination provisions are contained in our standard award agreements for all recipients and relate to previously granted or earned awards, we do not consider these potential termination benefits as a separate item in compensation decisions for our named executive officers. Our long-term incentive plans do not provide for additional benefits or tax gross-ups. For more information about potential post-employment benefits, see “Executive Compensation—Potential Payments Upon Termination or a Change in Control.”

Potential Change in Control and Severance Benefits

We have entered into severance protection agreements with each of our executive officers, other than Mr. Krone and Mr. Reardon, that would provide them with payments and benefits if their employment is involuntarily terminated following an acquisition of our company as further described in this Proxy Statement under “Executive Compensation—Potential Payment Upon a Change in Control.” We believe that these agreements provide an important benefit to us by helping alleviate any concern the executive officers might have when contemplating a potential change in control of our company and permitting them to focus their attention on our business. In addition, we believe that these agreements are an important recruiting and retention tool, as many of the companies with which we compete for talent have similar arrangements in place for their senior management.

These severance protection agreements are designed to be renewed for successive one-year terms by the Committee, unless either the Committee or the executive officer decides not to renew the term. However, in September 2016, the Committee decided not to renew the severance protection agreements, and instead, to establish a severance plan, effective January 1, 2017 (after the end of the reported fiscal year). The new plan is designed to cover executive officers in certain cases where they terminate involuntarily from employment, with a separate schedule of benefits applicable if the termination occurs following a change of control of the company. Details regarding the new plan are included following the detailed charts for the benefits provided in Fiscal 2016 (the “Potential Payment Upon a Change in Control” Section). In addition to the change in control benefits described above for Fiscal 2016, we are not obligated to offer any kind of severance benefits to our executive officers, other than Mr. Krone and Mr. Reardon. Our executive officers, other than Mr. Krone, are employees-at-will and as such do not have any employment agreements with us, other than standard employment offer letters. Mr. Krone’s employment agreement provides that if his employment is terminated by us for reasons other than cause or by Mr. Krone for good reason, he would receive an amount equal to one times the sum of his base salary and target bonus. Such payment will be subject to Mr. Krone’s agreement to release us from any claims. However, if such termination is within three months prior to a change in control or within 24 months after a change in control, Mr. Krone would receive an amount equal to a maximum of two and one half times the sum of his base salary and target bonus. In addition, Mr. Krone would be entitled to receive payment for certain benefits, outplacement services and

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vesting of all or a portion of his initial equity awards, depending on whether the termination is during a change in control period. The Committee approved these severance benefits after considering the potential costs, as an inducement for Mr. Krone to join the company.

We have agreed to provide Mr. Reardon with severance benefits pursuant to the terms of the EMA we entered into with Lockheed Martin prior to the merger Transaction. Under the terms of the EMA, we agreed to maintain the same level of benefits offered by Lockheed Martin for a period of one-year following the Transaction for Mr. Reardon.

We have described the change in control and other termination benefits offered to Mr. Krone and Mr. Reardon in the Section entitled “Executive Compensation—Potential Payment Upon a Change in Control” in the tables following this Compensation Discussion & Analysis.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation in excess of $1,000,000 paid in any one year to the Chief Executive Officer and the three other most highly compensated named executive officers (other than our Chief Financial Officer). Qualified performance-based compensation will not be subject to this deduction limit if certain requirements are met.

The Committee periodically reviews and considers the deductibility of executive compensation under Section 162(m) in designing and implementing our compensation programs and arrangements. The Committee awards some of our compensation based upon the achievement of certain predetermined financial performance goals under a stockholder-approved plan, which is intended to permit us to deduct such amounts pursuant to Section 162(m). The rules and regulations promulgated under Section 162(m) are complex and subject to change from time to time, sometimes with retroactive effect. There can be no guarantee, therefore, that amounts potentially subject to the Section 162(m) limitations will be treated by the Internal Revenue Service as “qualified performance-based compensation” under Section 162(m) and/or deductible by the Company.

While we will continue to monitor our compensation programs in light of Section 162(m), the Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our company and our stockholders. As a result, the Committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of our company and our stockholders.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with our management the CD&A included in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Miriam E. John (Chair)

David G. Fubini

Gary S. May

Surya N. Mohapatra

Noel B. Williams

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Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers for service to us during Fiscal 2016 and, if applicable, the 11-month period ended January 1, 2016, and the 12-month period ended January 30, 2015 and the 12-month period ended February 1, 2014, whether or not such amounts were paid in such year:

Name and principal position	Fiscal year ended(1)	Salary($)(2)	Bonus($)(3)	Stock awards($)(4)	Option awards($)(4)	Non-equity incentive plan compen- sation($)(5)	All other compen- sation($)(6)	Total($)

Roger A. Krone	12/30/2016	988,462	—	4,243,439	995,298	1,638,000	19,698	7,884,897
Chief Executive Officer	1/1/2016	876,923	—	3,478,358	699,493	1,468,720	12,637	6,536,131
	1/30/2015	493,269	1,860,822	2,732,044	396,498	—	57,792	5,540,425
James C. Reagan	12/30/2016	561,538	200,000	960,096	254,121	625,964	7,204	2,608,923
Executive Vice President,	1/1/2016	253,846	150,000	1,169,586	278,308	347,079	5,300	2,204,119
Chief Financial Officer
Timothy J. Reardon(7)	12/30/2016	162,240	—	1,304,649	251,645	570,200	11,091	2,299,825
Group President, Defense
and Intelligence
Vincent A. Maffeo	12/30/2016	575,000	—	900,254	190,591	534,250	14,496	2,214,591
Executive Vice President,	1/1/2016	530,769	—	857,329	157,385	537,488	7,954	2,090,925
General Counsel	1/30/2015	574,723	—	374,986	152,162	414,401	13,276	1,529,548
	2/1/2014	575,000	—	937,497	312,512	383,000	58,436	2,266,445
Michael E. Leiter	12/30/2016	525,000	175,000	720,072	190,591	420,000	13,752	2,044,415
Former Executive Vice President	1/1/2016	484,615	—	669,005	157,385	380,000	12,421	1,703,426
Sarah K. Allen(8)	12/30/2016	330,334	—	545,169	116,471	—	3,090,856	4,082,830
Former Chief Human	1/1/2016	350,769	—	500,124	91,811	266,578	9,638	1,218,920
Resources Officer	1/30/2015	375,385	—	218,742	88,759	199,776	13,069	895,731

(1)	Compensation is provided only for fiscal years for which an individual qualified as a named executive officer.

(2)	Amounts in this column include a compensation leave payout for Ms. Allen in the amount of $72,393 in 2016.

(3)	Mr. Reagan and Mr. Leiter were awarded one-time discretionary bonuses in 2016 in connection with the successful completion of our acquisition of the IS&GS business.

(4)	These columns reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The awards shown in the “Stock awards” column in the above table include restricted stock units and performance share awards, both of which are subject to performance conditions (except for the restricted stock units granted to Mr. Reardon). The grant date fair value for the performance share awards includes both (i) the grant date fair value for the performance share awards granted in fiscal 2015 but which had an accounting grant date on February 18, 2016 when the goals were set for the third year performance period related to adjusted operating income and (ii) the grant date fair value for the performance share awards granted on March 3, 2016 for the three year performance period related to adjusted operating income and total stockholder return. Values for all performance share awards are computed based upon the probable outcome of the performance conditions as of the grant date of the award. Assuming the highest level of the performance conditions is achieved, the value of the Fiscal 2016 performance shares in the “Stock Awards” column would be as follows: Mr. Krone, $5,660,156; Mr. Reagan, $1,260,124; Mr. Maffeo, $1,215,367; Mr. Leiter, $945,093 and Ms. Allen, $735,248. Because Ms. Allen’s employment with the company ended in August 2016, a portion of the stock awards granted to her for Fiscal 2016 was forfeited. The awards shown in the “Options awards” column are not subject to performance conditions.

For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculation of these amounts, please refer to Note 14 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on February 24, 2017.

(5)	Amounts shown in this column represent the actual amounts paid to the named executive officers under our cash incentive award programs for the stated fiscal years. The threshold, target and maximum payouts are shown in the “Grants of Plan Based Awards” table under the column headed “Estimated future payouts under non-equity incentive plan awards.”

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(6)	Amounts shown in this column for Fiscal 2016 primarily represent company contributions that we made on behalf of the named executive officers under the Leidos Retirement Plan as follows: Mr. Krone, $12,154, Mr. Reagan, $7,204, Mr. Maffeo, $14,496, Mr. Leiter, $13,252 and Ms. Allen, $12,812. Amount listed for Mr. Reardon in this column for Fiscal 2016 primarily represents company contributions that we made on his behalf into the Leidos, Inc. Deferred Compensation Plan for Former IS&GS Employees. In addition, for Fiscal 2016, the amount for Ms. Allen includes the payment of $3,078,044 paid in August 2016 pursuant to a severance agreement.

(7)	Mr. Reardon joined our company in August 2016 in conjunction with the merger; therefore, the amount in the “Salary” column reflects a partial year of service in Fiscal 2016.

(8)	Ms. Allen’s employment with us ended in August 2016; therefore, the amount in the “Salary” column reflects a partial year of service in Fiscal 2016.

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Grants of Plan-Based Awards

The following table sets forth information regarding the cash and equity incentive awards made to our named executive officers in Fiscal 2016 pursuant to our 2006 Equity Incentive Plan, including any portion of such awards deferred into our Key Executive Stock Deferral Plan and Keystaff Deferral Plan.

Name	Award type	Grant date	Estimated future payouts under non- equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other option awards; number of securities underlying options(3) (#)	All other stock awards; number of shares of stock or units(4) (#)	Exercise or base price of option awards(5) ($/share)	Grant date fair value of stock and option awards(6) ($)

			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Krone	Cash	2/18/2016	702,000	1,300,000	2,047,500	—	—	—	—	—	—	—
	Options	3/4/2016	—	—	—	—	—	—	141,171	—	33.82	995,298
	PRSU	3/4/2016	—	—	—	—	30,813	—	—	—	—	1,410,003
	PSA	2/18/2016	—	—	—	5,459	10,918	16,377	—	—	—	483,231
	PSA	3/4/2016	—	—	—	25,678	51,355	77,033	—	—	—	2,350,205
Mr. Reagan	Cash	2/18/2016	274,590	508,500	800,888	—	—	—	—	—	—	—
	Options	3/4/2016	—	—	—	—	—	—	36,044	—	33.82	254,121
	PRSU	3/4/2016	—	—	—	—	7,868	—	—	—	—	360,040
	PSA	3/4/2016	—	—	—	6,556	13,112	19,668	—	—	—	600,056
Mr. Reardon	Cash	8/16/2016	164,500	329,000	658,000	—	—	—	—	—	—	—
	Options	8/26/2016	—	—	—	—	—	—	23,785	—	39.70	251,645
	RSU	8/16/2016	—	—	—	—	—	—	—	33,808	—	1,054,618
	RSU	8/26/2016	—	—	—	—	—	—	—	6,298	—	250,031
Mr. Maffeo	Cash	2/18/2016	243,045	450,084	708,882	—	—	—	—	—	—	—
	Options	3/4/2016	—	—	—	—	—	—	27,033	—	33.82	190,591
	PRSU	3/4/2016	—	—	—	—	5,901	—	—	—	—	270,030
	PSA	2/18/2016	—	—	—	2,036	4,071	6,107	—	—	—	180,182
	PSA	3/4/2016	—	—	—	4,917	9,834	14,751	—	—	—	450,042
Mr. Leiter	Cash	2/18/2016	226,800	420,000	661,500	—	—	—	—	—	—	—
	Options	3/4/2016	—	—	—	—	—	—	27,033	—	33.82	190,591
	PRSU	3/4/2016	—	—	—	—	5,901	—	—	—	—	270,030
	PSA	3/4/2016	—	—	—	4,917	9,834	14,751	—	—	—	450,042
Ms. Allen	Cash	2/18/2016	127,980	237,000	373,275	—	—	—	—	—	—	—
	Options	3/4/2016	—	—	—	—	—	—	16,520	—	33.82	116,471
	PRSU	3/4/2016	—	—	—	—	3,606	—	—	—	—	165,011
	PSA	2/18/2016	—	—	—	1,188	2,375	3,563	—	—	—	105,118
	PSA	3/4/2016	—	—	—	3,005	6,010	9,015	—	—	—	275,041

(1)	As described in our Compensation Discussion & Analysis, cash incentive awards paid to our named executive officers for performance during Fiscal 2016 were based on achievement of pre-established goals. The actual payouts for the Fiscal 2016 performance period are provided in the “Summary Compensation Table” in the column headed “Non-equity incentive plan compensation.”

(2)

The PRSUs in these columns represent restricted stock units which are subject to a performance goal and vesting requirements as follows: 25% of the PRSUs vests on the first, second, third and fourth anniversaries of grant date. The PSAs in these columns represent the threshold, target and maximum number of shares issuable under three year performance share awards, subject to the Compensation Committee’s discretion to decrease the number of shares that are ultimately issued at the end of the three year performance period. The grant date fair value for the performance share awards granted on February 18, 2016 for the third year performance period (related to awards granted in fiscal 2015 but for which metrics were set in fiscal 2016) related to adjusted operating income based on the probable outcome of the performance condition as of the grant date and the grant date fair value for the performance

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share awards granted on March 3, 2016 for the three year performance period related to adjusted operating income and total stockholder return are provided the “Summary Compensation Table” in the column headed “Stock awards.”

(3)	Amounts in this column represent the number of shares of our common stock underlying options issued in Fiscal 2016. All options vest 25% on the first, second, third and fourth anniversaries of grant date except those issued to Mr. Reardon which will vest in full on the third anniversary of the grant date provided continuous employment. Amounts are adjusted to reflect the special dividend.

(4)	Amounts in this column were time-based restricted stock units made as follows to Mr. Reardon: (a) converted units issued as a result of the merger and will vest in full on January 28, 2019 and (2) units issued as a retention award which will vest in full on the third anniversary of the grant date.

(5)	The 2006 Equity Incentive Plan defines “fair market value” as the closing sales price of our common stock on the NYSE on the trading day before the grant date which is the exercise price. Amounts are adjusted to reflect the special dividend.

(6)	Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. These amounts do not reflect the value that may actually be realized by the recipient and do not reflect changes in our stock price after the date of grant.

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Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding option, restricted stock unit, performance restricted stock unit and performance share awards issued pursuant to our 2006 Equity Incentive Plan that were held by our named executive officers at the end of Fiscal 2016, including awards previously deferred under our Key Executive Stock Deferral Plan.

		Option Awards(1)				Stock Awards
Name	Grant date	Number of securities underlying unexercised options (exercisable)(#)	Number of securities underlying unexercised options (unexercisable)(#)	Option exercise price($)	Option expiration date	Grant date	Number of shares of stock or units that have not vested(#)(2)	Market value of shares of stock or units that have not vested($)(3)	Equity incentive plan awards; number of unearned shares, units, or other rights that have not vested(#)(4)	Equity incentive plan awards; market or payout value of unearned shares, units or other rights that have not vested($)(3)

Mr. Krone	7/14/2014	45,466	45,469	27.34	7/13/2021	7/14/2014	8,040	411,166	—	—
	4/10/2015	34,695	104,089	31.55	4/9/2022	7/14/2014	9,764	499,331	—	—
	3/4/2016	—	141,171	33.82	3/3/2023	3/23/2015	12,173	622,527	—	—
	—	—	—	—	—	4/10/2015	19,326	988,332	—	—
	—	—	—	—	—	4/10/2015	—	—	42,946	2,196,258
	—	—	—	—	—	2/18/2016	12,413	634,801	—	—
	—	—	—	—	—	3/4/2016	30,813	1,575,777	—	—
	—	—	—	—	—	3/4/2016	—	—	51,355	2,626,295
Mr. Reagan	9/11/2015	14,351	43,056	31.26	9/10/2022	9/11/2015	7,448	380,891	—	—
	3/4/2016	—	36,044	33.82	3/3/2023	9/11/2015	—	—	16,549	846,316
	—	—	—	—	—	3/4/2016	7,868	402,370	—	—
	—	—	—	—	—	3/4/2016	—	—	13,112	670,548
Mr. Reardon	8/26/2016	23,785	—	39.70	8/25/23	8/16/2016	33,808	1,728,941	—	—
	—	—	—	—	—	8/26/2016	6,298	322,080	—	—
Mr. Maffeo	4/1/2011	66,289	—	32.15	3/31/2018	4/5/2013	3,618	300,418	—	—
	3/30/2012	72,298	—	25.10	3/29/2019	4/4/2014	3,054	156,182	—	—
	4/5/2013	39,040	26,028	25.74	4/4/2020	4/4/2014	3,640	186,150	—	—
	10/4/2013	12,419	—	33.97	10/3/2020	3/23/2015	4,539	232,124	—	—
	4/4/2014	16,524	16,525	27.23	4/3/2021	4/10/2015	4,349	222,408	—	—
	4/10/2015	7,806	23,420	31.55	4/9/2022	4/10/2015	—	—	9,663	494,166
	3/4/2016	—	27,033	33.82	3/3/2023	2/18/2016	4,628	236,676	—	—
	—	—	—	—	—	3/4/2016	5,901	301,777	—	—
	—	—	—	—	—	3/4/2016	—	—	9,834	502,911
Mr. Leiter	12/12/2014	13,531	13,531	31.76	12/11/2021	12/12/2014	1,455	74,409	—	—
	4/10/2015	7,806	23,420	31.55	4/9/2022	4/10/2015	4,349	222,408	—	—
	3/4/2016	—	27,033	33.82	3/3/2023	4/10/2015	—	—	9,663	494,166
	—	—	—	—	—	3/4/2016	5,901	301,777	—	—
	—	—	—	—	—	3/4/2016	—	—	9,834	502,911
Ms. Allen	—	—	—	—	—	4/10/2015	—	—	2,989	152,857
	—	—	—	—	—	3/4/2016	—	—	1,255	64,181

(1)	Information in these columns relates to options to purchase shares of common stock held by our named executive officers at the end of Fiscal 2016. Options granted prior to 2014 vest according to the following schedule: 20% of the options vest on the first, second and third anniversaries of the grant date, with the remaining 40% vesting on the fourth anniversary of the grant date. Options granted in 2014 and thereafter vest 25% on the first, second, third and fourth anniversaries of grant date, except for the options granted to Mr. Reardon in August 2016 which vest 100% on the third anniversary of the date of grant.

(2)

Information in this column includes (a) restricted stock units held by our named executive officers at the end of Fiscal 2016, including restricted stock units subject to a performance condition which has been met and any associated stock dividend equivalents, and (b) shares deemed earned under the first and second year performance periods for the performance share award granted in fiscal 2015. Restricted stock units granted prior to fiscal 2014 vest according to the following schedule: 20% of the award vests on the first, second and third anniversaries of the grant date, with the

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Executive Compensation

remaining 40% vesting on the fourth anniversary of the grant date. Restricted stock units granted in fiscal 2014 and after vest 25% on the first, second, third and fourth anniversaries of grant date, in each case if the applicable performance condition is met, except for restricted stock units granted to Mr. Reardon which vest on January 28, 2019 for the August 16, 2016 award and 100% on the third year anniversary of the date of grant for the August 28, 2016 award. Performance share awards vest 100% at the end of the three year fiscal performance cycle to the extent earned based on achievement of the applicable performance conditions, subject to the Compensation Committee’s discretion to decrease the number of shares that are ultimately issued at the end of the three year performance period.

(3)	Based on $51.14, the closing sales price of our common stock on the NYSE on December 30, 2016.

(4)	Amounts in this column represent (a) the performance share awards issued in 2014, the target shares for the third year performance period related to adjusted operating income, (b) the performance share awards granted in 2015 and 2016, the target shares for the three year performance period related to adjusted operating income and total stockholder return, and (c) the performance restricted stock units granted in Fiscal 2016.

Option Exercises and Stock Vested

The following table sets forth information regarding shares of common stock acquired by our named executive officers during Fiscal 2016 upon the exercise of stock options and the vesting of restricted stock awards or restricted stock units and restricted stock units issued as dividend equivalents, including awards deferred into our Key Executive Stock Deferral Plan.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercises ($)(1)	Number of shares acquired on vesting(#) (2)	Value realized on vesting ($) (1)
Mr. Krone	—	—	10,462	527,475
Mr. Reagan	—	—	2,482	102,978
Mr. Reardon	—	—	—	—
Mr. Maffeo	—	—	23,390	1,167,171
Mr. Leiter	—	—	2,176	111,827
Ms. Allen	21,258	283,445	8,624	443,191

(1)	Based on the closing price of our common stock on the day prior to exercise or vesting.

(2)	Includes stock units deferred into our Key Executive Stock Deferral Plan that vested during Fiscal 2016. Any stock awards that vested in the current year and deferred by our named executive officers are reflected in the table under the caption “Nonqualified Deferred Compensation” below.

Nonqualified Deferred Compensation

We provided benefits to our named executive officers during Fiscal 2016 under the following nonqualified deferred compensation plans, which are summarized below:

The Leidos Keystaff Deferral Plan allows eligible participants to elect to defer all or a portion of any cash granted to them under our cash incentive plan. We make no contributions to participants’ accounts under the Keystaff Deferral Plan. Participants can direct their deferrals into investment options similar to those available in the Leidos Retirement Plan other than the Leidos Stock Funds. Distributions under the Keystaff Deferral Plan are then made to participants in cash. Deferred balances under this plan will be paid upon elected specified date, retirement or separation from service.

The Leidos Key Executive Stock Deferral Plan allows eligible participants to elect to defer all or a portion of their cash or certain equity incentive awards granted to them under our cash incentive or stock incentive plans. Participant deferrals correspond to stock units of our common stock. Participant accounts are credited with additional units corresponding to their outstanding account balance for each company dividend payable. . We make no contributions to participants’ accounts under the Key Executive Stock Deferral Plan. Distributions under the Key Executive Stock Deferral Plan are then made to participants in shares of common stock corresponding to the number of vested stock units held for the participant. Vested deferred balances under this plan will be paid upon elected specified date, retirement or separation from service.

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The Leidos 401(k) Excess Deferral Plan (Excess Plan) is a pre-tax savings plan that, through December 30, 2016, allowed eligible participants to defer up to 20% of their eligible compensation after meeting the annual IRS contribution limit for the Leidos Retirement Plan. Bonuses were not eligible for deferral to the Excess Plan. The investment options in the Excess Plan are similar to those in the Leidos Retirement Plan but do not include the Leidos Stock Funds. Vested deferred balances under this plan will generally be paid following separation from service.

The Leidos Deferred Compensation Plan for Former IS&GS Employees is a pre-tax savings plan that allows eligible participants to defer salary and receive certain company contributions. Salary deferrals in this plan do not start until after an eligible participant has met the annual IRS contribution limit for the Leidos Retirement Plan for Former IS&GS Employees. Bonuses are not eligible for deferral to this plan. The investment options in the Deferred Compensation Plan are similar to those in the Leidos Retirement Plan but do not include the Leidos Stock Funds. Deferred balances under this plan will generally be paid following separation from service.

The following table sets forth information regarding deferrals under and aggregate earnings and withdrawals in Fiscal 2016 through our nonqualified deferred compensation plans in which our named executive officers participate:

Name	Plan	Executive contributions ($)(1)	Registrant Contributions ($)	Aggregate earnings ($)(2)	Aggregate withdrawals/ distributions($)	Aggregate balance at fiscal year- end ($)(3)

Mr. Krone	Excess Plan	50,528	—	5,763	—	98,089
Mr. Reagan	Keystaff Deferral Plan	160,090	—	23,683	—	247,759
	Key Executive Stock Deferral Plan	227,835	—	154,984	—	489,754
	Excess Plan	99,615	—	3,282	—	102,897

Mr. Reardon	Deferred Compensation Plan	30,731	9,219	526	—	40,475
Mr. Maffeo	Keystaff Deferral Plan	268,744	—	25,030	—	1,069,645
	Key Executive Stock Deferral Plan	285,057	—	250,199	—	1,155,382
	Excess Plan	97,308	—	36,690	—	421,701

Mr. Leiter	Not Applicable	—	—	—	—	—
Ms. Allen	Management Stock Compensation Plan	—	—	17,792	—	87,291

(1)	Amounts in this column represent the value of cash or stock awards deferred during Fiscal 2016. These amounts are also included as compensation in the “Summary Compensation Table”.

(2)	With respect to the Keystaff Deferral Plan, amounts in this column represent interest earned during Fiscal 2016 on cash previously deferred based on Moody’s Seasoned Corporate Bond Rate minus 1% (3.64% for 2016) and aggregate returns on the diverse investment options available to eligible participants based on individual participant investment elections. With respect to the Key Executive Stock Deferral Plan, amounts in this column represent the aggregate increases or decreases in the value of stock units corresponding to shares of our common stock during Fiscal 2016. The market value of the shares is based upon $51.14, the closing sales price of our common stock on the NYSE on December 30, 2016. With respect to the Excess Plan and Deferred Compensation Plan for Former IS&GS Employees, amounts in this column represent aggregate returns on the diverse investment options available to eligible participants based on individual participant investment elections.

(3)	Amounts in this column represent the value of the holder’s accounts at the end of Fiscal 2016. With respect to the Key Executive Stock Deferral Plan, the amounts represent the value of stock units corresponding to shares of common stock held by the named executive officer based on $51.14 per share, the closing sales price of our common stock on the NYSE on December 30, 2016. All amounts in this column were reported as compensation in the “Summary Compensation Table” for prior years. Our named executive officers held the following number of stock units at the end of Fiscal 2016 in the Key Executive Stock Deferral Plan as follows: (a) Mr. Reagan, 9,577 and (b) Mr. Maffeo, 22,593 and in the Management Stock Compensation Plan as follows: Ms. Allen, 1,707.

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Executive Compensation

Potential Payments upon Termination or a Change in Control

Roger A. Krone, Chief Executive Officer

Mr. Krone’s employment agreement would provide severance benefits to him if his employment is terminated by us for reasons other than for cause, or by Mr. Krone for good reason. However, if such termination is within three months prior to or within 24 months after a change in control of the company (the “change in control period”), Mr. Krone would receive a higher level of benefits. In addition, Mr. Krone would be entitled to receive certain benefits and outplacement services in the event of a qualifying termination under his employment agreement. Finally, pursuant to the terms of the equity awards Mr. Krone received under the Leidos 2006 Equity Incentive Plan (“Equity Plan”), and the special provisions in his employment agreement applicable to Mr. Krone’s July 2014 grants upon hire, if Mr. Krone is terminated by us for reasons other than for cause, by him for good reason, or by reason of his death or disability, he would be entitled to accelerated vesting, or pro-rated vesting, of his long-term incentive awards, depending on whether the termination is during a change in control period. The chart below provides the amounts that Mr. Krone would be entitled to under these various termination scenarios. With respect to the “With Change in Control” scenarios, because the Transaction was considered a change in control (“CIC”) with respect to Mr. Krone’s employment agreement, but was not a CIC as defined in the Equity Plan or our Deferred Compensation programs, we have provided amounts under two hypothetical scenarios below. The first, in the column entitled “IS&GS Transaction,” provides amounts under Mr. Krone’s agreement only. The second, in the column entitled “New Change in Control,” assumes a change in control scenario where the definition of CIC in both the Equity and Deferred Compensation Plans has been triggered as well as the definition in Mr. Krone’s agreement.

Post-employment Payments — Mr. Krone

		Involuntary Termination/ Good Reason
		Without Change in Control		With Change in Control
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination ($)	For Cause ($)	Without Cause/ for Good Reason ($) (1)	IS&GS Transaction ($)(2)	New Change in Control ($)(3)	Death ($)	Disability ($)
Compensation:
Severance (Salary and Bonus)(4)	—	—	2,300,000	5,750,000	5,750,000	—	—
Pro-rata Bonus(5)	—	—	1,638,000	1,638,000	1,638,000	1,638,000	1,638,000
Long-term Incentives:
Performance Restricted Stock/Restricted Stock Units(6)	—	—	546,559	546,559	3,867,434	3,867,434	3,867,434
Stock Options(7)	—	—	1,082,326	1,082,326	5,566,950	5,566,950	5,566,950
Performance Share Awards(8)	—	—	6,054,741	6,054,741	6,054,741	6,054,741	6,054,741
Benefits & Perquisites:
Life Insurance, Healthcare(9)	—	—	13,940	119,028	119,028	—	—
Outplacement Services(10)	—	—	15,000	15,000	15,000	—	—
Applicable Scaleback(11)	—	—	—	—	—	—	—
Total(12)	0	0	11,650,566	15,205,653	23,011,153	17,127,125	17,127,125

(1)	Amounts in this column represent the benefits Mr. Krone would be entitled to receive in the event he experiences a hypothetical qualifying termination that does not constitute a change in control (“CIC”) under the terms of his employment agreement or the Leidos Equity and Deferred Compensation Plans. However, since the Transaction in August 2016 constituted a CIC under the terms of Mr. Krone’s agreement, if Mr. Krone experiences a qualifying termination without Cause or for Good Reason (as those terms are defined in his agreement) before August 16, 2018, Mr. Krone will be entitled to receive the enhanced compensation and benefits set forth in the column entitled “IS&GS Transaction” and not the benefits detailed in this column.

(2)	Since the Transaction constituted a CIC for purposes of Mr. Krone’s Agreement but not for purposes of the Leidos Equity and Deferred Compensation Plans, the benefits reflected in this column represent the compensation and benefits Mr. Krone would be entitled to receive under the terms of a qualifying termination until August 16, 2018.

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(3)	Amounts in this column represent the hypothetical benefits Mr. Krone would have been entitled to in the event a new transaction had occurred on December 30, 2016 that constituted a CIC under the terms of his Agreement and the Leidos Equity and Deferred Compensation Plans.

(4)	Amounts in this row represent single lump sum payments equal to (a) one times (in the event of termination without a CIC) and (b) two-and-one-half times (in the event of termination in connection with a CIC) the sum of Mr. Krone’s year-end salary and bonus at target.

(5)	Amounts in this row reflect Mr. Krone’s bonus based on actual performance for the period ended December 30, 2016.

(6)	For a termination that does not follow a CIC, or upon a qualifying termination occurring within 24 months following the Transaction (which did not constitute a CIC under the Equity or Deferred Compensation Plans), the values in this row represent the accelerated vesting of Mr. Krone’s July 2014 RSUs, granted upon his commencement of employment, including accrued cash dividends as of December 30, 2016. For a termination in connection with a new CIC, or death or disability, the amounts represent the value of accelerated vesting of shares of his initial RSUs and PRSUs subsequently granted, including accrued dividends as of December 30, 2016 pursuant the 2006 Equity Incentive Plan. For more information regarding the number of shares of unvested stock units held by Mr. Krone, see the table under the caption “Outstanding Equity Awards at Year-End.”

(7)	For a termination without a CIC and upon a qualifying termination occurring within 24 months following the Transaction, the values represent the accelerated vesting of Mr. Krone’s unvested options to purchase shares of common stock granted in July 2014 upon his commencement of employment. For a termination in connection with a new CIC, or death or disability, the amounts represent the value of accelerated vesting of all options held by Mr. Krone at the end of the year issued pursuant to the 2006 Equity Incentive Plan. For more information regarding the number of shares and exercise prices underlying unvested a options held, see the table under the caption “Outstanding Equity Awards at Year-End.”

(8)	Amounts in this row represent the value of Mr. Krone’s July 2014 performance share grant earned based on actual performance, and a pro-rata amount of his 2015 and 2016 performance share awards, including accrued cash dividends as of December 30, 2016. The 2015 grant assumes performance at 137% of target levels and the 2016 grant assumes performance at 100% of target levels.

(9)	In event of Mr. Krone’s termination without a CIC, he would be entitled to a lump sum payment equal to the product of 12 times his monthly COBRA premiums for health, dental and vision coverage. Upon a termination in connection with a CIC, he would be entitled to a lump sum payment in lieu of continued life, disability, medical, dental and vision coverage for 30 months.

(10)	Amounts in this row represent the estimated value of outplacement counseling services to be provided for 12 months following termination.

(11)	The amounts in this row estimate the amount that severance benefits would need to be reduced or “scaled back” to avoid excise taxes pursuant to Section 280G of the Internal Revenue Code.

(12)	Amounts in this row represent the gross amount of benefits to be received by Mr. Krone. In all termination events except upon a termination by Mr. Krone without Good Reason or by the company for Cause, in addition to the benefits valued in this table, Mr. Krone would also be released of any obligation to repay any portion of the cash sign on award and the fully vested shares he received upon his employment with us and he would receive any unused comprehensive leave time he had accrued.

Mr. Reagan, Mr. Leiter, and Mr. Maffeo

We have entered into severance protection agreements (“SPAs”) with each of our executive officers, other than Mr. Krone and Mr. Reardon, that would provide them with severance payments if their employment is involuntarily terminated following a change of control of the company, including certain other benefits and outplacement services. Following a CIC, they would also vest in their outstanding equity awards, if the CIC met the definition in our Equity and Deferred Compensation Plans. Finally, pursuant to the terms of the equity awards they received under the Equity Plan, if they terminated employment involuntarily not for cause, or by reason of their death or disability, they would be entitled to accelerated vesting, or pro-rated vesting, of certain long-term incentive awards. The charts below provides the amounts that these executive officers would be entitled to under various termination scenarios. With respect to the “With Change in Control” scenarios, because the Transaction was considered a CIC with respect to the SPA, but was not a CIC as defined in the Equity or Deferred Compensation Plans, we have provided benefits under two hypothetical scenarios below. The first, in the column entitled “IS&GS Transaction,” provides amounts under the SPA only. The second, in the column entitled “New Change in Control”, assumes a scenario where the definition of CIC in both the Equity and Deferred Compensation Plans have been triggered, as well as the definition in the SPA.

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Post-employment Payments — Mr. Reagan

		Involuntary Termination/ Good Reason
		Without Change in Control		With Change in Control
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination ($)	For Cause ($)	Without Cause/ for Good Reason ($)(1)	IS&GS Transaction ($)(2)	New Change in Control ($)(3)	Death ($)	Disability ($)
Compensation:
Severance (Salary and Bonus)(4)	—	—	—	2,683,750	2,683,750	—	—
Pro-rata Bonus(5)	—	—	—	508,500	508,500	508,500	508,500
Long-term Incentives
Performance Restricted Stock/Restricted Stock Units(6)	—	—	—	—	1,014,024	1,014,024	1,014,024
- Stock Options(7)	—	—	—	—	1,480,288	1,480,288	1,480,288
- Performance Share Awards(8)	—	—	1,282,216	1,282,216	1,282,216	1,282,216	1,282,216
Benefits & Perquisites:
Life Insurance, Healthcare(9)	—	—	—	114,807	114,807	—	—
Outplacement Services(10)	—	—	—	15,000	15,000	—	—
Applicable Scaleback(11)	—	—	—	—	—	—	—
Total(12)	0	0	1,282,216	4,604,274	7,098,586	4,285,029	4,285,029

(1)	Amounts in this column represent the benefits Mr. Reagan would be entitled to receive in the event he experiences a hypothetical qualifying termination that does not constitute a change in control (“CIC”) under the terms of the Severance Protection Agreement (“SPA”) he has entered into with us, or the Leidos Equity and Deferred Compensation Plans. However, since the Transaction in August 2016 constituted a CIC under the terms of Mr. Reagan’s SPA, if Mr. Reagan experiences a qualifying termination that is not in connection with CIC of Leidos before August 16, 2018, then Mr. Reagan will be entitled to receive the enhanced compensation and benefits set forth in the column entitled “IS&GS Transaction” and not the benefits detailed in this column.

(2)	Since the Transaction constituted a CIC for purposes of Mr. Reagan’s Agreement, but not for purposes of the Leidos Equity and Deferred Compensation Plans, the benefits reflected in this column represent the compensation and benefits Mr. Reagan would be entitled to receive under the terms of a qualifying termination under his Agreement until August 16, 2018.

(3)	Amounts in this column represent the benefits Mr. Reagan would be entitled to in the event a new CIC had occurred on December 30, 2016 that constituted a CIC under the terms of the Leidos Equity and Deferred Compensation Plans, in addition to the benefits under his Agreement.

(4)	Amounts in this row represents a single lump sum payment equal to two-and-one-half times the sum of Mr. Reagan’s (a) year-end salary and (b) target bonus. This amount of the bonus calculated under subsection (b) is referred to as the “Bonus Amount.”

(5)	Amounts in this row reflect a pro rata portion of the Bonus Amount to which Mr. Reagan would be entitled based on the number of days that elapsed during the period ended December 30, 2016.

(6)	For a termination in connection with a new CIC, or death or disability, amounts in this row represent the value of accelerated vesting of shares of all RSUs and PRSUs, including accrued dividends as of December 30, 2016 pursuant the 2006 Equity Incentive Plan. For more information regarding the number of shares of unvested stock units held by Mr. Reagan, see the table under the caption “Outstanding Equity Awards at Year-End.”

(7)	For a termination with a CIC, or death or disability, amounts represent the value of accelerated vesting of all unvested options held by Mr. Reagan at the end of the year issued pursuant to the 2006 Equity Incentive Plan. For more information regarding the number of shares and exercise prices underlying unvested options held see the table under the caption “Outstanding Equity Awards at Year-End.”

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(8)	Amounts in this row represent a pro-rata amount of Mr. Reagan’s 2015 and 2016 performance share awards, including accrued cash dividends as of December 30, 2016. The 2015 grant assumes performance at 137% of target levels and the 2016 grant assumes performance at 100% of target levels.

(9)	The amount in this row represents the estimated value of life insurance, disability, medical, dental, vision and hospitalization benefits to be received for 30 months following termination.

(10)	The estimated value of outplacement counseling services to be provided for 12 months following termination.

(11)	This row includes an estimate of the amount of severance protection benefits that would need to be reduced or “scaled back” to avoid excise taxes pursuant to Section 280G of the Internal Revenue Code.

(12)	Amounts in this row represent the gross amount of benefits to be received, without reflecting any federal and/or state income taxes or golden parachute excise taxes payable with respect to such amounts. In addition to the amounts set forth in the row, Mr. Reagan would also be entitled to be paid for any unused comprehensive leave time he had accrued.

Post-employment Payments — Mr. Leiter

		Involuntary Termination/ Good Reason
		Without Change in Control		With Change in Control
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination ($)	For Cause ($)	Without Cause/ for Good Reason ($)(1)	IS&GS Transaction ($)(2)	New Change in Control ($)(3)	Death ($)	Disability ($)
Compensation:
Severance (Salary and Bonus)(4)	—	—	—	2,362,500	2,362,500	—	—
Pro-rata Bonus(5)	—	—	—	420,000	420,000	420,000	420,000
Long-term Incentives:
Performance Restricted Stock/Restricted Stock Units(6)	—	—	—	—	777,381	777,381	777,381
- Stock Options(7)	—	—	—	—	1,189,285	1,189,285	1,189,285
- Performance Share Awards(8)	—	—	799,201	799,201	799,201	799,201	799,201
Benefits & Perquisites:
Life Insurance, Healthcare(9)	—	—	—	101,015	101,015	—	—
Outplacement Services(10)	—	—	—	15,000	15,000	—	—
Applicable Scaleback(11)	—	—	—	—	—	—	—
Total(12)	0	0	799,201	3,697,715	5,664,381	3,185,867	3,185,867

(1)	Amounts in this column represent the benefits Mr. Leiter would have been entitled to had he experienced a hypothetical qualifying termination that did not constitute a change in control (“CIC”) under the terms of his SPA, or the Equity and Deferred Compensation Plans, on December 30, 2016. Because the Transaction in August 2016 constituted a CIC under the terms of Mr. Leiter’s SPA, but not the Equity and Deferred Compensation Plans, Mr. Leiter, who’s employment ended on January 20, 2017, was entitled to receive the enhanced compensation and benefits reflected in the “IS&GS Transaction” column and not the benefits detailed in this column.

(2)	Since the Transaction in August 2016 constituted a CIC for purposes of Mr. Leiter’s SPA but not for purposes of the Equity and Deferred Compensation Plans, the benefits reflected in this column represent only the compensation and benefits Mr. Leiter was entitled to receive under the terms of a qualifying termination under the SPA on January 20, 2017.

(3)	Amounts in this column represent the benefits Mr. Leiter would be entitled to in the event a new transaction had occurred on December 30, 2016 that constituted a CIC under the terms of the Leidos Equity and Deferred Compensation Plans, in addition to the benefits under his SPA.

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(4)	Amounts in this row represents single lump sum payments equal to two-and-one-half times the sum of Mr. Leiter’s (a) year-end salary and (b) target bonus. This amount of the bonus calculated under subsection (b) is referred to as the “Bonus Amount.”

(5)	Amounts in this row reflect a pro rata portion of the Bonus Amount to which Mr. Leiter would be entitled based on the number of days that elapsed during the period ended December 30, 2016.

(6)	For a termination in connection with a new CIC, or death or disability, amounts represent the value of accelerated vesting of shares of all RSUs and PRSUs, including accrued dividends as of December 30, 2016 pursuant the 2006 Equity Incentive Plan. For more information regarding the number of shares of unvested stock units held by Mr. Leiter, see the table under the caption “Outstanding Equity Awards at Year-End.”

(7)	For a termination with a new CIC, or death or disability, amounts represent the value of accelerated vesting of all unvested options held by Mr. Leiter at the end of the year issued pursuant to the 2006 Equity Incentive Plan. For more information regarding the number of shares and exercise prices underlying unvested options held see the table under the caption “Outstanding Equity Awards at Year-End.”

(8)	Amounts represent a pro-rata amount of Mr. Leiter’s 2015 and 2016 performance share awards, including accrued cash dividends as of December 30, 2016. The 2015 grant assumes performance at 137% of target levels and the 2016 grant assumes performance at 100% of target levels.

(9)	Amounts in this row represent the estimated value of life insurance, disability, medical, dental, vision and hospitalization benefits to be received for 30 months following termination after a CIC under the SPA.

(10)	Amounts in this row represent the estimated value of outplacement counseling services to be provided for 12 months following termination after a CIC under the SPA.

(11)	Amounts in this row estimate the amount of severance protection benefits that would need to be reduced or “scaled back” to avoid excise taxes pursuant to Section 280G of the Internal Revenue Code.

(12)	Amounts in this row represent the gross amount of benefits to be received, without reflecting any federal and/or state income taxes or golden parachute excise taxes payable with respect to such amounts. In addition to the amounts set forth in the row, Mr. Leiter would also be entitled to be paid for any unused comprehensive leave time he had accrued.

Post-employment Payments — Mr. Maffeo

		Involuntary Termination/ Good Reason
		Without Change in Control		With Change in Control
Executive Payments and Benefits upon Termination or Change in Control	Retirement ($)	For Cause ($)	Without Cause/ for Good Reason ($)(1)	IS&GS Transaction ($)(2)	New Change in Control ($)(3)	Death ($)	Disability ($)
Compensation:
Severance (Salary and Bonus)(4)	—	—	—	2,562,710	2,562,710	—	—
Pro-rata Bonus(5)	—	—	—	450,084	450,084	450,084	450,084
Long-term Incentives:
- Restricted Stock and Restricted Stock Units(6)	1,188,408	—	1,188,408	1,188,408	1,188,408	1,188,408	1,188,408
- Stock Options(7)	1,983,170	—	1,983,170	1,983,170	1,983,170	1,983,170	1,983,170
- Performance Share Awards(8)	1,673,975	—	1,673,975	1,673,975	1,673,975	1,673,975	1,673,975
Benefits & Perquisites:
Life Insurance, Healthcare(9)	—	—	—	157,663	157,663	—	—
Outplacement Services(10)	—	—	—	15,000	15,000	—	—
Applicable Scaleback(11)	—	—	—	—	—	—	—
Total(12)	4,845,552	0	4,845,552	8,031,009	8,031,009	5,295,636	5,295,636

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Executive Compensation

(1)	Amounts in this column represent the benefits Mr. Maffeo would be entitled to receive in the event he experiences a hypothetical qualifying termination that does not constitute a change in control (“CIC”) under the terms of his SPA or the Equity and Deferred Compensation Plans. However, since the Transaction in August 2016 constituted a CIC under the terms of Mr. Maffeo’s SPA, if he experiences a qualifying termination that is not in connection with a CIC of Leidos before August 16, 2018, Mr. Maffeo will be entitled to receive the enhanced compensation and benefits reflected in the column entitled “IS&GS Transaction (2)” and not the benefits detailed in this column.

(2)	Because the Transaction constituted a CIC for purposes of Mr. Maffeo’s SPA but not for purposes of the Equity and Deferred Compensation Plans, the benefits reflected in this column represent the compensation and benefits Mr. Maffeo would be entitled to receive under the terms of a qualifying termination under the SPA until August 16, 2018.

(3)	Amounts in this column represent the benefits Mr. Maffeo would be entitled to in the event a new CIC had occurred on December 30, 2016 that constituted a CIC under the terms of the Leidos Equity and Deferred Compensation Plans as well as under the terms of his SPA.

(4)	Amounts in this row represents a single lump sum payment equal to two-and-one-half times the sum of Mr. Maffeo’s (a) year-end salary and (b) target bonus. The amount of the bonus calculated under subsection (b) is referred to as the “Bonus Amount.”

(5)	Amounts in this row reflect a pro rata portion of the Bonus Amount to which Mr. Maffeo would be entitled to based on the number of days that elapsed during the period ended December 30, 2016.

(6)	For a termination in connection with a new CIC, or death or disability, amounts in this row represent the value of accelerated vesting of shares of all PRSUs outstanding to Mr. Maffeo, including accrued dividends as of December 31, 2016 pursuant to the Equity and Deferred Compensation Plans. Since Mr. Maffeo has reached the mandatory retirement age, he would continue to vest in his PRSUs in all other termination scenarios except for an involuntary termination for cause. For more information regarding the number of shares of unvested stock units held by Mr. Maffeo, see the table under the caption “Outstanding Equity Awards at Year-End.”

(7)	For a termination in connection with a new CIC, death and disability, amounts represent the value of accelerated vesting of shares of all stock options as of December 31, 2016 pursuant the 2006 Equity Incentive Plan. Since Mr. Maffeo has reached the mandatory retirement age, he would continue to vest in his RSUs in all other termination scenarios except for an involuntary termination for cause. For more information regarding the number of shares of unvested stock units held by Mr. Maffeo, see the table under the caption “Outstanding Equity Awards at Year-End.”

(8)	Amounts represent the value of Mr. Maffeo’s 2014 performance share grant earned based on actual performance and a pro-rata amount of his 2015 and 2016 performance share awards, including accrued cash dividends as of December 30, 2016. The 2015 grant assumes performance at 137% of target levels and the 2016 grant assumes performance at 100% of target levels.

(9)	Amounts in this row represent the estimated value of life insurance, disability, medical, dental, vision and hospitalization benefits Mr. Maffeo would receive for 30 months following termination.

(10)	Amounts in this row represent the estimated value of outplacement counseling services to be provided for 12 months following termination.

(11)	This row provides an estimate of the amount that severance protection benefits would need to be reduced or “scaled back” to avoid excise taxes pursuant to Section 280G of the Internal Revenue Code.

(12)	Amounts in this row represent the gross amount of benefits to be received, without reflecting any federal and/or state income taxes or golden parachute excise taxes payable with respect to such amounts. In addition to the amounts set forth in the row, Mr. Maffeo would also be entitled to be paid for any unused comprehensive leave time he had accrued.

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Executive Compensation

Ms. Allen

On August 16, 2016, Sarah Allen’s employment with Leidos was terminated and she received the following severance benefits:

Component	Amount ($)
Severance (Salary and Bonus)	1,562,400	(1)
Pro-rata Bonus	148,044	(1)
Performance Share Awards	356,946
Additional Severance Payment	1,350,000
Total	3,417,389

(1)	These payments were made pursuant to the SPA between Ms. Allen and the company.

Mr. Reardon

We have agreed to provide Mr. Reardon with severance benefits pursuant to the terms of the EMA we entered into with Lockheed Martin prior to the merger Transaction. Under the terms of the EMA, we agreed to maintain the same level of severance benefits offered by Lockheed Martin to Mr. Reardon for a period of one-year following the Transaction. To accomplish this commitment, we adopted the Leidos Innovations Corporation Executive Severance Plan, effective August 18, 2016. The chart below provides the amounts that Mr. Reardon would be entitled to under various termination scenarios.

Post-employment Payments — Mr. Reardon

		Involuntary Termination/ Good Reason
		Without Change in Control		With Change in Control
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination ($)	For Cause ($)	Without Cause/for Good Reason ($)(1)	New Change in Control ($)(2)	Death ($)	Disability ($)
Compensation:
Severance (Salary and Bonus)(3)	—	—	817,077	817,077	—	—
Pro-rata Bonus	—	—	—	—	—	—
Long-term Incentives:
Restricted Stock Units(4)	—	—	1,766,570	2,092,680	2,092,680	2,092,680
- Stock Options(5)	—	—	—	272,100	272,100	272,100
Benefits & Perquisites:
Healthcare(6)	—	—	22,210	22,210	—	—
Outplacement Services(7)	—	—	15,000	15,000	—	—
Applicable Scaleback(8)	—	—	—	—	—	—
Total(9)	0	0	2,620,857	3,219,068	2,364,781	2,364,781

(1)	Amounts in this column represent the benefits Mr. Reardon would be entitled to in the event a qualifying termination on December 30, 2016 under the Leidos Innovations Corporation Executive Severance Plan and the company’s Equity and Deferred Compensation Plans.

(2)	Amounts in this column represent the benefits Mr. Reardon would be entitled to in the event a new CIC had occurred on December 30, 2016 that constituted a CIC under the terms of the Leidos Equity and Deferred Compensation Plans, in addition to the benefits under the Leidos Innovations Corporation Executive Severance Plan.

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Executive Compensation

(3)	Amounts in this row represent a lump sum severance benefit equal to the sum of two components: (a) a Basic Severance Benefit equal to two weeks of Mr. Reardon’s base salary and (b) a Supplemental Severance Benefit equal to one times the sum of Mr. Reardon’s year-end salary and target annual bonus.

(4)	For a termination in connection with a new CIC, or death or disability, amounts in this row represent the value of the accelerated vesting of shares of all RSUs we have granted to Mr. Reardon, including accrued dividends as of December 30, 2016 pursuant the Equity Plan. Mr. Reardon’s RSUs granted on August 16, 2016 continue to vest upon an involuntary termination absent a CIC. For more information regarding the number of shares of unvested stock units held by Mr. Reardon, see the table under the caption “Outstanding Equity Awards at Year-End.”

(5)	For a termination with a new CIC, or death or disability, amounts in this row represent the value of the accelerated vesting of all unvested options held by Mr. Reardon as of December 30, 2016 issued pursuant to the Equity Plan. For more information regarding the number of shares and exercise prices underlying unvested options held see the table under the caption “Outstanding Equity Awards at Year-End.”

(6)	Amounts in this row represent the lump sum cash value of medical, dental, vision and hospitalization benefits for 12 months following termination.

(7)	Amounts in this row represent the estimated value of outplacement counseling services to be provided for 12 months following termination.

(8)	Amounts in this row estimate the amounts under the Leidos Innovations Corporation Executive Severance Plan that may need to be reduced to avoid the payment of excess parachute payments pursuant to Section 280G of the Internal Revenue Code.

(9)	Amounts in this row represent the gross amount of benefits to be received by Mr. Reardon without reflecting any federal and/or state income taxes or golden parachute excise taxes payable with respect to such amounts. In addition to the amounts set forth in this row, Mr. Reardon would also be entitled to be paid for any unused comprehensive leave time he had accrued.

Executive Severance Plan, Effective January 1, 2017.

The SPAs described above for Mr. Reagan, Mr. Leiter, Mr. Maffeo and Ms. Allen were designed to be renewed for successive one-year terms by the Committee, unless either the Committee or the executive officer decides not to renew the term. In September 2016, the Committee decided not to renew the severance protection agreements, and instead, to establish a new severance plan, effective January 1, 2017 (after the end of the reported fiscal year). The new plan is designed to cover executive officers in certain cases where they terminate involuntarily from employment not for cause, with a separate schedule of benefits applicable if the termination occurs following a change of control of the company after January 1, 2017. Mr. Krone is not covered by the new Plan, as he continues to be covered under the terms of his employment agreement. Similarly, Mr. Reardon is not covered under the new Plan while he is eligible for severance benefits under the Leidos Innovations Corporation Executive Severance Plan, through August 16, 2017. After such date he will be entitled to severance benefits under the new Plan.

Key differences between the SPAs and the new Plan are summarized below:

▶	A decrease in the amount of the cash lump sum severance benefit calculation from 2.5 times base salary plus target bonus to 1.5 times base salary plus target bonus;

▶	The medical benefit is the cash value of premiums for 18 months, not actual continued coverage in Leidos plans at company expense for 30 months.

Treatment of Equity Awards upon Termination

With respect to outstanding equity awards, our executive officers are generally treated in the same way as all other employee award recipients if their employment is terminated due to death, disability, retirement or voluntary departure.

In the case of death or disability, restricted stock, restricted stock units and options will vest immediately and options would remain exercisable for a period of time, depending on the nature of the event and the plan under which the awards were issued. Under our performance share award program, shares earned would be paid out on a pro rata basis promptly upon death or at the end of the three-year performance period in case of disability.

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Executive Compensation

Under our continued vesting program, employees who retire, including our executive officers, may generally continue holding and vesting in their stock options and PRSUs if they have held such awards for at least 12 months prior to retirement and they retire (i) after age 59 1/2 with at least ten years of service or (ii) after age 59 1/2 when age at termination plus years of service equals at least 70. Our executive officers who retire after reaching the applicable mandatory retirement age, however, will be allowed to continue to vest in such awards without regard to the 12 month holding requirement. Retirees meeting these qualifications who hold performance share awards will receive a pro rata number of shares after the end of the applicable three-year performance period, based on actual company performance over the full period. We have the right to terminate continued vesting if a retiree violates confidentiality, non-solicitation or similar obligations to us.

In any other case, if the employment of an equity award recipient, including an executive officer, is terminated for any reason, all unvested restricted stock, restricted stock units, options and performance share awards are forfeited. Vested options remain exercisable for 90 days or until the option expiration date, if earlier.

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Proposal 3 — Advisory Vote on Frequency of Vote on Executive Compensation

We are asking stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 2 above should occur every year, every two years or every three years.

After careful consideration of the frequency alternatives, the Board believes that holding an advisory vote on executive compensation every year is the most appropriate policy for the company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year.

While our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation decisions and disclosures are made annually and that an annual advisory vote on executive compensation would provide us with more direct and immediate feedback. Stockholders should note, however, that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, it may not be appropriate or even feasible to change our current annual or multi-year executive compensation programs in response to any one year’s advisory vote before the following year’s annual meeting of stockholders. If we decide that responsive changes are appropriate, but immediate implementation is not practical, the impact of those changes may not be fully reflected in the following year’s proxy statement. In addition, the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, which may affect our ability to consider and implement responsive changes.

Vote Required

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. The affirmative vote of a majority of the shares present or represented either in person or by proxy and entitled to vote is required to approve this proposal. Broker non-votes are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote. If none of the three frequency choices receives a majority, the Board will consider the frequency choice that received the most votes to be the choice selected by stockholders. We currently expect to conduct an annual advisory vote on executive compensation, unless the voting results indicate a stockholder preference for a less frequent vote. In any case, our Board may vary its practice in future years based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Recommendation of the Board

The Board of Directors recommends stockholders vote to conduct future advisory votes on executive compensation every year.

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Proposal 4 — Amended and Restated 2006 Employee Stock Purchase Plan

The amended and restated 2006 Employee Stock Purchase Plan (the “ESPP”) was adopted by the Human Resources and Compensation Committee of our Board (the “Committee”), subject to stockholder approval. The ESPP provides employees of Leidos, and any of our majority-owned subsidiaries designated by the Committee, with an opportunity to purchase common stock through accumulated payroll deductions at a discounted purchase price. The ESPP will become effective upon stockholder approval. Leidos seeks stockholder approval of the ESPP in order to qualify the ESPP and the right of participants to purchase shares under Section 423 of the Internal Revenue Code. In addition, the ESPP authorizes the purchase of shares under a non-Section 423 qualified component of the plan by employees of international subsidiaries in situations where a qualified plan creates adverse tax consequences in a particular jurisdiction.

The ESPP provides that an aggregate of up to 5,000,000 shares of our stock will be available for issuance under the ESPP.

A copy of the ESPP is attached to this proxy statement as Annex A. The following description of the ESPP is only a summary and so is qualified by reference to the complete text of the ESPP.

Administration

The ESPP will be administered by the Committee or a committee consisting of management employees which has been delegated administrative responsibilities.

Eligibility

Generally, any person who is employed by Leidos or any of our majority-owned subsidiaries designated by the Committee is eligible to participate in the ESPP, provided that the employee is employed on the first day of an offering period and subject to certain limitations imposed by Section 423(b) of the Internal Revenue Code. Approximately 32,000 employees are expected to be eligible to participate.

Participation

Eligible employees may participate in the ESPP by completing a subscription agreement in the form provided by Leidos and filing it with Leidos prior to the first business day of the applicable offering period or such other date as specified by the Committee.

Plan Characterization

The ESPP is not subject to the provisions of the Employment Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Internal Revenue Code.

Nonassignability of Options

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way other than by will or the laws of descent and distribution.

New Plan Benefits

Because benefits under the ESPP will depend on the fair market value of our stock at various future dates, it is not possible to determine the benefits that will be received by employees if the ESPP is approved by the stockholders.

Offering Periods

Unless and until the Committee determines to implement longer periods, each offering period will have a duration of three months and shall commence on April 1, July 1, October 1 or January 1 and each offering period shall have only one purchase period which shall run simultaneously with the offering period during which payroll deductions of the participants are accumulated. In no event shall an offering period exceed 24 months in duration or consist of more than eight purchase periods.

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Proposal 4 — Amended and Restated 2006 Employee Stock Purchase Plan

Purchase Price

The purchase price per share at which a share shall be sold in any offering period shall be as determined by the Committee, but no less than 85% of the lesser of the fair market value of the shares on the offering date or the fair market value of the shares on the purchase date.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is paid with payroll deductions accumulated during the applicable offering period. The deductions are made as a percentage of the participant’s compensation in 1% increments, not less than 1%, nor greater than 10%, or such lower limit set by the Committee. If payroll deductions are not permitted in a jurisdiction, participants in that jurisdiction may contribute via check or pursuant to another method approved by the Committee. A participant may increase or decrease the rate of his or her payroll deductions during an ongoing offering period by completing and filing a new authorization for payroll deductions. Payroll deductions will commence on the first payday following the offering date and will end on the last payday on or prior to the last purchase date of the offering period to which the subscription agreement is applicable, unless sooner terminated by the participant. No interest accrues on the payroll deductions of a participant in the ESPP unless required by local law.

Purchase of Stock; Exercise of Option

By executing a subscription agreement to participate in the ESPP, the participant accepts the grant of a ESPP option to purchase shares during an offering period. Shares will be purchased at a discount determined by the Committee, but no more than 15% of the lesser of the fair market value of the stock on the offering date or the fair market value of the stock on the purchase date. The number of shares purchased by a participant will be determined by dividing the amount of the participant’s total payroll deductions for the offering period accumulated prior to the purchase date by the purchase price as determined by the Committee for the applicable purchase period. Unless the participant’s participation is discontinued, each participant’s option for the purchase of shares will be exercised automatically on each purchase date at the applicable price.

No participant will be permitted to subscribe for shares under the ESPP: if immediately after the grant of the option, the participant would own 5% or more of the combined voting power of all classes of stock of Leidos or of a parent or subsidiary of Leidos (including stock which may be purchased under the ESPP or pursuant to any other options); if and to the extent the fair market value of the shares (plus the fair market value of all rights to purchase stock under all similar stock plans of Leidos or of a parent or subsidiary of Leidos) would exceed $25,000 (determined as of the offering date of the offering period in which the participant is participating) for each calendar year in which an option to purchase stock under the ESPP is outstanding; or if and to the extent immediately after the grant of the option, the participant would have the right to purchase in excess of 1,500 shares during an offering period, which limit is subject to adjustment by the Committee if the new limit is announced prior to the scheduled beginning of the first offering period to be affected.

In addition, if the number of shares to be purchased on a purchase date by all participating employees exceeds the number of shares then available under the ESPP, a pro rata allocation of the available shares will be made in as equitable a manner as is practicable. Any payroll deductions accumulated in a participant’s account which are not used to purchase stock due to the limitations described above will be returned to the participant as soon as practicable after the end of the applicable purchase period, without interest unless required by local law.

Holding Period

The Committee has the authority to establish a minimum holding period for shares purchased under the ESPP.

Withdrawal

A participant may withdraw from an offering period by signing and delivering to Leidos a notice of withdrawal from the ESPP. The withdrawal may be elected at any time prior to the end of an offering period or such other time as specified by the Committee.

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Proposal 4 — Amended and Restated 2006 Employee Stock Purchase Plan

Any withdrawal by the participant of accumulated payroll deductions for a given offering period automatically terminates the participant’s interest in that offering period. All of the participant’s contributions credited to his or her account will be paid to him or her without interest. A participant’s withdrawal from an offering period does not have an effect upon the participant’s eligibility to participate in subsequent offering periods under the ESPP by filing a new authorization for payroll deductions. However, a participant may not re-enroll in the same offering period after withdrawal.

Termination of Employment

Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of Leidos or of a participating subsidiary, will immediately terminate the participant’s participation in the ESPP. Any payroll deductions credited to the participant’s account will be returned to the participant, or, in the case of the participant’s death, to the participant’s legal representative, without interest.

Amendment and Termination

The ESPP will terminate ten years from approval by our stockholders, unless it is terminated earlier pursuant to its terms.

Our board may amend or terminate the ESPP, but Leidos will obtain stockholder approval for any amendment to the ESPP to the extent required by applicable laws and New York Stock Exchange listing requirements. Unless approved by the stockholders of Leidos, our board will not make any amendment that would increase the maximum number of shares that may be issued under the ESPP or change the designation or class of persons eligible to participate under the ESPP. In addition, no action by the board or the stockholders may impair any outstanding option without the written consent of the participant except as set forth below.

Our board may make amendments to the ESPP as it determines to be advisable, including changes with respect to current offering periods or purchase periods, if the continuation of the ESPP or any offering period would result in financial accounting treatment for the ESPP that is different from the financial accounting treatment in effect on the date our board of directors adopted the ESPP.

Adjustments upon Changes in Capitalization, Change of Control or Dissolution

Subject to any required action by Leidos’ stockholders, (1) the number and type of shares covered by each outstanding option, (2) the price per share subject to each outstanding option and (3) the number and type of shares which have been authorized for issuance under the ESPP (including the maximum number in the evergreen feature) will each be proportionately adjusted for any increase or decrease in the number or kind of issued and outstanding shares resulting from a stock split, stock dividend or any other increase or decrease in the number of issued and outstanding shares of the class of Leidos’ stock subject to the ESPP effected without receipt of consideration by Leidos or other change in the corporate structure or capitalization affecting the class of Leidos’ stock subject to the ESPP.

In the event of a change in control transaction of Leidos, the ESPP will continue with regard to offering periods that commenced prior to the closing of the proposed transaction and shares will be purchased based on the fair market value of the successor entity’s stock on each purchase date, unless otherwise provided by the Committee. In addition, in the event that Leidos effects a reorganization, recapitalization, rights offering or other increase or reduction of shares of its outstanding stock, or in the event of Leidos’ being consolidated with or merged into any other corporation, the Committee may, in its sole discretion, also make provision for adjusting the number and type of shares which have been authorized for issuance under the ESPP, as well as the price per share of the stock covered by each outstanding option.

In the event of a dissolution or liquidation of Leidos, each offering period under the ESPP then in progress will terminate immediately prior to the consummation of the dissolution or liquidation, unless otherwise provided by the Committee. In addition, in the event of a dissolution or liquidation, the Committee may terminate the ESPP as of a date fixed by the Committee and give each participant the right to purchase shares under the ESPP prior to the termination.

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Proposal 4 — Amended and Restated 2006 Employee Stock Purchase Plan

Federal Income Tax Consequences

THE FOLLOWING IS A GENERAL SUMMARY OF THE TYPICAL FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE OF SHARES UNDER THE ESPP. IT DOES NOT DESCRIBE STATE OR OTHER TAX CONSEQUENCES OF THE PURCHASE OF SHARES UNDER THE ESPP.

The ESPP, and the right of participants to make purchases under the plan, is intended to qualify for the federal income tax treatment provided to employee stock purchase plans and their participants under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in a manner that depends upon the holding period of the shares. If the shares are sold or otherwise disposed of (including by gift) more than two years from the first day of the offering period and more than one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of the sale or disposition over the purchase price, or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain or loss will be treated as long-term capital gain or loss. If the shares are sold or otherwise disposed of (including by gift) before the expiration of either of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on the sale or disposition will be long-term or short-term capital gain or loss, depending on whether or not the disposition occurs more than one year after the date the shares are purchased. Leidos is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by a participant upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Accounting Treatment

Based on an application of FASB ASC Topic 718, Leidos will recognize compensation expense in connection with the ESPP. So long as Leidos continues issuing shares under the ESPP with a purchase price at a discount to the fair market value of its stock, Leidos will recognize compensation expense which will be determined by the level of participation in the ESPP and the amount of the discount. However, in certain cases where the purchase price is greater than 95% of the fair market value of the stock subject to the ESPP, there would be no compensation expense under FASB ASC Topic 718.

Vote Required

The affirmative vote of the holders of a majority of the voting power of common stock present or represented and entitled to vote at the Annual Meeting is required to approve the proposal. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board

The Board of Directors recommends stockholders vote FOR the Amended and Restated 2006 Employee Stock Purchase Plan.

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Proposal 5 — 2017 Omnibus Incentive Plan

On March 17, 2017, the Committee approved, subject to stockholder approval, the Leidos Holdings, Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”). If the 2017 Plan is approved by our stockholders, it will authorize the issuance of a number of shares of our common stock equal to 7,500,000 shares, plus approximately 1,441,000 shares remaining available for grant under the Leidos Holdings, Inc. 2006 Equity Incentive Plan (the “Predecessor Plan”) previously approved by stockholders. The 2017 Plan will replace the Predecessor Plan, and no new awards will be granted under the Predecessor Plan. Any awards outstanding under the Predecessor Plan on the date of stockholder approval of the 2017 Plan will remain subject to and be paid under the Predecessor Plan, and any shares subject to outstanding awards under the Predecessor Plan that subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares will automatically become available for issuance under the 2017 Plan.

The purpose of the 2017 Plan is to enhance the company’s ability to attract and retain highly qualified officers, non-employee directors, key employees, and consultants, and to motivate such service providers to serve the company and to expend maximum effort to improve the business results and earnings of the company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the company. The 2017 Plan also allows the company to promote greater ownership in the company by such service providers in order to align their interests more closely with the interests of our stockholders. Stockholder approval of the 2017 Plan will also enable the company to grant awards under the 2017 Plan that are designed to qualify for special tax treatment under Section 422 of the Internal Revenue Code, and to design both cash-based and equity-based awards intended to be fully deductible as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

Under Section 162(m), we are generally prohibited from deducting compensation paid to “covered employees” in excess of $1 million per person in any year. “Covered employees” are defined as the chief executive officer and the three other most highly compensated named executive officers (excluding the chief financial officer). Compensation that qualifies as “performance-based” is not subject to the $1 million limit. In general, one of the requirements that must be satisfied to qualify as “performance-based” compensation is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by a majority vote of our stockholders, generally at least once every five years. For purposes of Section 162(m), the material terms of the performance goals generally include (a) the individuals eligible to receive compensation upon achievement of performance goals, (b) a description of the business criteria on which the performance goals may be based, and (c) the maximum amount that can be paid to an individual upon attainment of the performance goals. By approving the 2017 Plan, stockholders also will be approving the material terms of the performance goals under the 2017 Plan. The material terms of the performance goals for the 2017 Plan are disclosed below. Although stockholder approval of the 2017 Plan will provide flexibility to grant awards under the 2017 Plan that qualify as “performance-based” compensation under Section 162(m), we retain the ability to grant awards under the 2017 Plan that do not qualify as “performance-based” compensation under Section 162(m).

Key Features

The following features of the 2017 Plan will protect the interests of our stockholders:

▶	Limitation on terms of stock options and stock appreciation rights. The maximum term of each stock option and stock appreciation right, or SARs, is ten years.

▶	No repricing or grant of discounted stock options. The 2017 Plan does not permit the repricing of options or stock appreciation rights either by amending an existing award or by substituting a new award at a lower price. The 2017 Plan prohibits the granting of stock options or stock appreciation rights with an exercise price less than the fair market value of the common stock on the date of grant.

▶	Clawback. Awards granted under the 2017 Plan are subject to the company’s compensation recovery policy.

▶	Double-trigger acceleration. Under the 2017 Plan we do not accelerate vesting of awards that are assumed or replaced by the resulting entity after a change in control unless an employee’s employment is also involuntarily terminated by the company within two years after the change in control.

▶	Dividends. We do not pay dividends or dividend equivalents on stock options, stock appreciation rights or unearned performance awards.

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Summary of the 2017 Plan

The principal features of the 2017 Plan are summarized below. The following summary of the 2017 Plan does not purport to be a complete description of all of the provisions of the 2017 Plan. It is qualified in its entirety by reference to the complete text of the 2017 Plan, which is attached to this proxy statement as Annex B.

Eligibility

Awards may be granted under the 2017 Plan to officers, employees, and consultants of the company and its subsidiaries and to non-employee directors of the company. Incentive stock options may be granted only to employees of the company or its subsidiaries. Approximately 32,000 individuals are expected to be eligible to receive awards under the 2017 Plan, including 11 executive officers and 11 non-employee directors.

Administration

The 2017 Plan may be administered by our board of directors or the Committee. The Committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards.

Number of Authorized Shares

The number of shares of common stock authorized for issuance under the 2017 Plan is 7,500,000 shares, plus approximately 1,441,000 shares remaining available for grant of awards under our 2006 Equity Incentive Plan. In addition, as of the date of stockholder approval of the 2017 Plan, any awards then outstanding under the Predecessor Plan will remain subject to and be paid under the Predecessor Plan and any shares then subject to outstanding awards under the Predecessor Plan that subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares will automatically become available for issuance under the 2017 Plan. Up to 7,500,000 shares may be granted as incentive stock options under Section 422 of the Internal Revenue Code. The shares of common stock issuable under the 2017 Plan will consist of authorized and unissued shares, treasury shares, or shares purchased on the open market or otherwise.

If any award is canceled, terminates, expires or lapses for any reason prior to the issuance of shares or if shares are issued under the 2017 Plan and thereafter are forfeited to the company, the shares subject to such awards and the forfeited shares will again be available for grant under the 2017 Plan. In addition, the following items will not count against the aggregate number of shares of common stock available for grant under the 2017 Plan: (a) the payment in cash of dividends or dividend equivalents under any outstanding award, (b) any award that is settled in cash rather than by issuance of shares of common stock, (c) shares surrendered or tendered in payment of the option price or purchase price of an award or any taxes required to be withheld in respect of an award, or (d) awards granted in assumption of or in substitution for awards previously granted by an acquired company.

Awards to Non-employee Directors

No share-based awards may be granted under the 2017 Plan during any one year to a non-employee director that exceed, together with any cash compensation received for such service, $750,000, based on the grant date fair value for accounting purposes in the case of stock options or stock appreciation rights and based on the fair market value of the common stock underlying the award on the grant date for other equity-based awards.

Adjustments

If certain changes in the common stock occur by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in stock, or other increase or decrease in the common stock without receipt of consideration by the company, or if there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by the company, the number and kind of securities for which stock options and other stock-based awards may be made under the 2017 Plan, including the individual award limits for “performance-based” compensation under Section 162(m), will be equitably adjusted by the company. In addition, if there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by the company, the number and kind of securities subject to any outstanding awards and the exercise price of any outstanding stock options or SARs will be equitably adjusted by the company.

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Types of Awards

The 2017 Plan permits the granting of any or all of the following types of awards:

▶	Stock Options. Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price (the exercise price), subject to the terms and conditions of the stock option grant. The Committee may grant either incentive stock options, which must comply with Section 422 of the Internal Revenue Code, or nonqualified stock options. The Committee sets exercise prices and terms, except that stock options must be granted with an exercise price not less than 100% of the fair market value of the common stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Unless the Committee determines otherwise, fair market value means, as of a given date, the closing price of the common stock on the immediately preceding trading day. (The fair market value of a share of our common stock as of March 13, 2017 was $53.95.) At the time of grant, the Committee determines the terms and conditions of stock options, including the quantity, exercise price, vesting periods, term (which cannot exceed ten years) and other conditions on exercise.

▶	Stock Appreciation Rights. The Committee may grant SARs, as a right in tandem with the number of shares underlying stock options granted under the 2017 Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option and the grant price for a freestanding SAR is determined by the Committee in accordance with the procedures described above for stock options. Exercise of a SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot exceed ten years, and the term of a tandem SAR cannot exceed the term of the related stock option.

▶	Restricted Stock, Restricted Stock Units and Other Stock-Based Awards. The Committee may grant awards of restricted stock, which are shares of common stock subject to specified restrictions, and restricted stock units, which represent the right to receive shares of the common stock in the future. These awards may be made subject to repurchase, forfeiture or vesting restrictions at the Committee’s discretion. The restrictions may be based on continuous service with the company or the attainment of specified performance goals, as determined by the Committee. Stock units may be paid in stock or cash or a combination of stock and cash, as determined by the Committee. The Committee may also grant other types of equity or equity-based awards subject to the terms of the 2017 Plan and any other terms and conditions determined by the Committee.

▶	Performance Awards. The Committee may grant performance awards, which entitle participants to receive a payment from the company, the amount of which is based on the attainment of performance goals established by the Committee over a specified award period. Performance awards may be denominated in shares of common stock or in cash, and may be paid in stock or cash or a combination of stock and cash, as determined by the Committee. Cash-based performance awards include annual incentive awards.

No Repricing

Without stockholder approval, the Committee is not authorized to (a) lower the exercise or grant price of a stock option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the 2017 Plan, such as stock splits, (b) take any other action that is treated as a repricing under generally accepted accounting principles or (c) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock, restricted stock units or other equity award, unless the cancellation and exchange occur in connection with a change in capitalization or other similar change.

Clawback

All cash and equity awards granted under the 2017 Plan will be subject to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding the recovery of erroneously awarded compensation, any implementing rules and regulations under such act, any policies adopted by the company to implement such requirements, the company’s compensation recoupment policy and any other compensation recovery policies as may be adopted from time to time by the company.

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Performance-Based Compensation under Section 162(m)

Performance Goals and Criteria. Under Section 162(m), we generally are prohibited from deducting compensation paid to our principal executive officer and our three other most highly compensated executive officers (other than our chief financial officer) in excess of $1 million per person in any year. However, compensation that qualifies as “performance-based” is not subject to the $1 million limit.

If the Committee intends to qualify an award under the 2017 Plan as “performance-based” compensation under Section 162(m), the performance goals selected by the Committee may be based on the attainment of specified levels of one, or any combination, of the following performance criteria: (i) cash flow; (ii) earnings per share; (iii) earnings or income measures (including EBITDA)); (iv) return measures (including return on assets, capital, invested capital, equity, sales, or revenue); (v) total shareholder return; (vi) share price performance; (vii) revenue; (viii) profit margin; (ix) net order dollars; (x) contract bookings; (xi) contract awards; (xii) book-to-bill; (xiii) backlog; (xiv) customer metrics (including customer satisfaction, customer retention, or customer profitability); (xv) productivity; (xvi) expense targets; (xvii) market share; (xviii) cost control measures; (xix) balance sheet metrics; (xx) strategic initiatives; (xxi) implementation, completion or attainment of measurable objectives with respect to recruitment or retention of personnel or employee satisfaction; (xxii) successful completion of, or achievement of milestones or objectives related to, financing or capital raising transactions, strategic acquisitions or divestitures, joint ventures, partnerships, collaborations, or other transactions; (xxiii) debt levels or reduction or debt ratios; (xxiv) operating efficiency; (xxv) working capital targets; (xvi) quantifiable, objective measures of individual performance relevant to the particular individual’s job responsibilities or (xvii) any combination of the forgoing business criteria. The Committee can also select any derivations of these business criteria (e.g., income includes pre-tax income, net income, or operating income).

Performance goals may, in the discretion of the Committee, be established on a company- wide basis, or with respect to one or more business units, divisions, subsidiaries or business segments, as applicable. Performance goals may be absolute or relative to the performance of one or more comparable companies or indices or based on year-over-year growth.

The Committee may determine at the time that the performance goals are established the extent to which measurement of performance goals may exclude the impact of may exclude the impact of charges for restructuring, discontinued operations, debt redemption or retirement, asset write downs, litigation or claim judgments or settlements, acquisitions or divestitures, foreign exchange gains and losses, and other unusual non-recurring items, and the cumulative effects of tax or accounting changes.

In addition, compensation realized from the exercise of options and SARs granted under the 2017 Plan is intended to meet the requirements of the performance-based compensation exception under Section 162(m). These awards must have an exercise price equal at least to fair market value at the date of grant, are granted to covered individuals by a Committee consisting of at least two outside directors, and the 2017 Plan limits the number of shares that may be the subject of awards granted to any individual during any calendar year.

Limitations. Subject to certain adjustments for changes in our corporate or capital structure described above, a participant may not be granted in any calendar year (i) stock options or stock appreciation rights for more than 750,000 shares or (ii) share-based performance awards (including performance-based restricted stock, restricted stock units and other stock-based awards) that are intended to qualify as “performance-based” compensation under Section 162(m) for more than 750,000 shares. The maximum amount of cash-based performance awards intended to qualify as “performance-based compensation” under Section 162(m) granted to a participant in any calendar year may not exceed the following: (i) annual incentive award: $10,000,000; and (ii) all other cash-based performance awards: $10,000,000.

Transferability

Awards are not transferable other than by will or the laws of descent and distribution, except that in certain instances transfers may be made to or for the benefit of designated family members of the participant for no value.

Change in Control

Under the 2017 Plan, in the event of a change in control, outstanding awards will be treated in accordance with the applicable transaction agreement. If no treatment is provided for in the transaction agreement, each award holder will be

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Proposal 5 — 2017 Omnibus Incentive Plan

entitled to receive the same consideration that stockholders receive in the change in control for each share of stock subject to the award holder’s awards, upon the exercise, payment or transfer of the awards, but the awards will remain subject to the same terms, conditions, and performance criteria applicable to the awards before the change in control, unless otherwise determined by the Committee. In connection with a change in control, outstanding stock options and SARs can be cancelled in exchange for the excess of the per share consideration paid to stockholders in the transaction, minus the option or SARs exercise price.

Subject to the terms of the applicable award agreements, vesting of awards will depend on whether the awards are assumed, converted or replaced by the resulting entity.

▶	For awards that are not assumed, converted or replaced, the awards will vest upon the change in control. For performance awards, the amount vesting will be based on the greater of (1) achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of the company’s fiscal quarter end preceding the change in control.

▶	For awards that are assumed, converted or replaced by the resulting entity, no automatic vesting will occur upon the change in control. Instead, the awards, as adjusted in connection with the transaction, will continue to vest in accordance with their terms. In addition, the awards will vest if the award recipient has a separation from service within two years after the change in control by the company other than for “cause” (as defined in the applicable award agreement) and which may include a termination by the award recipient for “good reason” if provided in the applicable award agreement. For performance awards, the amount vesting will be based on the greater of (1) achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of the company’s fiscal quarter end preceding the change in control.

“Change in control” is defined under the Plan and requires consummation of the applicable transaction.

Term, Termination and Amendment of the 2017 Plan

Unless earlier terminated by the Board, the 2017 Plan will terminate, and no further awards may be granted, ten years after the date on which it is approved by stockholders. The Board may amend, suspend or terminate the 2017 Plan at any time, except that, if required by applicable law, regulation or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension or termination of the 2017 Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

New Plan Benefits

A new plan benefits table for the 2017 Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the 2017 Plan if the 2017 Plan was then in effect, as described in the federal proxy rules, are not provided because all awards made under the 2017 Plan will be made at the Committee’s discretion, subject to the terms of the 2017 Plan. Therefore, the benefits and amounts that will be received or allocated under the 2017 Plan are not determinable at this time. The equity grant program for our non-employee directors is described under the Director Compensation section in this proxy statement.

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Equity Compensation Plan Table

The following table presents information on the company’s equity compensation plans at December 30, 2016:

Information with respect to our equity compensation plans as of December 30, 2016, is set forth below:

Plan Category	(a) Securities to be issued upon exercise of outstanding options, warrants and rights(#)		(b) Weighted-average exercise price of outstanding options, warrants and rights($)		(c) Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(#)
Equity compensation plans approved by security holders(1)	6,120,946	(2)	29.77	(3)	2,502,109	(4)(5)
Equity compensation plans not approved by security holders(6)	—		—		—

Total	6,120,946		—		2,502,109

(1)	The following equity compensation plans approved by security holders are included in this plan category: the 2006 Equity Incentive Plan and the 2006 Employee Stock Purchase Plan, as amended.

(2)	Represents (i) 2,502,676 shares of Leidos common stock reserved for future issuance for performance and market-based awards assuming achievement of the target level of performance for unearned performance and market-based awards (does not include an additional 171,267 shares if the maximum level of performance is achieved) and other stock awards under the 2006 Equity Incentive Plan, (ii) 359,090 shares of Leidos common stock issuable pursuant to dividend equivalent rights and (iii) 3,259,180 shares of Leidos common stock reserved for future issuance upon the exercise of outstanding options awarded under the 2006 Equity Incentive Plan. Does not include shares to be issued pursuant to purchase rights under the 2006 Employee Stock Purchase Plan.

(3)	Does not include shares to be issued for performance-based and other stock awards and shares of stock issuable pursuant to dividend equivalent rights, which will not require any payment upon issuance of those shares.

(4)	Entire amount represents shares of Leidos common stock under the 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan was amended in June 2012 to provide that the maximum number of shares available for issuance thereunder is 12.5 million. Those shares (i) that are issued under the 2006 Equity Incentive Plan that are forfeited or repurchased at the original purchase price or less or that are issuable upon exercise of awards granted under the plan that expire or become unexercisable for any reason after their grant date without having been exercised in full, (ii) that are withheld from an option or stock award pursuant to a Company-approved net exercise provision, or (iii) that are not delivered to or are award shares surrendered by a holder in consideration for applicable tax withholding will continue to be available for issuance under the plan.

(5)	Does not include 5.0 million shares under our Amended and Restated 2006 Employee Stock Purchase Plan, which is subject to stockholder approval as reflected in proposal 4 above.

(6)	The Stock Compensation Plan and the Management Stock Compensation Plan have not been approved by security holders and are included in this plan category. These plans do not provide for a maximum number of shares available for future issuance. The company ceased granting awards under these plans in 2012 and no unvested awards remain outstanding under either plan.

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the 2017 Plan generally applicable to the company and to participants in the 2017 Plan who are subject to U.S. federal taxes. The summary is based on the Internal Revenue Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of

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grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.

Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Restricted Stock Awards, Restricted Stock Units and Performance Awards. A participant generally will not have taxable income upon the grant of restricted stock, restricted stock units or performance awards. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant.

Other Stock or Cash-Based Awards. The U.S. federal income tax consequences of other stock or cash- based awards will depend upon the specific terms of each award.

Tax Consequences to the company. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Internal Revenue Code.

Section 409A. We intend that awards granted under the 2017 Plan comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code, but make no representation or warranty to that effect.

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the 2017 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the 2017 Plan until all tax withholding obligations are satisfied.

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Vote Required

The affirmative vote of the holders of a majority of the voting power of common stock present or represented and entitled to vote at the Annual Meeting is required to approve the proposal. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board

The Board of Directors recommends stockholders vote FOR the 2017 Omnibus Incentive Plan.

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Proposal 6 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 29, 2017. During the fiscal year ended December 30, 2016, Deloitte & Touche LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services as set forth under the caption “Audit Matters” below. Representatives of Deloitte & Touche LLP will be at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Stockholders are not required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Deloitte & Touche LLP. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our stockholders’ best interests.

Vote Required

The affirmative vote of the holders of a majority of the voting power of common stock, present or represented and entitled to vote at the annual meeting is required to approve the proposal. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board of Directors

The Board of Directors recommends stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2017.

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Audit Matters

Audit Committee Report

The Audit Committee assists the Board in its oversight of: (i) the integrity of the company’s financial statements, including the financial reporting process, system of internal control over financial reporting and audit process; (ii) the company’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of the company’s internal audit function and independent registered public accounting firm; and (v) financial reporting risk assessment and mitigation. The Audit Committee’s job is one of oversight and it recognizes that management is responsible for the preparation and certification of the company’s financial statements and that the independent registered public accounting firm is responsible for auditing those financial statements.

The Audit Committee recognizes that financial management, including the internal audit staff, and the independent registered public accounting firm, have more time, knowledge, and detailed information on the company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the company’s financial statements or any professional certification as to the independent registered public accounting firm’s work.

The duties and responsibilities of the Audit Committee have been set forth in a written charter since 1975. A copy of the current Audit Committee charter is available on the company’s website at www.leidos.com by clicking on the links entitled “Corporate Governance” and then “Board Committees.” Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. In addition, all of the Committee members qualify as audit committee financial experts under SEC rules.

In the course of fulfilling its responsibilities, the Audit Committee has:

▶	met with the internal auditor and the independent registered public accounting firm to discuss any matters that the internal auditor, the independent registered public accounting firm or the Committee believed should be discussed privately without members of management present;

▶	met with management of the company to discuss any matters management or the Committee believed should be discussed privately without the internal auditor or the independent registered public accounting firm present;

▶	reviewed and discussed with management and Deloitte & Touche LLP, the company’s independent registered public accounting firm, the audited consolidated financial statements for the fiscal year ended December 30, 2016;

▶	discussed with Deloitte & Touche LLP the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Standards and Rule 2-07 of Regulation S-X (Communications with Audit Committees); and

▶	received the written disclosures and the letter required by the applicable PCAOB Standard (Communication with Audit Committees Concerning Independence).

Based on the reviews and discussions summarized in this Report and subject to the limitations on our role and responsibilities referred to above and contained in the Audit Committee charter, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements referred to above be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2016 for filing with the SEC.

Harry M.J. Kraemer, Jr. (Chair)

Lawrence C. Nussdorf

Robert S. Shapard

Susan M. Stalnecker

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Audit Matters

Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 29, 2017. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the annual meeting, as described above.

Audit and Non-Audit Fees

Aggregate fees billed for the fiscal year ended December 30, 2016 and the 11-month period ended January 1, 2016 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively, the “Deloitte Entities”), were as follows:

	2016 ($)	11-month period ended January 1, 2016 ($)
Audit fees(1)	5,957,900	4,368,000
Audit-related fees(2)	268,500	—
Tax fees(3)	106,800	73,600
All other fees(4)	7,500	7,500
Total fees	6,340,700	4,449,100

(1)	Audit fees include professional services rendered for the audit of the annual consolidated financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly consolidated financial statements. Audit fees also include services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including statutory audits.

(2)	Audit-related fees for Fiscal 2016 include services performed with respect to Form S-4 in connection with the acquisition of the IS&GS Business.

(3)	Tax fees include a variety of permissible tax services related to preparation and/or review of statutory tax filings within U.S., foreign and state jurisdictions, general tax advisory services (including research and discussions related to tax compliance matters), tax planning and assistance with transfer pricing documentation and dispositions.

(4)	All other fees relate to the purchase of accounting-related research software.

The Audit Committee has considered whether the above services provided by the Deloitte Entities are compatible with maintaining the independence of the Deloitte Entities. The Audit Committee has the responsibility to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm in advance. Further, the Chair of the Audit Committee has the authority to pre-approve audit and non-audit services, as necessary, between regular meetings of the Audit Committee, provided that any such services so pre-approved shall be disclosed to the full Audit Committee at its next scheduled meeting. All of the Audit, Audit-Related, Tax and All Other Fees set forth above were pre-approved by one of these means.

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Other Information

Stock Ownership of Certain Beneficial Owners

The following table provides information regarding the beneficial ownership of each person known by us to beneficially own more than five percent of Leidos common stock.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	11,904,278 shares	(1)	7.91%
BlackRock Inc. 55 East 52nd Street, New York, NY 10022	10,646,781 shares	(2)	7.10%
Vanguard Fiduciary Trust Company 500 Admiral Nelson Boulevard, Malvern, PA 19355	9,030,395 shares	(3)	6.00%

(1)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 10, 2017 in which The Vanguard Group, an investment adviser filing on behalf of itself and two wholly-owned subsidiaries, reported that it has sole voting power over 81,251 shares, shared voting power over 25,143 shares, sole dispositive power over 11,804,901 shares and shared dispositive power over 99,377 shares.

(2)	Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on January 25, 2017 in which BlackRock, Inc., a holding company filing on behalf of itself and various subsidiaries, reported that it has sole voting power over 10,167,577 shares and sole dispositive power over 10,646,781 shares.

(3)	According to a Schedule 13G/A filed with the SEC by Vanguard on February 14, 2017, these shares are held by Vanguard Fiduciary Trust Company as trustee of the Leidos Retirement Plan and as of December 31, 2016, all such shares have been allocated to plan participants. Subject to ERISA, Vanguard votes these shares as directed by the plan participants. Accordingly, Vanguard has shared voting and dispositive power with respect to these shares. Shares held by Vanguard are also included in the amounts held by individuals and the group set forth in the table below.

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Other Information

Stock Ownership of Directors and Officers

The following table sets forth, as of March 13, 2017, the beneficial ownership of our common stock by our directors and the named executive officers, and all of our directors and executive officers as a group. None of these individuals beneficially owns more than one percent of our common stock. As a group, our directors and executive officers beneficially own approximately 1.23% of our common stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares beneficially owned by such person, except for such power that may be shared with a spouse. No shares have been pledged.

Beneficial Owner	Common stock		Stock units(1)	Option shares and RSUs(2)	Total shares beneficially owned
Directors
Gregory R. Dahlberg	—		—	7,712	7,712
David G. Fubini	7,385		—	40,064	47,449
Miriam E. John	2,337		63,094	54,047	119,478
John P. Jumper	140,847	(3)	6,912	290,618	438,377
Harry M. J. Kraemer, Jr.	58,187		100,125	54,047	212,359
Gary S. May	3,063		—	21,865	24,928
Surya N. Mohapatra	6,900		—	7,712	14,612
Lawrence C. Nussdorf	20,563		—	54,047	74,610
Robert S. Shapard	11,385		—	40,064	51,449
Susan M. Stalnecker	—		—	7,712	7,712
Noel B. Williams	7,385		—	40,064	47,449
Named Executive Officers
Roger A. Krone	98,361		—	156,591	254,952
James C. Reagan	4,087		16,674	23,361	44,122
Timothy J. Reardon	—		—	—	—
Vincent A. Maffeo	41,335		24,470	272,079	337,884
Michael E. Leiter	1,933		—	21,337	23,270
Sarah K. Allen	—		1,707	—	1,707
All directors and executive officers as a group (22 persons)	414,281		257,049	1,208,240	1,871,858

(1)	Represents vested stock units attributable to the individual or the group in the Key Executive Stock Deferral Plan and the Management Stock Compensation Plan. Shares held in these plans are voted by the trustee in the same proportion as all other stockholders collectively vote their shares of common stock.

(2)	Shares subject to options exercisable or restricted stock units subject to vesting, both within 60 days following March 13, 2017.

(3)	Includes 50,050 shares held in family trusts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules of the SEC require our directors and executive officers to file reports of their ownership and changes in ownership of common stock with the SEC. Our personnel generally prepare and file these reports on the basis of information obtained from each director and officer and pursuant to a power

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Other Information

of attorney. Due to an administrative error, one Form 4 for Mr. Fubini was filed one day late. Based upon a review of filings with the SEC and/or written representations that no other reports were required, we believe that all of our directors and executive officers and, to our knowledge, beneficial owners of more than 10% of our common stock otherwise complied during Fiscal 2016 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

Stockholder Proposals for the 2018 Annual Meeting

Any stockholder proposals intended to be presented at the 2018 annual meeting of stockholders must be received by us no later than December 1, 2017 in order to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting.

Our proxy access bylaws permit a stockholder or group of stockholders (up to 20) who have owned at least three percent of common stock for at least three years to submit director nominees for inclusion in our Proxy Statement if the nominating stockholder(s) satisfies the requirements specified in the bylaws. To be timely, the notice must be delivered to the Corporate Secretary not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the date that the proxy statement for the annual meeting was sent to stockholders. In the event, however, that the annual meeting is not scheduled to be held within a period that begins 30 days before the first anniversary date of the preceding year’s annual meeting of stockholders and ends 30 days after the first anniversary date of the preceding year’s annual meeting of stockholders, then the notice of nomination must be provided by the later of the close of business on the date that is 180 days prior to the annual meeting or the tenth day following the date such annual meeting is first publicly announced or disclosed. Therefore, in connection with the 2018 annual meeting of stockholders, notice must be delivered to the Corporate Secretary between November 1, 2017 and December 1, 2017.

In addition, Sections 2.07 and 3.03 of our bylaws provides that, in order for a stockholder to propose any matter (including nominations for directors) for consideration at the annual meeting (other than by inclusion in the Proxy Statement), such stockholder must give timely notice to our Corporate Secretary of his or her intention to bring such business before the meeting. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. In the event, however, that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us, whichever occurs later. Therefore, in connection with the 2018 annual meeting of stockholders, notice must be delivered to the Corporate Secretary between January 12, 2018 and February 11, 2018.

Such stockholder’s notice must include certain information about the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. A stockholder’s notice must be updated, if necessary so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Annual Report on Form 10-K

We will provide without charge to any stockholder, upon written or oral request, a copy of our Annual Report without exhibits. Requests should be directed to Leidos Holdings, Inc., 11951 Freedom Drive, Reston, Virginia 20190, Attention: Corporate Secretary or by calling 1-571-526-6000.

By Order of the Board of Directors

Daniel J. Antal

Corporate Secretary

March 31, 2017

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Annex A

2006 EMPLOYEE STOCK PURCHASE PLAN

(Amended and Restated Effective September 8, 2016)

1.	Establishment of Plan.

Leidos Holdings, Inc. (the “Company”) proposes to grant options for purchase of the Company’s Common Stock as determined by the Committee to eligible Employees of the Company and its Participating Subsidiaries pursuant to this 2006 Employee Stock Purchase Plan (this “Plan”). This Plan is an omnibus document which includes a Section 423 Plan Component designed to qualify as an “employee stock purchase plan” under Section 423 of the Code, although the Company makes no undertaking or representation to maintain such qualification. In addition, the Plan authorizes the grant of options under a Non-423 Plan Component pursuant to rules, procedures or sub-plans adopted by the Board (or its designate). To the extent that the Company grants options to Employees of its Affiliates under this Plan, such grants shall be made only under the Non-423 Plan Component.

The Section 423 Plan Component shall be a separate and independent plan from the Non-423 Plan Component, provided, however, that the total number of Shares authorized to be issued under the Plan applies in the aggregate to both the Section 423 Plan Component and the Non-423 Plan Component. Offerings under the Non-423 Plan Component may be made to achieve desired tax or other objectives in particular locations outside the United States of America or to comply with local laws applicable to offerings in such foreign jurisdictions. In the event of a conflict between the terms of the Non-423 Plan Component and the terms of this Plan, then with the exception of Sections 3, 11(c), 15 and 25 with respect to the total number of Shares available to be offered under the Plan for all sub-plans, the terms of the Non-423 Plan Component will control. Except to the extent expressly set forth herein or where the context suggests otherwise, any reference herein to “Plan” shall be construed to include a reference to both the Section 423 Plan Component and the Non-423 Plan Component.

All eligible Employees shall have equal rights and privileges with respect to this Plan so that the Section 423 Plan Component qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code, except for differences that may be mandated by local law and that are consistent with Code Section 423(b)(5). Participants participating in the Non-423 Plan Component by means of rules, procedures or sub-plans adopted pursuant to Section 20 need not have the same rights and privileges as participants participating in the Section 423 Plan Component.

The purpose of this Plan is to provide eligible Employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to align the interests of such Employees with those of the Company’s stockholders, and to provide an incentive for continued employment.

2.	Definitions.

Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. In addition, this Plan uses the following defined terms:

“Affiliate” means any entity other than a Subsidiary in which the Company has a controlling interest and which is not a “subsidiary corporation” as defined in Section 424(f) of the Code.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means a management, administrative or other committee of the Company as established by the Board or committee of the Board.

“Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company” means Leidos Holdings, Inc., a Delaware corporation.

“Compensation” means the definition of Compensation established by the Committee, which definition shall comply with Treasury Regulation Section 1.423-2(f).

“Employee” means any individual who is an employee of the Company or a Participating Subsidiary. Whether an individual qualifies as an Employee shall be determined by the Committee, in its sole discretion. The Committee shall be guided by the provisions of Treasury Regulation Section 1.423-2(e) and Section 3401(c) of the Code and the Treasury Regulations thereunder as to Employees in the United States, with the intent that the Plan cover all “employees” within the meaning of those provisions other than those who are not eligible to participate in the Plan, provided, however, that any determinations regarding whether an individual is an “Employee” shall be prospective only, unless otherwise determined by the Committee. Unless the Committee makes a contrary determination, the Employees of the Company shall, for all purposes of this Plan, be those individuals who are employees of the Company or a Participating Subsidiary for regular payroll purposes or are on a leave of absence for not more than 90 days. Any inquiries regarding eligibility to participate in the Plan shall be directed to the Committee, whose decision shall be final.

“Fair Market Value” means the value of a Share as determined as follows. If the Shares are listed on any established stock exchange or quoted on a national market system, including, without limitation, the New York Stock Exchange or the NASDAQ Stock Market, the Fair Market Value shall be the closing price of a Share as quoted on such exchange or system on the day before the date for which the value is being determined (or if no sales were reported, the closing price on the trading date immediately preceding such date), as reported by The Wall Street Journal. In the absence of an established market for the Shares, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

“Maximum Share Amount” means a maximum number of Shares which may be purchased by any Employee at any single Purchase Date. Prior to the commencement of any Offering Period or prior to such time period as specified by the Committee, the Committee may, in its sole discretion, set a Maximum Share Amount. If the Committee does not set a Maximum Share Amount, the Maximum Share Amount shall be 1,000 Shares. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period. The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

“Non-423 Plan Component” means a component of this Plan which does not qualify under Section 423 of the Code.

“Notice Period” means the period within two (2) years from the Offering Date relating to the applicable Shares or one (1) year from the Purchase Date on which the applicable Shares were purchased.

“Offering Date” means the first business day of each Offering Period.

“Offering Period” means a period commencing and ending on those dates determined by the Committee. The Offering Periods of this Plan may be up to twenty-four (24) months in duration and may consist of up to eight (8) Purchase Periods during which payroll deductions of the participants are accumulated under this Plan. However, unless and until determined otherwise by the Committee, each Offering Period shall have a duration of three months and shall commence on April 1, July 1, October 1 or January 1 and each Offering Period shall have only one Purchase Period which shall run simultaneously with the Offering Period.

The duration and timing of Offering Periods may be changed pursuant to Section 6, Section 15 and Section 25 of this Plan, provided that no Offering Period shall exceed a period of twenty-four (24) months.

“Parent Corporation” shall have the same meaning as “parent corporation” in Section 424(e) of the Code.

“Participating Subsidiaries” means Leidos, Inc. and such Parent Corporations, Subsidiaries or Affiliates that the Board designates from time to time as corporations that shall participate in this Plan.

“Plan” means this 2006 Employee Stock Purchase Plan of the Company.

“Purchase Date” means the last business day of each Purchase Period.

“Purchase Period” means a period commencing and ending on those dates determined by the Committee. However, unless and until determined otherwise by the Committee, each Purchase Period shall have a duration of three (3) months and shall be coincident with an Offering Period. The duration and timing of Purchase Periods may be changed pursuant to Section 6, Section 15 and Section 25 of this Plan, provided that no Purchase Period shall exceed a period of six (6) months, other than the first purchase period commencing after adoption of this restatement.

“Reserves” means the number of Shares covered by each option under this Plan which has not yet been exercised and the number of Shares which have been authorized for issuance under this Plan, but have not yet been placed under option.

“Section 423 Plan Component” means the component of the Plan designed to qualify as an “employee stock purchase plan” under Section 423 of the Code.

“Share” means a share of Common Stock.

“Subsidiary” shall have the same meaning as “subsidiary corporation” in Section 424(f) of the Code.

3.	Number of Shares.

The maximum number of Shares that will be offered under the Plan after September 8, 2016 through the remaining term of this Plan is 5,000,000 Shares, subject to adjustment as permitted under Section 15.

4.	Administration.

This Plan shall be administered by the Committee, including (a) prescribing, amending and rescinding rules and regulations relating to the Plan; (b) prescribing forms for carrying out the provisions and purposes of the Plan; (c) interpreting the Plan; and (d) making all other determinations deemed necessary or advisable for the administration of the Plan, including factual determinations. Subject to the provisions of this Plan, the Committee shall have all authority to (i) determine and change the percentage discount pursuant to Section 9, (ii) determine and change the Offering Periods and Offering Dates pursuant to Section 6, (iii) determine and change the purchase price for Shares pursuant to Section 9, (iv) prescribe minimum holding periods for the Shares issued under this Plan, and (v) prescribe, amend and rescind rules and regulations relating to this Plan. All decisions of the Committee shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

In its rules and procedures for the administration of the Plan (including, without limitation, procedures covering any directions, elections, or other actions by Employees, and the delivery of statements and other disclosure materials to such individuals), the Committee may provide for the use of electronic communications and other media in a manner consistent with any applicable laws.

5.	Eligibility.

Any Employee of the Company or the Participating Subsidiaries is eligible to participate in an Offering Period under this Plan except the following:

(a)        Employees who are not employed by the Company or a Participating Subsidiary prior to the beginning of such Offering Period or prior to such other time period as specified by the Committee;

(b)        Employees who, as a result of being granted an option under this Plan with respect to such Offering Period, would, together with any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries or any Parent Corporation;

(c)        individuals who provide services to the Company or any of its Participating Subsidiaries as independent contractors who are reclassified as common law employees for any reason, provided that this exclusion will not apply if such individuals are considered employees for purposes of Section 423 of the Code; and

(d)        Employees who reside in countries for whom such Employees’ participation in the Plan would result in a violation under any corporate or securities laws of such country of residence.

Individuals who are not Employees of the Company or a Participating Subsidiary shall not be eligible to participate in an Offering Period.

6.	Offering Dates.

The Committee shall have the power to change the Offering Dates, the Purchase Dates and the duration of Offering Periods or Purchase Periods without stockholder approval if such change is announced prior to the relevant Offering Period or prior to such other time period as specified by the Committee.

7.	Participation in this Plan.

Eligible Employees may become participants in an Offering Period under this Plan on the Offering Date, after satisfying the eligibility requirements, by delivering a subscription agreement to the Company prior to such Offering Date, or such other time period as specified by the Committee. An eligible Employee who does not deliver a subscription agreement to the Company after becoming eligible to participate in an Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such Employee enrolls in this Plan by delivering a subscription agreement to the Company prior to such Offering Period, or such other time period as specified by the Committee. Once an Employee becomes a participant in an Offering Period by filing a subscription agreement, such Employee shall automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the Employee withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 12 below. Such participant is not required to file any additional subscription agreement in order to continue participation in this Plan.

8.	Grant of Option on Enrollment.

Enrollment by an eligible Employee in this Plan with respect to an Offering Period shall constitute the grant (as of the Offering Date) by the Company to such Employee of an option to purchase on the Purchase Date up to that number of Shares determined by a fraction, the numerator of which is the amount accumulated in such Employee’s payroll deduction account during such Purchase Period and the denominator of which is the purchase price per Share determined under Section 9, provided, however, that the number of Shares subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of Shares set by the Committee pursuant to Section 11(c) below with respect to the applicable Purchase Date, or (y) the maximum number of Shares which may be purchased pursuant to Section 11(b) below with respect to the applicable Purchase Date. Notwithstanding the foregoing, in the event of a change in generally accepted accounting principles which would adversely affect the accounting treatment applicable to any current Offering Period, the Committee may make such changes to the number of Shares purchased at the end of the Purchase Period or the purchase price paid as are allowable under generally accepted accounting principles and as it deems necessary in the sole discretion of the Committee to avoid or minimize adverse accounting consequences.

9.	Purchase Price.

The purchase price per Share at which a Share shall be sold in any Offering Period shall be as determined by the Committee but no less than eighty-five percent (85%) of the lesser of the Fair Market Value of the Shares on the Offering Date or the Fair Market Value of the Shares on the Purchase Date.

10.	Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares.

(a)        The purchase price of the Shares is accumulated by regular payroll deductions made during each Offering Period. The deductions are made as a percentage of the participant’s Compensation in one percent (1%) increments, not less than one percent (1%), nor greater than ten percent (10%), or such lower limit set by the Committee. Payroll deductions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan. If payroll deductions are not permitted in a jurisdiction, participants in that jurisdiction may contribute via check or pursuant to another method approved by the Committee.

(b)        A participant may increase or decrease the rate of payroll deductions during an Offering Period by filing with the Company a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing after the Company’s receipt and processing of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period. The Committee shall have the authority to impose restrictions on the number of increases or decreases a participant may make within an Offering Period as set forth in this Subsection (b).

(c)        All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions, unless required by local law. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions, unless required by local law.

(d)        On each Purchase Date, for so long as this Plan remains in effect, and provided that the participant has not submitted a signed and completed withdrawal form before that date, which notifies the Company that the participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the participant, as of that date returned to the participant, the Company shall apply the funds then in the participant’s account to the purchase of whole and fractional Shares reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per Share shall be as specified in Section 9 of this Plan. In the event that this Plan has been oversubscribed, all funds not used to purchase Shares on the Purchase Date shall be returned to the participant, without interest. No Share shall be purchased on a Purchase Date on behalf of any Employee whose participation in this Plan has terminated prior to such Purchase Date.

(e)        As soon as practicable after the Purchase Date, the Company shall issue Shares for the participant’s benefit representing the Shares purchased upon exercise of his or her option.

(f)        During a participant’s lifetime, his or her option to purchase Shares hereunder is exercisable only by him or her. The participant shall have no interest or voting rights in Shares covered by his or her option until such option has been exercised and Shares have been issued to the participant.

(g)        Payroll deductions shall be suspended for any participant as required under the Code and the terms of any Code section 401(k) plan upon a participant’s receipt of a hardship withdrawal under such a plan.

11.	Limitations on Shares to be Purchased.

(a)        No participant shall be entitled to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in Fair Market Value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the Employee participates in this Plan. The Company shall have the authority to take all necessary action, including but not limited to, suspending the payroll deductions of any participant, in order to ensure compliance with this Section.

(b)        No participant shall be entitled to purchase more than the Maximum Share Amount on any single Purchase Date.

(c)        If the number of Shares to be purchased on a Purchase Date by all Employees participating in this Plan exceeds the number of Shares then available for issuance under this Plan, then the Company shall make a pro rata allocation of the remaining Shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of Shares to be purchased under a participant’s option to each participant affected.

(d)        Any payroll deductions accumulated in a participant’s account which are not used to purchase stock due to the limitations in this Section 11 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest unless required by local law.

12.	Withdrawal.

(a)        Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the Company a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period, or such other time period as specified by the Committee.

(b)        Upon withdrawal from this Plan prior to the deadline established by the Committee, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 7 above for initial participation in this Plan.

13.	Termination of Employment.

Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible Employee of the Company or of a Participating Subsidiary, shall immediately terminate his or her participation in this Plan. In such event, the payroll deductions credited to the participant’s account shall be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 13, an Employee shall not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Board or Committee, provided, however that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute. Whether and when employment is deemed terminated for purposes of this Plan shall be determined by the Committee in its sole discretion and may be determined without regard to statutory notice periods or other periods following termination of active employment.

14.	Return of Payroll Deductions.

In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise prior to the withdrawal deadline established by the Committee, or in the event this Plan is terminated by the Board, the Company shall deliver to the participant all payroll deductions credited to such participant’s account. No interest shall accrue on the payroll deductions of a participant in this Plan, unless required by local law. In the event a participant dies with payroll deductions having been accumulated to purchase Shares at the next Purchase Date, and the Committee receives notice of such death prior to the withdrawal deadline established by the Committee, the Company shall deliver to the estate of the participant all payroll deductions credited to such participant’s account.

15.	Capital Changes.

Subject to any required action by the stockholders of the Company, the Reserves, as well as the price per Share covered by each option under this Plan which has not yet been exercised, and limits on the number of Shares that may be purchased by an Employee, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding Shares resulting from a stock split or the payment of a stock dividend (but only on the Shares), any other increase or decrease in the number of issued and outstanding Shares effected without receipt of any consideration by the Company or other change in the corporate structure or capitalization affecting the Company’s present Shares, provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

In the event of the proposed dissolution or liquidation of the Company, the Offering Period shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase Shares under this Plan prior to such termination. In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption shall be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of all or substantially all of the assets of the Company, or (iv) the acquisition, sale, or transfer of more than fifty percent (50%) of the outstanding shares of the Company by tender offer or similar transaction, the Plan shall continue with regard to Offering Periods that commenced prior to the closing of the proposed transaction and Shares shall be purchased based on the Fair Market Value of the surviving corporation’s stock on each Purchase Date, unless otherwise provided by the Committee.

The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Share covered by each outstanding option, and limits on the number of Shares that may be purchased by an Employee, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of its outstanding Shares, or in the event of the Company being consolidated with or merged into any other corporation.

16.	Nonassignability.

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive Shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

17.	Reports.

Individual accounts shall be maintained for each participant in this Plan. Each participant shall receive, as soon as practicable after the end of each Purchase Period, a report in written or electronic form of his or her account setting forth the total payroll deductions accumulated, the number of Shares purchased, and the per Share price thereof.

18.	Notice of Disposition.

Each participant shall notify the Company in writing if the participant disposes of any of the Shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within the Notice Period. The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing Shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the Shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

19.	No Rights to Continued Employment.

(a)        An Employee’s employment with the Company or a Subsidiary is not for any specified term and may be terminated by such Employee or by the Company or a Subsidiary at any time, for any reason, with or without cause and with or without notice. Nothing in this Plan or any covenant of good faith and fair dealing that may be found implicit in this Plan shall (i) confer upon any Employee any right to continue in the employ of, or affiliation with, the Company or a Subsidiary; (ii) constitute any promise or commitment by the Company or a Subsidiary regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Plan unless such right or benefit has specifically accrued under the terms of this Plan; or (iv) deprive the Company of the right to terminate the Employee at will.

(b)        The right to continue participation in this Plan is conditioned on a participant’s continuing as an Employee at the will of the Company or a Subsidiary and the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses at any time or from time to time, as it deems appropriate (a “reorganization”). Such a reorganization could result in the termination of a participant’s relationship as an Employee or the termination of the participant’s employer’s status as a Participating Subsidiary and the loss of benefits available to the participant under this Plan.

20.	Additional Provisions to Comply with Local Law.

The Committee may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable laws of state and local domestic United States and non-United States jurisdictions. The Committee shall establish such sub-plans by adopting supplements to this Plan containing such additional terms and conditions not otherwise inconsistent with the Plan as the Committee shall deem necessary or desirable. To the extent inconsistent with the requirements of Code Section 423, such sub-plans and/or supplements shall be considered part of the Non-423 Plan

Component, and the options granted thereunder shall not be considered to comply with Code Section 423. All supplements adopted by the Committee shall be deemed to be part of the Plan and the Company shall not be required to provide copies of any supplement to participants in any jurisdiction that is not the subject of such supplement.

21.	Notices.

All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.	Term; Stockholder Approval.

The restatement of this Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date the restatement of this Plan is adopted by the Board. No purchase of Shares pursuant to this Plan shall occur prior to such stockholder approval. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), (b) issuance of all of the Shares available for issuance under this Plan, or (c) ten (10) years from the approval of the restatement of this Plan by the stockholders.

23.	Conditions Upon Issuance of Shares; Limitation on Sale of Shares.

Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

24.	Applicable Law.

The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

25.	Amendment or Termination.

The Board may at any time amend or terminate this Plan, except that any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with Section 22 above within twelve (12) months of the adoption of such amendment (or earlier if required by Section 22) if such amendment would:

(a)        increase the number of Shares that may be issued under this Plan; or

(b)        change the designation of the employees (or class of employees) eligible for participation in this Plan.

Notwithstanding the foregoing, the Board may make such amendments to the Plan as the Board determines to be advisable, including changes with respect to current Offering Periods or Purchase Periods, if the continuation of the Plan or any Offering Period would result in financial accounting treatment for the Plan that is different from the financial accounting treatment in effect on the date this Plan is adopted by the Board.

26.	Tax Obligations.

To the extent any (i) grant of an option to purchase Shares, (ii) purchase of Shares, or (iii) disposition of Shares purchased under the Plan gives rise to any tax withholding obligation (including, without limitation, income and payroll withholding taxes imposed by any jurisdiction) the Committee may implement appropriate procedures to ensure that such tax withholding obligations are met. Those procedures may include, without limitation, increased withholding from an Employee’s current compensation, cash payments to the Company or another Participating Subsidiary by an Employee, or a sale of a portion of the stock purchased under the Plan, which sale may be required and initiated by the Company.

Annex B

LEIDOS HOLDINGS, INC.

2017 OMNIBUS INCENTIVE PLAN

Leidos Holdings, Inc., a Delaware corporation, sets forth herein the terms of its 2017 Omnibus Incentive Plan, as follows:

1.	PURPOSE

The Plan is intended to enhance the Company’s and its Subsidiaries’ ability to attract and retain employees, Consultants and Non-Employee Directors, and to motivate such employees, Consultants and Non-Employee Directors to serve the Company and its Subsidiaries and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and cash awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of performance goals in accordance with the terms hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein. Upon becoming effective, the Plan replaces, and no further awards shall be made under, the Predecessor Plan.

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1.      “Annual Incentive Award” means a cash-based Performance Award with a performance period that is the Company’s fiscal year or other 12-month (or shorter) performance period as specified under the terms of the Award as approved by the Committee.

2.2.      “Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award or cash award under the Plan, or any Substitute Award.

2.3.      “Award Agreement” means a written agreement between the Company and a Grantee, or notice from the Company or a Subsidiary to a Grantee that evidences and sets out the terms and conditions of an Award.

2.4.      “Board” means the Board of Directors of the Company.

2.5.      “Change in Control” shall have the meaning set forth in Section 15.3.2.

2.6.      “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

2.7.      “Committee” means the Human Resources and Compensation Committee of the Board or any committee or other person or persons designated by the Board to administer the Plan. The Board will cause the Committee to satisfy the applicable requirements of any stock exchange on which the Common Stock may then be listed. For purposes of Awards to Covered Employees intended to constitute “performance-based compensation” under Section 162(m), to the extent required by Section 162(m), Committee means all of the members of the Committee who are “outside directors” within the meaning of Section 162(m). For purposes of Awards to Grantees who are subject to Section 16 of the Exchange Act, Committee means all of the members of the Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act. All references in the Plan to the Board shall mean such Committee or the Board.

2.8.      “Company” means Leidos Holdings, Inc., a Delaware corporation, or any successor corporation.

2.9.      “Common Stock” or “Stock” means a share of common stock of the Company, par value $.0001 per share.

2.10.   “Consultant” means any person, except an employee or Non-Employee Director, engaged by the Company or any Subsidiary, to render personal services to such entity, including as an advisor, pursuant to the terms of a written agreement and who qualifies as a consultant or advisor under Form S-8.

2.11.   “Corporate Transaction” means a reorganization, merger, statutory share exchange, consolidation, sale of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity by the Company, or other corporate transaction involving the Company or any of its Subsidiaries.

2.12.   “Covered Employee” means a Grantee who is a “covered employee” within the meaning of Section 162(m) as qualified by Section 12.4 herein.

2.13.   “2.14. Effective Date” means May 12, 2017, the date the Plan was approved by the Company’s stockholders.

2.15.   “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.15.   “Fair Market Value” of a share of Common Stock as of a particular date shall mean (i) if the Common Stock is listed on a national securities exchange, the closing price of the Common Stock as quoted on such exchange or other comparable reporting system for the first regular trading day immediately preceding the applicable date, or (ii) if the shares of Common Stock are not then listed on a national securities exchange, the closing price of the Common Stock quoted by an established quotation service for over-the-counter securities for the first trading day immediately preceding the applicable date, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or quoted by an established quotation service for over-the-counter securities, or the value of such shares is not otherwise determinable, such value as determined by the Board in good faith in its sole discretion.

2.16.   “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the applicable individual, any person sharing the applicable individual’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the applicable individual) control the management of assets, and any other entity in which one or more of these persons (or the applicable individual) own more than fifty percent of the voting interests.

2.17.   “Grant Date” means, as determined by the Board, the latest to occur of (i) the date as of which the Board approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 hereof, or (iii) such other date as may be specified by the Board in the Award Agreement.

2.18.   “Grantee” means a person who receives or holds an Award under the Plan.

2.19.   “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.20.   “Non-Employee Director” means a member of the Board who is not an employee.

2.21.   “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.22.   “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.23.   “Option Price” means the exercise price for each share of Stock subject to an Option.

2.24.   “Other Stock-based Award” means Awards consisting of Stock units, or other Awards, valued in whole or in part by reference to, or otherwise based on, Common Stock, other than Options, Stock Appreciation Rights, Restricted Stock, and Restricted Stock Units.

2.25.   “Outstanding Common Stock” means, at any time, the issued and outstanding shares of Common Stock.

2.26.   “Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 12) over a performance period established by the Committee, and includes an Annual Incentive Award.

2.27.   “Plan” means this Leidos Holdings, Inc. 2017 Omnibus Incentive Plan, as amended from time to time.

2.28.   “Predecessor Plan” means the Company’s 2006 Equity Incentive Plan, as most recently amended and restated in 2012.

2.29.   “Purchase Price” means the purchase price for each share of Stock pursuant to a grant of Restricted Stock.

2.30.   “Restricted Period” shall have the meaning set forth in Section 10.1.

2.31.   “Restricted Stock” means shares of Stock, awarded to a Grantee pursuant to Section 10 hereof.

2.32.   “Restricted Stock Unit” means a bookkeeping entry representing the equivalent of shares of Stock, awarded to a Grantee pursuant to Section 10 hereof.

2.33.   “SAR Exercise Price” means the per share exercise price of a SAR granted to a Grantee under Section 9 hereof.

2.34.   “Section 162(m)” means Section 162(m) of the Code.

2.35.   “Section 409A” means Section 409A of the Code.

2.36.   “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

2.37.   “Separation from Service” means a termination of Service by a Service Provider, as determined by the Board, which determination shall be final, binding and conclusive; provided if any Award governed by Section 409A is to be distributed on a Separation from Service, then the definition of Separation from Service for such purposes shall comply with the definition provided in Section 409A.

2.38.   “Service” means service as a Service Provider to the Company or a Subsidiary. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or a Subsidiary.

2.39.   “Service Provider” means an employee, Non-Employee Director or Consultant.

2.40.   “Stock Appreciation Right” or “SAR” means a right granted to a Grantee under Section 9 hereof.

2.41.   “Subsidiary” means any corporation, partnership, joint venture, affiliate, or other entity in which the Company owns more than fifty percent (50%) of the voting stock or voting ownership interest, as applicable, or any other business entity designated by the Board as a Subsidiary for purposes of the Plan.

2.42.   “Substitute Award” means any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a Subsidiary or with which the Company or a Subsidiary combines.

2.43.   “Ten Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

2.44.   “Termination Date” means the date that is ten (10) years after the Effective Date, unless the Plan is earlier terminated by the Board under Section 5.2 hereof.

3.	ADMINISTRATION OF THE PLAN

3.1.	General.

The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s articles of incorporation and bylaws and applicable law. The Board shall have the power and authority to delegate its powers and responsibilities hereunder to the Committee, which shall have full authority to act in accordance with its charter, and with respect to the authority of the Board to act hereunder, all references to the Board shall be deemed to include a reference to the Committee, to the extent such power or responsibilities have been delegated. Except as specifically provided in Section 14 or as otherwise may be required by applicable law, regulatory requirement or the articles of incorporation or the bylaws of the Company, the Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan. The Committee shall administer the Plan; provided that, the Board shall retain the right to exercise the authority of the Committee to the extent consistent with applicable law and the applicable requirements of any securities exchange on which the Common Stock may then be listed. The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive. Without limitation, the Board shall have full and final authority, subject to the other terms and conditions of the Plan, to:

(i)        designate Grantees;

(ii)        determine the type or types of Awards to be made to a Grantee;

(iii)        determine the number of shares of Stock to be subject to an Award;

(iv)        establish the terms and conditions of each Award (including, but not limited to, the Option Price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);

(v)        prescribe the form of each Award Agreement; and

(vi)        amend, modify, or supplement the terms of any outstanding Award including the authority, in order to effectuate the purposes of the Plan, to modify Awards to foreign nationals or individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom.

To the extent permitted by applicable law, the Board may delegate its authority as identified herein to any individual or committee of individuals (who need not be directors), including without limitation the authority to make Awards to Grantees who are not subject to Section 16 of the Exchange Act or who are not Covered Employees. To the extent that the Board delegates its authority to make Awards as provided by this Section 3.1, all references in the Plan to the Board’s authority to make Awards and determinations with respect thereto shall be deemed to include the Board’s delegate. Any such delegate shall serve at the pleasure of, and may be removed at any time by the Board.

3.2.	No Repricing.

Notwithstanding any provision herein to the contrary, the repricing of Options or SARs is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option or SAR to lower its Option Price or SAR Exercise Price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option or SAR at a time when its Option Price or SAR Exercise Price is greater than the Fair Market Value of the underlying shares in exchange for another Award, unless the actions contemplated in clauses (i), (ii) or (iii) occur in connection with a change in capitalization or similar change under Section 15. A cancellation and exchange under clause (iii) would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Grantee.

3.3.	Clawbacks.

Awards shall be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction, (iii) any compensation recovery policies adopted by the Company to implement any such requirements or (iv) any other compensation recovery policies as may be adopted from time to time by the Company, all to the extent determined by the Board in its discretion to be applicable to a Grantee.

3.4.	Deferral Arrangement.

The Board may permit or require the deferral of any Award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish and in accordance with Section 409A, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock units.

3.5.	No Liability.

No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan, any Award or Award Agreement.

3.6.	Book Entry.

Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of stock certificates through the use of book-entry.

4.	STOCK SUBJECT TO THE PLAN

4.1.	Authorized Number of Shares

Subject to adjustment under Section 15, the total number of shares of Common Stock authorized to be awarded under the Plan shall not exceed the sum of (A) 7,500,000 and (B) the number of shares of Common Stock available for the grant of awards as of the Effective Date under the Predecessor Plan. In addition, shares of Common Stock underlying any outstanding award granted under the Predecessor Plan that, following the Effective Date, (i) expires, or is terminated, surrendered or forfeited for any reason without issuance of such shares or (ii) are withheld by the Company in payment or satisfaction of the purchase price of an option or tax withholding obligation, shall be available for the grant of new Awards under this Plan. As provided in Section 1, no new awards shall be granted under the Predecessor Plan following the Effective Date. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares, treasury shares, or shares purchased on the open market or otherwise, all as determined by the Company from time to time.

4.2.	Share Counting

4.2.1.	General

Each share of Common Stock granted in connection with an Award shall be counted as one share against the limit in Section 4.1, subject to the provisions of this Section 4.2. Share-based Performance Awards shall be counted assuming maximum performance results (if applicable) until such time as actual performance results can be determined.

4.2.2.	Cash-Settled Awards

Any Award settled in cash shall not be counted as shares of Common Stock for any purpose under this Plan.

4.2.3.	Expired or Terminated Awards

If any Award under the Plan expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan.

4.2.4.	Payment of Option Price or Tax Withholding in Shares

If shares of Common Stock issuable upon exercise, vesting or settlement of an Award, or shares of Common Stock owned by a Grantee (which are not subject to any pledge or other security interest), are surrendered or tendered to the Company in payment of the Option Price or Purchase Price of an Award or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms and conditions of the Plan and any applicable Award Agreement, such surrendered or tendered shares of Common Stock shall again be available for the grant of Awards under the Plan. For a share-settled SAR, only the net shares actually issued upon exercise of the SAR shall be counted against the limit in Section 4.1.

4.2.5.	Substitute Awards

In the case of any Substitute Award, such Substitute Award shall not be counted against the number of shares reserved under the Plan.

4.3.	Award Limits

4.3.1.	Incentive Stock Options.

Subject to adjustment under Section 15, 7,500,000 shares of Common Stock available for issuance under the Plan shall be available for issuance under Incentive Stock Options.

4.3.2.	Individual Award Limits for Section 162(m) – Share-Based Awards.

Subject to adjustment under Section 15, the maximum number of each type of Award (other than cash-based Performance Awards) granted to any Grantee in any calendar year shall not exceed the following number of shares of Common Stock: (i) Options and SARs: 750,000 shares; and (ii) all share-based Performance Awards intended to constitute “performance-based compensation” under Section 162(m) (including Restricted Stock, Restricted Stock Units and Other Stock-based Awards that are Performance Awards): 750,000 shares.

4.3.3.	Individual Award Limits for Section 162(m) – Cash-Based Awards.

The maximum amount of cash-based Performance Awards intended to constitute “performance-based compensation” under Section 162(m) granted to any Grantee in any calendar year shall not exceed the following: (i) Annual Incentive Award: $10,000,000; and (ii) all other cash-based Performance Awards: $10,000,000.

4.3.4.	Limits on Awards to Non-Employee Directors.

No share-based Awards may be granted under the Plan during any one calendar year to a Grantee who is a Non-Employee Director that exceed, together with any cash compensation received for such service during the applicable year , $750,000 (based on the Fair Market Value of the shares of Common Stock underlying the Award as of the applicable Grant Date in the case of Restricted Stock, Restricted Stock Units or Other Stock-based Awards, and based on the applicable grant date fair value for accounting purposes in the case of Options or SARs).

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1.	Term.

The Plan shall be effective as of the Effective Date, provided that it has been approved by the Company’s stockholders. The Plan shall terminate automatically on the ten (10) year anniversary of the Effective Date and may be terminated on any earlier date as provided in Section 5.2.

5.2.	Amendment and Termination of the Plan.

The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any Awards which have not been made. An amendment shall be contingent on approval of the Company’s stockholders to the extent stated

by the Board, required by applicable law or required by applicable stock exchange listing requirements. Notwithstanding the foregoing, any amendment to Section 3.2 shall be contingent upon the approval of the Company’s stockholders. No Awards shall be made after the Termination Date. The applicable terms of the Plan, and any terms and conditions applicable to Awards granted prior to the Termination Date shall survive the termination of the Plan and continue to apply to such Awards. No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, materially impair rights or obligations under any Award theretofore awarded.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1.	Service Providers.

Subject to this Section 6.1, Awards may be made to any Service Provider as the Board shall determine and designate from time to time in its discretion.

6.2.	Successive Awards.

An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

6.3.	Stand-Alone, Additional, Tandem, and Substitute Awards.

Awards may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Subsidiary, or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Grantee to receive payment from the Company or any Subsidiary. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Board shall have the right to require the surrender of such other Award in consideration for the grant of the new Award. Subject to Section 3.2, the Board shall have the right, in its discretion, to make Awards in substitution or exchange for any other award under another plan of the Company, any Subsidiary, or any business entity to be acquired by the Company or a Subsidiary. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Subsidiary, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Restricted Stock Units or Restricted Stock).

7.	AWARD AGREEMENT

Each Award shall be evidenced by an Award Agreement, in such form or forms as the Board shall from time to time determine. Without limiting the foregoing, an Award Agreement may be provided in the form of a notice which provides that acceptance of the Award constitutes acceptance of all terms of the Plan and the notice. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1.	Option Price.

The Option Price of each Option shall be fixed by the Board and stated in the related Award Agreement. The Option Price of each Option (except those that constitute Substitute Awards) shall be at least the Fair Market Value on the Grant Date of a share of Stock; provided, however, that in the event that a Grantee is a Ten Percent Stockholder as of the Grant Date, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2.	Vesting.

Subject to Section 8.3 hereof, each Option shall become exercisable at such times and under such conditions (including, without limitation, performance requirements) as shall be determined by the Board and stated in the Award Agreement.

8.3.	Term.

Each Option shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of a period not to exceed ten (10) years from the Grant Date, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the related Award Agreement; provided, however, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option at the Grant Date shall not be exercisable after the expiration of five (5) years from its Grant Date.

8.4.	Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, (i) prior to the date the Plan is approved by the stockholders of the Company as provided herein or (ii) after the occurrence of an event which results in termination of the Option.

8.5.	Method of Exercise.

An Option that is exercisable may be exercised by the Grantee’s delivery of a notice of exercise to the Company, setting forth the number of shares of Stock with respect to which the Option is to be exercised, accompanied by full payment for the shares. To be effective, notice of exercise must be made in accordance with procedures established by the Company from time to time.

8.6.	Rights of Holders of Options.

Unless otherwise stated in the related Award Agreement, an individual holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided in Section 15 hereof or the related Award Agreement, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.7.	Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1.	Right to Payment.

A SAR shall confer on the Grantee a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one share of Stock on the date of exercise over (ii) the SAR Exercise Price, as determined by the Board. The Award Agreement for a SAR (except those that constitute Substitute Awards) shall specify the SAR Exercise Price, which shall be fixed on the Grant Date as not less than the Fair Market Value of a share of Stock on that date. SARs may be granted alone or in conjunction with all or part of an Option or at any subsequent time during the term of such Option or in conjunction with all or part of any other Award. A SAR granted in tandem with an outstanding Option following the Grant Date of such Option shall have a SAR Exercise Price that is equal to the Option Price; provided, however, that the SAR Exercise Price may not be less than the Fair Market Value of a share of Stock on the Grant Date of the SAR to the extent required by Section 409A.

9.2.	Other Terms.

The Board shall determine at the Grant Date, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following Separation from Service or upon other conditions, the method of exercise, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

9.3.	Term of SARs.

The term of a SAR granted under the Plan shall be determined by the Board, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

9.4.	Payment of SAR Amount.

Upon exercise of a SAR, a Grantee shall be entitled to receive payment from the Company (in cash or Stock, as determined by the Board) in an amount determined by multiplying:

(i)	the difference between the Fair Market Value of a share of Stock on the date of exercise over the SAR Exercise Price; by

(ii)	the number of shares of Stock with respect to which the SAR is exercised.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS

10.1.	Restrictions.

At the time of grant, the Board may, in its sole discretion, establish a period of time (a “Restricted Period”) and any additional restrictions including the satisfaction of corporate or individual performance objectives applicable to an Award of Restricted Stock or Restricted Stock Units in accordance with Section 12.1 and 12.2. Each Award of Restricted Stock or Restricted Stock Units may be subject to a different Restricted Period and additional restrictions. Neither Restricted Stock nor Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other applicable restrictions.

10.2.	Restricted Stock Certificates.

The Company shall issue stock, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates or other evidence of ownership representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date.

10.3.	Rights of Holders of Restricted Stock.

Unless the Board otherwise provides in an Award Agreement and subject to Section 17.12, holders of Restricted Stock shall have rights as stockholders of the Company, including voting and dividend rights.

10.4.	Rights of Holders of Restricted Stock Units.

10.4.1.	Settlement of Restricted Stock Units.

Restricted Stock Units may be settled in cash or Stock, as determined by the Board and set forth in the Award Agreement. The Award Agreement shall also set forth whether the Restricted Stock Units shall be settled (i) within the time period specified for “short term deferrals” under Section 409A or (ii) otherwise within the requirements of Section 409A, in which case the Award Agreement shall specify upon which events such Restricted Stock Units shall be settled.

10.4.2.	Voting and Dividend Rights.

Unless otherwise stated in the applicable Award Agreement and subject to Section 17.12, holders of Restricted Stock Units shall not have rights as stockholders of the Company, including no voting or dividend or dividend equivalents rights.

10.4.3.	Creditor’s Rights.

A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.5.	Purchase of Restricted Stock.

The Grantee shall be required, to the extent required by applicable law, to purchase the Restricted Stock from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock or (ii) the Purchase Price, if any, specified in the related Award Agreement. If specified in the Award Agreement, the Purchase Price may be deemed paid by Services already rendered. The Purchase Price shall be payable in a form described in Section 11 or, in the discretion of the Board, in consideration for past Services rendered.

10.6.	Delivery of Stock.

Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to shares of Restricted Stock or Restricted Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be.

11.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

11.1.	General Rule.

Payment of the Option Price for the shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company, except as provided in this Section 11.

11.2.	Surrender of Stock.

To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender to, or withholding by, the Company of shares of Stock, which shares shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price for Restricted Stock has been paid thereby, at their Fair Market Value on the date of exercise or surrender. Notwithstanding the foregoing, in the case of an Incentive Stock Option, the right to make payment in the form of already owned shares of Stock may be authorized only at the time of grant.

11.3.	Cashless Exercise.

With respect to an Option only (and not with respect to Restricted Stock), to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price may be made all or in part by delivery (on a form acceptable to the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 17.3.

11.4.	Other Forms of Payment.

To the extent the Award Agreement so provides, payment of the Option Price or the Purchase Price for Restricted Stock may be made in any other form that is consistent with applicable laws, regulations and rules, including, but not limited to, the Company’s withholding of shares of Stock otherwise due to the exercising Grantee.

12.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS

12.1.	Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Board. The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

12.2.	Performance Awards Granted to Designated Covered Employees.

If and to the extent that the Committee determines that a Performance Award to be granted to a Grantee who is designated by the Committee as having the potential to be a Covered Employee should qualify as “performance-based compensation” for purposes of Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 12.2. Notwithstanding anything herein to the contrary, the Committee in its discretion may provide for Performance Awards to Covered Employees that are not intended to qualify as “performance-based compensation” for purposes of Section 162(m).

12.2.1.	Performance Goals Generally.

The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 12.2. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may, in the discretion of the Committee, be established on a Company-wide basis, or with respect to one or more business units, divisions, subsidiaries or business segments, as applicable. Performance goals may be absolute or relative (to the performance of one or more comparable companies or indices or based on year-over-year growth). To the extent consistent with the requirements of Section 162(m), the Committee may determine at the time that goals under this Section 12 are established, the extent to which measurement of performance goals may include or exclude certain unusual or nonrecurring events, including, without limitation, the following: the impact of charges for restructuring, discontinued operations, debt redemption or retirement, asset write downs, litigation or claim judgments or settlements, acquisitions or divestitures, foreign exchange gains and losses, and other unusual non-recurring items, and the cumulative effects of tax or accounting changes. Performance goals may differ for Performance Awards granted to any one Grantee or to different Grantees.

12.2.2.	Business Criteria.

One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (i) cash flow; (ii) earnings per share; (iii) earnings or income measures (including EBITDA)); (iv) return measures (including return on assets, capital, invested capital, equity, sales, or revenue); (v) total stockholder return; (vi) share price performance; (vii) revenue; (viii) profit margin; (ix) net order dollars; (x) contract bookings; (xi) contract awards; (xii) book-to-bill; (xiii) backlog; (xiv) customer metrics (including customer satisfaction, customer retention, or customer profitability); (xv) productivity; (xvi) expense targets; (xvii) market share; (xviii) cost control measures; (xix) balance sheet metrics; (xx) strategic initiatives; (xxi) implementation, completion or attainment of measurable objectives with respect to recruitment or retention of personnel or employee satisfaction; (xxii) successful completion of, or achievement of milestones or objectives related to, financing or capital raising transactions, strategic acquisitions or divestitures, joint ventures, partnerships, collaborations, or other transactions; (xxiii) debt levels or reduction or debt ratios; (xxiv) operating efficiency; (xxv) working capital targets, including days working capital; (xvi) quantifiable, objective measures of individual performance relevant to the particular individual’s job responsibilities or (xvii) any combination of the forgoing business criteria; provided, however, that such business criteria shall include any derivations of business criteria listed above (e.g., income shall include pre-tax income, net income, or operating income). Any business criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established (or to the extent permitted under Section 162(m), at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP.

12.2.3.	Timing for Establishing Performance Goals.

Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m).

12.2.4.	Settlement of Performance Awards; Other Terms.

Settlement of Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards.

12.3.	Written Determinations.

All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards, shall be made in writing in the case of any Award intended to qualify under Section 162(m) to the extent required by Section 162(m). To the extent permitted by Section 162(m), the Committee may delegate any responsibility relating to such Performance Awards.

12.4.	Status of Section 12.2 Awards under Section 162(m).

It is the intent of the Company that Performance Awards under Section 12.2 hereof granted to persons who are designated by the Committee as having the potential to be Covered Employees within the meaning of Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Section 162(m) and regulations thereunder. Accordingly, the terms of Section 12.2, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards, as having the potential to be a Covered Employee with respect to that fiscal year or any subsequent fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

13.	OTHER STOCK-BASED AWARDS

13.1.	Grant of Other Stock-based Awards.

Other Stock-based Awards may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Other Stock-based Awards may be granted in lieu of other cash or other compensation to which a Service Provider is entitled from the Company or may be used in the settlement of amounts payable in shares of Common Stock under any other compensation plan or arrangement of the Company. Subject to the provisions of the Plan, the Board shall have the sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Awards, and all other conditions of such Awards. Unless the Board determines otherwise, any such Award shall be confirmed by an Award Agreement, which shall contain such provisions as the Board determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.

13.2.	Terms of Other Stock-based Awards.

Any Common Stock subject to Awards made under this Section 13 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

14.	REQUIREMENTS OF LAW

14.1.	General.

The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any shares of Stock underlying an Award, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

14.2.	Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards and the exercise of Options granted to officers and directors hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

15.	EFFECT OF CHANGES IN CAPITALIZATION

15.1.	Changes in Stock.

If (i) the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date or (ii) there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by the Company, (x) the number and kinds of shares for which grants of Awards may be made under the Plan (including the per-Grantee maximums set forth in Section 4), (y) the number and kinds of shares for which outstanding Awards may be exercised or settled and (z) the performance goals relating to outstanding Awards, shall be equitably adjusted by the Company; provided that any such adjustment shall comply with Section 409A. In addition, in the event of any such increase or decease in the number of outstanding shares or other transaction described in clause (ii) above, the number and kind of shares for which Awards are outstanding and the Option Price per share of outstanding Options and SAR Exercise Price per share of outstanding SARs shall be equitably adjusted; provided that any such adjustment shall comply with Section 409A.

15.2.	Effect of Certain Transactions.

Except as otherwise provided in an Award Agreement, in the event of a Corporate Transaction, the Plan and the Awards issued hereunder shall continue in effect in accordance with their respective terms, except that following a Corporate Transaction either (i) each outstanding Award shall be treated as provided for in the agreement entered into in connection with the Corporate Transaction or (ii) if not so provided in such agreement, each Grantee shall be entitled to receive in respect of each share of Common Stock subject to any outstanding Awards, upon exercise or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a share of Common Stock was entitled to receive in the Corporate Transaction in respect of a share of Common stock; provided, however, that, unless otherwise determined by the Board, such stock, securities, cash, property or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Awards prior to such Corporate Transaction. Without limiting the generality of the foregoing, the treatment of outstanding Options and SARs pursuant to this Section 15.2 in connection with a Corporate Transaction in which the consideration paid or distributed to the Company’s stockholders is not entirely shares of common stock of the acquiring or resulting corporation may include the cancellation of outstanding Options and SARs upon consummation of the Corporate Transaction as long as, at the election of the Board, (i) the holders of affected Options and SARs have been given a period of at least fifteen days prior to the date of the consummation of the Corporate Transaction to exercise the Options or SARs (to the extent otherwise exercisable) or (ii) the holders of the affected Options and SARs are paid (in cash or cash equivalents) in respect of each Share covered by the Option or SAR being canceled an amount equal to the excess, if any, of the per share price paid or distributed to stockholders in the Corporate Transaction (the value of any non-cash consideration to be determined by the Board in its sole discretion) over the Option Price or SAR Exercise Price, as applicable. For avoidance of doubt, (1) the cancellation of Options and SARs pursuant to clause (ii) of the preceding sentence may be effected notwithstanding anything to the contrary contained in this Plan or any Award Agreement and (2) if the amount determined pursuant to clause (ii) of the preceding sentence is zero or less, the affected Option or SAR may be cancelled without any payment therefore. The treatment of any Award as provided in this Section 15.2 shall be conclusively presumed to be appropriate for purposes of Section 15.1.

15.3.	Change in Control

15.3.1.	Consequences of a Change in Control

For any Awards outstanding as of the date of a Change in Control, either of the following provisions shall apply, depending on whether, and the extent to which, Awards are assumed, converted or replaced by the resulting entity in a Change in Control, unless otherwise provided by the Award Agreement:

(i)	To the extent such Awards are not assumed, converted or replaced by the resulting entity in the Change in Control, then upon the Change in Control such outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to such outstanding Awards, other than for Performance Awards, shall lapse and become vested and non-forfeitable, and for any outstanding Performance Awards the target payout opportunities attainable under such Awards shall be deemed to have been fully earned as of the Change in Control based upon the greater of: (A) an assumed achievement of all relevant performance goals at the “target” level, or (B) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the Change in Control.

(ii)	To the extent such Awards are assumed, converted or replaced by the resulting entity in the Change in Control, if, within 24 months after the date of the Change in Control, the Service Provider has a Separation from Service by the Company other than for “cause” (which may include a Separation from Service by the Service Provider for “good reason” if provided in the applicable Award Agreement), as such terms are defined in the Award Agreement, then such outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to such outstanding Awards, other than for Performance Awards, shall lapse and become vested and non-forfeitable, and for any outstanding Performance Awards the target payout opportunities attainable under such Awards shall be deemed to have been fully earned as of the Separation from Service based upon the greater of: (A) an assumed achievement of all relevant performance goals at the “target” level, or (B) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the Change in Control.

15.3.2.	Change in Control Defined

Except as may otherwise be defined in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(i)

The acquisition by any Person of Beneficial Ownership of twenty-five percent (25%) or more of the outstanding voting power; provided, however, that the following acquisitions shall not constitute a Change in Control for purposes of this subparagraph (i): (A) any acquisition directly from the Company; (B) any acquisition by the Company or any of its Subsidiaries; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (iii) below; or

(ii)	Individuals who at the beginning of any two year period constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director of the Company during such two year period and whose election, or whose nomination for election by the Company’s stockholders, to the Board was either (A) approved by a vote of at least a majority of the directors then comprising the Incumbent Board or (B) recommended by a nominating committee comprised entirely of directors who are then Incumbent Board members shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act), other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or

(iii)	Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless following such Business Combination, (A) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the outstanding shares and outstanding voting securities immediately prior to such Business Combination own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company, as the case may be, of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities (provided, however, that for purposes of this clause (A) any shares of common stock or voting securities of such resulting entity received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners’ ownership of outstanding shares or outstanding voting securities immediately prior to such Business Combination shall not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting entity); (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities of such entity resulting from the Business Combination unless such Person owned twenty-five percent (25%) or more of the outstanding shares or outstanding voting securities immediately prior to the Business Combination; and (C) at least a majority of the members of the Board of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(iv)	Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

For purposes of subparagraph (iii), any Person who acquires outstanding voting securities of the entity resulting from the Business Combination by virtue of ownership, prior to such Business Combination, of outstanding voting securities of both the Company and the entity or entities with which the Company is combined shall be treated as two Persons after the Business Combination, who shall be treated as owning outstanding voting securities of the entity resulting from the Business Combination by virtue of ownership, prior to such Business Combination of, respectively, outstanding voting securities of the Company, and of the entity or entities with which the Company is combined.

Solely to the extent required by Section 409A, an event described above shall not constitute a Change in Control for purposes of the payment (but not vesting) provisions of any Award subject to Section 409A unless such event also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets within the meaning of Section 409A.

15.4.	Adjustments

Adjustments under this Section 15 related to shares of Stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

16.	NO LIMITATIONS ON COMPANY

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

17.	TERMS APPLICABLE GENERALLY TO AWARDS GRANTED UNDER THE PLAN

17.1.	Disclaimer of Rights.

No provision in the Plan or in any Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Subsidiary, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a Service Provider. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

17.2.	Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals), including, without limitation, the granting of stock options as the Board in its discretion determines desirable.

17.3.	Withholding Taxes.

The Company or a Subsidiary, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld (i) with respect to the vesting of or other lapse of restrictions applicable to an Award, (ii) upon the issuance of any shares of Stock upon the exercise of an Option or SAR, or (iii) otherwise due in connection with an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or the Subsidiary, as the case may be, any amount that the Company or the Subsidiary may reasonably determine to be necessary to satisfy such withholding obligation. The Company or the Subsidiary, as the case may be, may in its sole discretion, require or permit the Grantee to satisfy such obligations, in whole or in part, (i) by causing the Company or the Subsidiary to withhold the up to the maximum required number of shares of Stock otherwise issuable to the Grantee as may be necessary to satisfy such withholding obligation or (ii) by delivering to the Company or the Subsidiary shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the Subsidiary as of the date that the amount of tax to be withheld is to be determined. To the extent applicable, a Grantee may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

17.4.	Captions.

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or any Award Agreement.

17.5.	Other Provisions.

Each Award Agreement may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion. In the event of any conflict between the terms of an employment agreement and the Plan, the terms of the employment agreement govern.

17.6.	Number and Gender.

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

17.7.	Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

17.8.	Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Pennsylvania without giving effect to the principles of conflicts of law, and applicable Federal law.

17.9.	Section 409A.

The Plan is intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Grantee’s Separation from Service shall instead be paid on the first payroll date after the six-month anniversary of the Grantee’s Separation from Service (or the Grantee’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Board shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Grantee under Section 409A and neither the Company nor the Board will have any liability to any Grantee for such tax or penalty.

17.10.	Separation from Service.

The Board shall determine the effect of a Separation from Service upon Awards, and such effect shall be set forth in the appropriate Award Agreement. Without limiting the foregoing, the Board may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, the actions that will be taken upon the occurrence of a Separation from Service, including, but not limited to, accelerated vesting or termination, depending upon the circumstances surrounding the Separation from Service.

17.11.	Transferability of Awards.

17.11.1.	Transfers in General.

Except as provided in Section 17.11.2, no Award shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution, and, during the lifetime of the Grantee, only the Grantee personally (or the Grantee’s personal representative) may exercise rights under the Plan.

17.11.2.	Family Transfers.

If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Award (other than Incentive Stock Options) to any Family Member. For the purpose of this Section 17.11.2, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 17.11.2, any such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Awards are prohibited except to Family Members of the original Grantee in accordance with this Section 17.11.2 or by will or the laws of descent and distribution.

17.12.	Dividend Equivalent Rights.

If specified in the Award Agreement, the recipient of an Award under this Plan may be entitled to receive dividend equivalent rights with respect to the Common Stock or other securities covered by an Award. The terms and conditions of a dividend equivalent right may be set forth in the Award Agreement. Dividend equivalents credited to a Grantee may be paid in cash or deemed to be reinvested in additional shares of Stock or other securities of the Company at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend was paid to stockholders, as determined in the sole discretion of the Board. Notwithstanding the foregoing, in no event will dividends or dividend equivalents be paid on any Award or portion thereof that is unvested, nor on any Award that is subject to the achievement of performance criteria before the Award has become earned and payable.

    ATTN: STOCK PROGRAMS

    11955 FREEDOM DRIVE

    M/S: FS2-15-1

    RESTON, VA 20190

VOTE BY INTERNET - www.proxyvote.com or scan the barcode above

Use the Internet to transmit your proxy and/or voting instructions and for electronic delivery of information. Have your proxy and voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy and voting instruction form. Please see the reverse side of this card for information regarding specific voting deadlines.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Leidos in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your proxy and/or voting instructions. Have your proxy and voting instruction card in hand when you call and then follow the instructions. Please see the reverse side of this card for information regarding specific voting deadlines.

BY MAIL

Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to Leidos, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE CONFIRMATION

You may confirm that your instructions were received and included in the final tabulation to be issued at the Annual Meeting on May 12, 2017 via the ProxyVote Confirmation link at www.proxyvote.com by using the information that is printed in the box marked by the arrow Vote Confirmation is available 24 hours after your vote is received beginning April 27, 2017, with the final vote tabulation remaining available through July 12, 2017.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E21151-P90061	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY AND VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED

VOTE ON DIRECTORS - The Board of Directors recommends a vote FOR each of the nominees listed below.

1.	Nominees:		For	Against	Abstain

	1a.	Gregory R. Dahlberg	☐	☐	☐

	1b.	David G. Fubini	☐	☐	☐

	1c.	Miriam E. John	☐	☐	☐

	1d.	John P. Jumper	☐	☐	☐

	1e.	Harry M.J. Kraemer, Jr.	☐	☐	☐

	1f.	Roger A. Krone	☐	☐	☐

	1g.	Gary S. May	☐	☐	☐

	1h.	Surya N. Mohapatra	☐	☐	☐

	1i.	Lawrence C. Nussdorf	☐	☐	☐

	1j.	Robert S. Shapard	☐	☐	☐

	1k.	Susan M. Stalnecker	☐	☐	☐

	1l.	Noel B. Williams	☐	☐	☐

Please complete, date, sign and mail promptly in the enclosed envelope which requires no postage.

Please sign EXACTLY as name or names appear(s) hereon. When signing as attorney, executor, trustee, administrator or guardian, please give your full title. If a trust requires the signature of more than one trustee, all required trustees must sign.

VOTE ON PROPOSAL 2 - The Board of Directors recommends a vote FOR proposal 2.		For	Against	Abstain

2.	Approve, by an advisory vote, executive compensation.	☐	☐	☐

VOTE ON PROPOSAL 3 - The Board of Directors recommends a vote FOR EVERY YEAR on proposal 3.	Every Year	Every Two Years	Every Three Years	Abstain

3.	Approve, by an advisory vote, the frequency of the advisory vote on executive compensation. ☐	☐	☐	☐

VOTE ON PROPOSAL 4 - The Board of Directors recommends a vote FOR proposal 4.		For	Against	Abstain

4.	Approve our amended and restated 2006 Employee Stock Purchase Plan.	☐	☐	☐

VOTE ON PROPOSAL 5 - The Board of Directors recommends a vote FOR proposal 5.		For	Against	Abstain

5.	Approve our 2017 Omnibus Incentive Plan.	☐	☐	☐

VOTE ON PROPOSAL 6 - The Board of Directors recommends a vote FOR proposal 6.		For	Against	Abstain

6.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2017.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

*ADMISSION TICKET*

Please bring this top half of your proxy card, along with a government issued photo I.D.

in order to gain admission to the meeting.

You can view the Leidos Annual Report on Form 10-K and the proxy materials for the annual meeting on the

Internet at www.proxyvote.com

E21152-P90061

Proxy and Voting Instruction Card for the Annual Meeting of Stockholders - May 12, 2017

This Proxy and Voting Instruction Card is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Vincent A. Maffeo and Daniel J. Antal, and each of them, with full power of substitution, as proxies to represent the undersigned and to vote all of the shares of common stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Leidos Holdings, Inc. (the “Company”) to be held at the Company’s office, 700 N. Frederick Avenue, Gaithersburg, MD 20879, on Friday, May 12, 2017, at 9:00 a.m. (local time), and at any adjournment, postponement or continuation thereof (the “2017 Annual Meeting of Stockholders”), as indicated on the reverse side.

For stockholders who are participants in the Leidos, Inc. Retirement Plan (the “Leidos Retirement Plan”), the undersigned also hereby instructs the Trustee, Vanguard Fiduciary Trust Company, and any successor, to vote all of the shares of common stock held for the undersigned’s account in the Leidos Retirement Plan at the 2017 Annual Meeting of Stockholders, as indicated on the reverse side.

The shares of common stock to which this proxy and voting instruction card relates will be voted as directed. If this proxy and voting instruction card is properly signed and returned but no instructions are indicated with respect to a particular item, (A) the shares represented by this proxy and voting instruction card which the undersigned is entitled to vote will be voted (i) FOR each of the nominees standing for election as a director, (ii) FOR Proposal 2, (iii) in favor of EVERY YEAR on Proposal 3, (iv) FOR Proposal 4, (v) FOR Proposal 5, (vi) FOR Proposal 6 and (vii) in the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof and (B) the shares represented by this proxy and voting instruction card held for the undersigned’s account in the Leidos Retirement Plan will be voted in the same proportion as the shares held in the Leidos Retirement Plan for which voting instructions have been received are voted. This proxy and voting instruction card, if properly executed and delivered in a timely manner, will revoke all prior proxies and voting instruction cards executed and delivered by the undersigned.

For shares not held in the Leidos Retirement Plan, the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on May 11, 2017. For shares held in the Leidos Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on May 9, 2017.

Please complete, sign, date and return the Proxy and Voting Instruction Card promptly using the enclosed envelope.

(Continued and to be signed on reverse side.)